As filed with the Securities and Exchange Commission on July 12, 2005
Registration No. 333-125774

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Venture Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Washington	6022	91-1277503
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
721 College Street SE
PO Box 3800
Lacey, Washington 98509
(360) 459-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ken F. Parsons, Sr.
President and CEO
Venture Financial Group, Inc.
721 College Street SE
PO Box 3800
Lacey, Washington 98509
(360) 459-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Kenneth E. Roberts Andrew H. Ognall Foster Pepper Tooze LLP 601 SW Second Avenue, Suite 1800 Portland, Oregon 97204 (503) 221-0607	Stephen M. Klein Kimberly F. Stephan Graham & Dunn PC Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 340-9648
      Approximate Date of Proposed Sale to the public: The date of mailing of the enclosed proxy statement/prospectus to shareholders of Washington Commercial Bancorp.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, may determine.

Proxy Statement of Washington Commercial Bancorp	Prospectus of Venture Financial Group, Inc.
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
Dear Washington Commercial Bancorp Shareholders:
     The boards of directors of Venture Financial Group, Inc. (“Venture”) and Washington Commercial Bancorp (“WCB”) have unanimously approved an Agreement and Plan of Reorganization pursuant to which WCB would merge with and into Venture. We are sending you this proxy statement/ prospectus to ask you to vote in favor of the merger proposal.
     Upon completion of the merger, you will be entitled to receive within certain parameters, in exchange for your WCB shares, either cash, shares of Venture common stock, or a combination of cash and Venture common stock. Under the merger agreement, Venture will issue 568,683 shares of common stock and pay $12,226,676 in cash for all shares of WCB common stock, subject to adjustment if Venture’s average closing price is below $17.20 and disproportionate to a drop in an index of Pacific Northwest financial institution stocks.
     The value of the merger consideration will depend on the value of Venture common stock at closing and will fluctuate with the market price of Venture common stock. As explained in more detail in this document, whether you elect to receive cash or Venture common stock or a combination of both for your shares, the value of the consideration that you receive upon completion of the merger will be substantially the same, and will be based, in substantial part, on the average Venture common stock price used to calculate the merger consideration.
     The following table presents information regarding the implied value per share of WCB common stock converted in the merger when Venture common stock has a value of:

•	$21.50, the approximate value of Venture common stock on March 4, 2005, the date on which a term sheet was first presented to WCB by Venture;

•	$21.00, the closing price on July 8, 2005, the most recent practicable date on which a trade occurred prior to the printing of this document;

•	$19.25, the closing price on April 21, 2005, the day prior to public announcement of the proposed merger; and

•	$17.20, the average closing price at which the exchange ratio may be subject to adjustment.

	Value per WCB Share of
Assumed	Venture Stock Consideration
Market Value of			Value per WCB Share
Venture Common Stock	# of Venture Shares	Value	of Cash Consideration

$21.50	2.0465	$44.00	$44.00
$21.00	2.0709	$43.49	$43.50

$19.25	2.1661	$41.70	$41.71
$17.20	2.3023	$39.60	$39.61
A more detailed chart showing the cash and stock merger consideration at various average closing prices of Venture common stock is provided on page 30 of this document. After completion of the merger, current WCB shareholders will own approximately 8% of Venture’s common stock.
     Because the total amount of cash and stock to be issued is fixed, you may receive a combination of cash and stock that differs from your election if too many WCB shareholders elect to receive one form of consideration over the other.
     After careful consideration, your board of directors determined the merger to be fair to shareholders and in shareholder’s best interests, and unanimously approved the merger agreement.
     Your vote is very important. We cannot complete the merger unless two-thirds (2/3) of our outstanding shares vote to approve the merger. WCB’s board of directors is soliciting proxies from shareholders to vote at the special shareholder meeting. You do not need to attend the meeting to vote your shares, although you are invited to do so. Whether or not you choose to attend, please complete, sign, date and return the enclosed proxy.
     This proxy statement/ prospectus gives you detailed information about the merger and the special shareholder meeting. Before sending in your proxy or voting your shares, you should read this entire document, particularly the information under “Risk Factors” beginning on page 7.
     You should rely only on the information in this document or in other documents to which we refer you, concerning Venture, WCB and the proposed merger. We have not authorized anyone to provide you with information that is different.
     This document is dated July 11, 2005, and is being mailed to you on or about July 12, 2005.

James F. Arneson	Keith W. Brewe
President and CEO	Chairman
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the terms of the merger agreement or passed upon the adequacy or accuracy of this joint document. Any representation to the contrary is a criminal offense.

[Inside Front Cover]
WHERE YOU CAN FIND MORE INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about Venture from documents that are not included in or delivered with this document. See “Incorporation of Documents by Reference” on page 58. This information is available without charge to you upon written or oral request. If you request any incorporated documents, we will mail the documents and all exhibits specifically incorporated by reference in the requested documents to you by first class mail, or other equally prompt means.
      Please direct requests to:

Venture Financial Group, Inc.
721 College Street SE
PO Box 3800
Lacey, WA 98509
Attn: Leigh Baxter, Secretary
(360) 459-1100
(800) 301-7087
Email: lbaxter@venture-bank.com
      Only limited information is required to be provided about WCB in this document. WCB provides copies of its audited financial statements to its shareholders. WCB mailed financial statements for the fiscal year ended December 31, 2004, to its shareholders in April 2005. The financial statements and additional publicly available information about WCB is available to you without charge upon your written or oral request.
      Please direct requests to:

Washington Commercial Bancorp
15801 NE 85th Street
PO Box 2079
Redmond, WA 98073-2079
Attn: Carmen Swent, Executive Assistant
(425) 602-2804
Email: swent@redmondbank.com
To obtain timely delivery before the shareholder meeting, you must request the information no later than August 11, 2005. Venture’s documents can also be reviewed and copied from various free web sites including the Securities and Exchange Commission’s and Venture’s web sites listed below.
      Venture files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may obtain copies of these documents by mail from the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for information on the operation of the public reference room. In addition, Venture files reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information. Venture posts its SEC filings at http://www.venturebank.com/stockinformation.htm.
      Venture has filed a registration statement on Form S-4 to register with the SEC up to 850,000 shares of Venture common stock. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the address set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

Washington Commercial Bancorp
15801 NE 85th Street
Redmond, Washington 98073

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Washington Commercial Bancorp Shareholders:
      A special meeting of shareholders of Washington Commercial Bancorp will be held at Redmond National Bank, 15801 NE 85th Street, Redmond, Washington at 6:00 p.m., local time on August 18, 2005, for the following purposes:

•	To vote on a proposal to approve the Agreement and Plan of Reorganization and the accompanying Plan of Merger providing for the merger of Washington Commercial Bancorp with and into Venture Financial Group, Inc.; and

•	To transact other business that may properly come before the meeting, including, if necessary, any proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal.
      If you were a shareholder of record of common stock as of the close of business on July 11, 2005, you are entitled to receive this notice and vote at the special meeting, or any adjournment or postponement thereof.
      Your vote is important. Holders of two-thirds (2/3) of the shares of common stock outstanding on July 11, 2005, must vote in favor of the merger agreement for the merger to be completed. Whether or not you expect to attend the special meeting in person, please mark, sign, date and promptly return your proxy in the enclosed envelope.
      After careful consideration, the board of directors has determined that the merger agreement and the merger are in the best interests of Washington Commercial Bancorp and its shareholders. The board has adopted the merger agreement and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.
      In connection with the proposed merger, you may exercise dissenters’ rights as provided under Chapter 23B.13 of the Revised Code of Washington. If you meet all the requirements under applicable Washington law, and follow all of the required procedures, you may receive cash in the amount equal to the fair value of your shares of common stock. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights” in the attached proxy statement/ prospectus. The relevant provisions of the Washington law on dissenters’ rights are attached to this document as Appendix D.

By Order of the Board of Directors,

Beverly A. Galpin, Secretary
July 11, 2005

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will WCB shareholders receive in the merger?

A:	Venture will pay $12,226,676 in cash and will issue 568,683 shares of its common stock in exchange for all of the outstanding shares of WCB.

Q:	What will I receive in the merger?

A:	Under the merger agreement, unless you vote against the merger and provide a notice of dissent, you may elect to receive for your shares either:

• all cash,

• all Venture common stock, or

• a predetermined split of cash and Venture common stock based on the overall mix of cash and stock issued in the merger.

All elections are subject to the election, allocation and proration procedures described in this proxy statement/ prospectus. If too many shareholders elect one form of consideration over the other, you may not receive the form of merger consideration that you elect unless you elect to receive the predetermined split of cash and stock based on the overall mix of cash and stock issued in the merger. See “THE MERGER — Allocation and Proration” beginning on page 33 for a more detailed discussion of allocation procedures under the merger agreement.

Q:	What is the amount of cash or the number of shares of Venture common stock that I will receive for my shares of WCB common stock?

A:	Except for shareholders who elect the predetermined split of cash and stock, the actual amount of cash or number of shares of Venture common stock that you will receive for each of your WCB shares will not be determined until the third day immediately prior to the effective date of the merger (the “determination date”). Regardless of your election, the actual value of Venture common stock received will depend on the market price at the time of the merger. Those amounts will be determined based on a formula set forth in the merger agreement and described in this proxy statement/ prospectus, and made available following the determination date on WCB’s website at www.redmondbank.com. There is a table on page 30 that sets forth the per share cash consideration and the per share stock consideration that would be received by WCB shareholders based on a range of assumed average closing prices of Venture common stock as of the determination date. An additional table appears on page 32, which gives examples of the Venture common stock and cash that may be received based on three of the possible elections by WCB shareholders and on different average closing prices of Venture common stock.

Q:	Is the value of the per share consideration that I receive expected to be substantially equivalent regardless of which election I make?

A:	Yes. The formula that will be used to calculate the per share consideration is intended to substantially equalize the value of the consideration to be received for each share of WCB common stock in the merger, as measured during the valuation period ending on the determination date, regardless of whether you elect to receive cash or stock or a combination of cash and stock. As the value of Venture stock fluctuates with its trading price, however, the value of the stock you receive for a WCB share likely will not be the same as the cash to be paid per share on any given day before or after the merger.

Q:	Can WCB terminate the merger if the average closing price of Venture’s common stock falls below a certain level?

A.	Yes, WCB’s board of directors could give notice of its intent to terminate the merger if Venture’s stock price for the twenty trading days through and including the fifth business day prior to closing is less than $17.20 and that decline in Venture’s stock price from $21.50, the approximate value of Venture common stock on March 4, 2005, the date Venture presented an initial term sheet to WCB, is disproportionate to a decline in an equal-weighted index of publicity traded Pacific Northwest financial institutions over the same period of time. Venture could elect, however, to issue additional shares as determined by a formula in the merger agreement, which would permit the merger to proceed.

Q:	Will the aggregate merger consideration to be issued adjust under any circumstances?

A:	Yes, if WCB does not meet a tangible equity capital target set forth in the merger agreement, the amount of cash to be issued in the merger would be reduced by the shortfall from the agreed upon target.

Q:	When do I make my election to receive cash, stock or a combination of cash and stock?

A:	The exchange agent will send you a form that you may use to indicate your preference for cash, Venture common stock or a combination of cash and Venture common stock.

The deadline for returning your election form will be the date prior to the determination date, which will be determined based on the proposed effective date.

Q:	Am I guaranteed receipt of the merger consideration I elect?

A:	Only if you elect to receive the predetermined split of cash and stock. Because the total amount of Venture common stock and cash to be issued is fixed at 568,683 shares and $12,226,676 respectively, if you elect all cash or all stock you may receive a portion of your consideration in the form not elected.

Q:	What if I do not return the election form or fail to make an election?

A:	Your shares will be treated as “no-election shares” and you will be given either cash, stock or a combination of cash and stock depending on the mix of elections received from the other shareholders.

Q:	May I change my election?

A:	Yes, as long as your new election is received by the exchange agent before the election deadline. To change your election, you must send the exchange agent a written notice revoking any election previously submitted.

Q:	When do I send in my stock certificates?

A:	Please do not send your stock certificates with the proxy in the envelope provided with this document. You should follow the instructions that will be provided to you with the election form mailed separately by the exchange agent regarding how and when to surrender your stock certificates. If you make an election with regard to your shares, you should send your stock certificates in with your election form.

Q:	Has WCB’s financial advisor reviewed the proposed merger?

A:	Yes. Keefe, Bruyette & Woods, Inc. reviewed the proposed merger and has issued an opinion as to the fairness, from a financial point of view, of the merger consideration to WCB shareholders.

Q:	What are the tax consequences of the merger?

A:	We have structured the merger so that Venture and WCB and our respective shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for taxes payable with respect to cash received by WCB shareholders.

We expect that if you receive a combination of cash and stock in exchange for your WCB shares, you will be required to recognize any gain to the extent cash is received in the merger, and you will not be entitled to recognize any loss realized. If you receive solely cash in the merger, you will recognize any gain or loss realized on the disposition of your WCB shares. We urge you to consult your tax adviser to fully understand the tax consequences of the merger to you. Tax matters are very complicated and in many cases tax consequences of the merger will depend on your particular facts and circumstances.

Q:	What risks should I consider before I vote on the merger?

A.	We encourage you to read the detailed information about the merger in this document, including the “Risk Factors” section beginning on page 7.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible and we anticipate the merger will be completed in the third quarter of 2005. Because the merger is subject to shareholder and regulatory approval and other factors beyond our control, we cannot predict with accuracy the exact timing for completing the merger.

Q:	What regulatory approvals are required to complete the merger?

A.	Venture and WCB must obtain written approvals or waivers from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions.

Q:	Who will manage the combined company?

A:	Venture will be the surviving corporation in the merger and the executive officers of Venture immediately prior to the merger will continue to serve in their current positions with Venture until such time as their successors are duly elected and qualified. In addition, James F. Arneson, President and CEO of WCB, will serve as President of Venture and President and CEO of Venture Bank. Ken F. Parsons, Sr., President and CEO of Venture and Venture Bank will continue to serve as CEO of Venture and Chairman of Venture and Venture Bank.

Following the merger, current WCB directors James F. Arneson and Keith W. Brewe will join the expanded boards of directors of Venture and Venture Bank. All seven of the current Venture directors are expected to continue to serve following the merger.

Q:	How does the merger affect my outstanding options to purchase WCB common stock?

A:	At the time the merger becomes effective, Venture will assume WCB’s stock option plans and unexercised WCB options will be automatically converted into options to acquire shares of Venture common stock.

v

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	What are shareholders being asked to vote on at the shareholder meetings?

A:	WCB shareholders will vote on a proposal to approve the merger with Venture.

Q:	Who is eligible to vote?

A:	You are eligible to vote at the WCB special meeting of shareholders if you were a holder of WCB shares at the close of business on July 11, 2005.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement will be approved if the holders of two-thirds of the outstanding shares of WCB vote in favor of the merger. A failure to vote or an abstention will have the same effect as a vote against the merger.

Q.	Are there dissenters’ rights?

A.	Yes. Under Washington law, WCB shareholders may exercise dissenters’ rights. If you meet all the requirements under applicable Washington law and follow all of the required procedures, you may receive cash in the amount equal to the fair value of your shares. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights”. The relevant provisions of Washington law governing dissenters’ rights are attached to this document as Appendix D.

Q:	Have WCB’s board of directors approved the merger?

A.	Yes. After careful consideration, WCB’s board of directors determined the merger to be fair to and in the best interests of WCB’s shareholders, unanimously approved the merger agreement and recommended that shareholders vote in favor of the merger agreement.

Q:	What do I need to do now?

A:	First, carefully read this document and the documents incorporated by reference in their entirety. Then, vote your shares by:

• marking, signing, dating and returning your proxy card in the enclosed return envelope as soon as possible; or

• attending the special meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have not voted through your broker, you can change your vote at any time before your shares are voted at the special meeting. You can do this by:

• submitting a properly executed proxy bearing a later date;

• notifying Beverly A. Galpin, WCB’s corporate secretary, in writing of the revocation of your proxy; or

• voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.

Q:	Can I attend the special meeting even if I vote by proxy?

A:	Yes. You are welcome to attend and we encourage you to do so.

Q:	What if I do not vote or I abstain from voting?

A:	If you fail to respond or mark your proxy “abstain”, it will have the same effect as a vote against the merger proposal.

Q:	What if I sign and return a proxy without indicating for, against or abstain?

A:	If you submit a properly executed proxy but do not indicate how you want to vote, your proxy will be voted in favor of the merger proposal.

Q:	If my shares are held in “street name” by my broker or other nominee, will my broker vote my shares for me?

A:	No. If your shares are held by your broker or other nominee, you should receive this document and an instruction card from your broker. Your broker will vote your shares only if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker cannot vote your shares, which will have the same effect as a vote against the merger.

Q:	Should I send my stock certificates with my proxy?

A:	No, please do not send in your certificates with your proxy card. You will receive separate instructions on how to elect your desired consideration and to exchange your shares for the merger consideration from the Exchange Agent. If you do not know where your stock certificates are located, you may want to find them now, so you do not experience delays in receiving your merger consideration. If you have lost or misplaced your WCB stock certificates, please contact Carmen Swent at Redmond National Bank at (425) 602-2804.

Q:	Where do I get more information?

A:	If you have questions about the merger or submitting your proxy, or if you need additional copies of this document, the proxy card or any documents incorporated by reference, you should contact one of the following:

Leigh A. Baxter, Secretary Venture Financial Group, Inc. 721 College Street SE P.O. Box 3800 Lacey, WA 98509 (360) 459-1100 (800) 301-7087	Carmen Swent, Executive Assistant Washington Commercial Bancorp 15801 NE 85th P.O. Box 2079 Redmond, WA 98073-2079 (425) 602-2804

SUMMARY
      This summary includes information discussed in greater detail elsewhere in this document and does not contain all the information that may be important to you. You should carefully read this entire document and its appendices and the other documents to which this document refers you to before deciding how to vote your shares. Each item in this summary contains a page reference directing you to a more complete description of that item. We incorporate by reference important business and financial information about Venture into this document. For a description of this information, see the section “Incorporation of Documents by Reference” on page 58. You may obtain the information incorporated by reference without charge by following the instructions in the section “Where You Can Find More Information” on the inside front cover of this document.
The Companies (page 48)

Venture Financial Group, Inc.
721 College Street SE
PO Box 3800
Lacey, Washington 98509
(360) 459-1100
      Venture Financial Group, Inc., a Washington corporation, is a bank holding company and the parent company of Venture Bank, a Washington state-chartered bank. Venture Bank, headquartered in Lacey, Washington, offers business and consumer banking products and services at 14 financial centers in Lewis, Thurston, Pierce and King Counties. Venture Bank’s subsidiary Venture Wealth Management, Inc. offers investment services to consumers and commercial customers including retirement and estate planning, profit sharing plans and the sale of non-deposit investment products. Venture Wealth Management is headquartered in downtown Tacoma, Washington.

Washington Commercial Bancorp
15801 NE 85th Street
PO Box 2079
Redmond, Washington 98073-2079
(425) 881-8111
      WCB is a Washington corporation registered as a financial holding company under the Bank Holding Company Act of 1956. WCB’s principal operating subsidiary is Redmond National Bank, which was founded in 1988 and operates as a national bank offering business and consumer banking products and services at two locations in Redmond, Washington.
The Merger (page 17)
      Upon WCB shareholder approval and the satisfaction or waiver of the conditions to the merger, WCB will merge with and into Venture, immediately followed by the merger of Redmond National Bank with and into Venture Bank. WCB and Redmond National Bank will cease to exist as separate entities. The branches of Redmond National Bank will become Venture Bank financial centers.
      The merger agreement and related plan of merger are the legal documents that govern the merger of WCB with and into Venture and are attached to this document as Appendix A and Appendix B.
Merger Consideration (page 28)
      Under the terms of the merger agreement, Venture will issue 568,683 shares of its common stock and pay $12,226,676 in cash for all shares of WCB common stock outstanding as of the date of the merger agreement. If you do not vote against the merger and provide notice of dissent, you may elect to receive in exchange for each of your shares of WCB common stock either:

•	all cash, without interest;

•	all shares of Venture common stock; or

•	a predetermined combination of cash, without interest, and shares of Venture common stock based on the overall mix of cash and stock issued in the merger.
In each case, your election is subject to the allocation and proration procedures described in this proxy statement/ prospectus. Because the total amount of cash and stock to be issued by Venture in the merger is fixed, you may not receive all cash or all stock if either of those are your election.
      For shareholders electing to receive all cash or all Venture stock for their WCB shares, the actual amount of cash or number of shares of Venture common stock that you will receive for each of your shares of WCB common stock cannot be determined until the third business day immediately prior to the effective date of the merger (the “determination date”). Those amounts will be determined based on a formula set forth in the merger agreement and described under the heading “THE MERGER — Merger Consideration” beginning on page 28. The formula is intended to substantially equalize the value of the consideration to be received for each share of WCB common stock, as measured during the valuation period ending on the determination date, regardless of whether you elect to receive cash or stock, or elect the predetermined mix of cash and stock.
      For example, if the average closing price of Venture common stock during the valuation period was $21.00, WCB shareholders would receive consideration for each of their shares as follows:

•	A WCB shareholder receiving only cash would receive $43.50 in cash per WCB share; and

•	A WCB shareholder receiving only stock would receive 2.0709 shares of Venture common stock per WCB share (with a value, based on such average closing price, of $43.49 per WCB share).

      Stated differently, assuming a WCB shareholder owns 100 shares of WCB common stock (and based on the $21.00 assumed average closing price set forth in the preceding paragraph), if such shareholder made:

•	an all cash election, such shareholder would receive approximately $4,350 in cash;

•	an all stock election, such shareholder would receive 207 shares of Venture common stock (and cash in lieu of a fractional share) having a total value of approximately $4,350; or

•	a combination election, such shareholder would receive 102 shares of Venture common stock and cash of $2,201 (including cash in lieu of a fractional share), which together with the stock, would have a total value of $4,350.

      The actual amounts received will depend on the average closing price of Venture common stock as of the determination date and the actual allocation of cash and stock to those shareholders electing all cash or all stock will be subject in each case to the allocation and proration procedures described under the heading “THE MERGER — Allocation and Proration” beginning on page 33. Actual values of Venture common stock received will depend on the market price of Venture common stock at the time of the merger.
Dissenters’ Rights
      You are entitled to exercise statutory dissenters’ rights pursuant to Chapter 23B.13 of the Revised Code of Washington. A copy of Chapter 23B.13 is attached as Appendix D to this document. If you dissent from the merger, you will receive cash for the fair value of your shares as calculated in accordance with Chapter 23B.13. To dissent from the merger you must strictly comply with all the procedures required by Washington law including delivery to WCB of a notice of your intent to demand payment before the vote is taken and not voting your shares in favor of the proposed merger. If you elect to exercise dissenters’ rights under Washington law, you will be assured of receiving cash for your shares but the price will not be determined until after the merger is effective. The price you receive could be more or less than the consideration provided as the merger consideration.
Treatment of WCB Stock Options (page 35)
      At the time the merger becomes effective, Venture will assume WCB’s stock option plans and unexercised WCB options will be converted into replacement options to acquire shares of Venture common stock. The number of shares subject to each assumed option and the exercise price per share will be adjusted pursuant to the terms of the merger agreement. Other than the adjustment to the number of shares subject to each assumed option and the exercise price, the terms and conditions of WCB awards will otherwise remain the same.
Market Price Information for Venture and WCB Common Stock (page 11)
      Neither Venture’s nor WCB’s common stock is listed on a stock exchange or quoted on a market and no broker makes a market in Venture’s or WCB’s common stock. A broker who does not make a market in WCB’s common stock reports some trades in WCB common stock to the Pink Sheets under the symbol “WCRB.PK.” Trading has been limited to privately negotiated transactions. The last trading price of Venture’s common stock on April 21, 2005, the day before public announcement of the merger was $19.25. The last trading price on July 8, 2005, the last practicable date on which a trade occurred before the date of this document was $21.00.
      The last trading price of WCB’s common stock on April 21, 2005, the day before public announcement of the merger was $29.00. The last trading price on July 6, 2005, the last practicable date on which a trade occurred before the date of this document was $37.00.
Opinion of WCB’s Financial Advisor (page 22)
      On April 21, 2005, WCB’s financial advisor, Keefe, Bruyette & Woods, Inc. delivered its opinion to WCB’s board of directors. The opinion stated that as of April 21, 2005, and subject to the qualifications in the opinion, the merger consideration to be received by WCB shareholders is fair from a financial point of view to WCB shareholders. A copy of the opinion is attached as Appendix C to this document.
Special Meeting of WCB Shareholders (page 13)
      A special meeting of WCB shareholders will be held on August 18, 2005 at 6:00 p.m., local time, at Redmond National Bank, 15801 NE 85th Street, Redmond, Washington. At the meeting, shareholders will be asked to approve the merger.
Approval of the Merger Agreement Requires the Affirmative Vote of 66 2/3% of the Outstanding Shares of WCB Common Stock (page 14)
      For the merger to be approved, at least 66 2/3% of the outstanding shares of WCB common stock as of the record date must be voted at the special meeting in favor of approval. Venture’s shareholders do not have to vote on the transaction.
      As of the record date for the meeting, directors and executive officers of WCB, and their affiliates, owned approximately 34.43% (including shares issuable within 60 days upon the exercise of outstanding stock options) of the outstanding shares of WCB common stock. All of the directors of WCB have agreed to vote their shares in favor of approval of the merger agreement.
Recommendation of WCB’s Board of Directors (page 20)
      After careful consideration, the board of directors of WCB unanimously approved the merger agreement and determined that the merger is fair to and in the best interests of WCB’s shareholders.

Based on the reasons for the merger described in this document, including the fairness opinion, WCB’s board recommends that you vote “FOR” the proposal to approve the merger.
Interests of WCB’s Directors and Executive Officers (page 36)
      On July 11, 2005, WCB’s directors and executive officers beneficially owned 193,377 WCB shares, of which 159,162 are entitled to be voted at the meeting of WCB shareholders. Those shares constitute approximately 28.3% of the total shares outstanding and entitled to be voted. Each WCB director has agreed to vote his or her shares in favor of the merger. The merger agreement provides for indemnification of WCB’s directors and senior executive officers following the merger.
      WCB executive officers have interests in the merger that are different from, or in addition to, the interests of other shareholders. When considering the recommendation of WCB’s board of directors, you should be aware that James F. Arneson, President and CEO, has entered into an employment agreement with Venture that becomes effective upon consummation of the merger. Among other things, this agreement provides that Mr. Arneson will become the President and CEO of Venture Bank and President of Venture, and will also receive, in lieu of the change of control payment that Mr. Arneson would have been entitled to under his existing employment agreement with WCB in the event his employment terminates in connection with a change in control, a cash payment of $125,000 and the immediate grant of 5,000 shares of restricted stock of Venture upon consummation of the merger. Further, Mr. Arneson and Keith W. Brewe, WCB’s Chairman, will become directors of Venture and Venture Bank effective at closing. In addition, pursuant to existing employment agreements with WCB, William C. Parker, WCB’s Senior Vice President and Credit Administrator, and Beverly A. Galpin, a director and WCB’s Senior Vice President and Chief Financial Officer, would be entitled to receive cash payments of $226,000 and $228,000 respectively, based on 2004 compensation, if their employment terminates and the merger is consummated in 2005.
Conditions to the Merger (page 44)
      Completion of the merger depends upon a number of conditions being satisfied or, where legally permissible, waived, including among others:

•	WCB’s tangible equity capital exceeds agreed upon targets;

•	approval of the merger agreement by WCB shareholders;

•	receipt of required regulatory approvals and waivers;

•	absence of an injunction or regulatory prohibition to completion of the merger;

•	accuracy of the respective representations and warranties of Venture and WCB, subject to exceptions that would not have a material adverse effect on Venture or WCB;

•	receipt by each party of an opinion of Venture’s tax counsel that the merger will qualify as a tax-free reorganization;

•	the absence of any material adverse changes in the respective business of Venture and WCB; and

•	compliance in all material respects by Venture and WCB with their respective covenants in the merger agreement.
      We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation (page 44)
      The merger agreement contains provisions that prohibit WCB and its directors and officers from taking any action to solicit or encourage or engage in discussions or negotiations with any person or group with respect to an alternative acquisition proposal. WCB may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties after consultation with legal counsel. WCB must notify Venture of any alternative acquisition proposal.
Termination (page 46)
      WCB’s and Venture’s boards of directors may agree to terminate the merger agreement at any time prior to completing the merger, even after shareholder approval. Either Venture or WCB may terminate the merger agreement if the merger has not been completed by November 30, 2005; or if, after notice and an opportunity to cure, the other party has made a material misrepresentation or materially breached the merger agreement. WCB’s board of directors may also terminate the merger agreement upon advice of legal counsel that the fiduciary duties of the directors so require.
      WCB may give Venture notice of termination if Venture’s stock price drops below $17.20 and such a decline is disproportionate to a decline in an equal-weighted index of publicly traded Pacific Northwest financial institutions. If WCB chooses to terminate under these circumstances, Venture has the opportunity to elect to increase the amount of stock being issued in the merger. If Venture makes this election, no termination will occur due to the drop in Venture stock price.
Termination Fee (page 47)
      If the merger agreement is terminated by Venture because of an uncured material misrepresentation or material breach by WCB; by WCB pursuant to fiduciary duties upon advice of legal counsel; or by Venture after WCB’s board of directors fails to recommend to its shareholders approval of the merger, then WCB will pay Venture $250,000.
      If the merger agreement is terminated by WCB because of an uncured material misrepresentation or material breach by Venture, then Venture will pay WCB $250,000.
      In addition, and subject to exceptions discussed in detail in this document, if WCB enters into or recommends to its shareholders any alternative acquisition transaction prior to December 31, 2006, WCB will pay Venture $1,000,000 (less any termination fee already paid).
Regulatory Matters
      To complete the merger, Venture and WCB must obtain approvals or waivers from the Federal Deposit Insurance Corporation, Washington Department of Financial Institutions and Board of Governors of the Federal Reserve System. On June 27, 2005, Venture submitted its application to the FDIC and Washington Department of Financial Institutions and a request for waiver of prior approval to the Board of Governors of the Federal Reserve System.
Material United States Federal Income Tax Consideration to WCB Shareholders (page 39)
      In general, when you exchange your WCB common stock for shares of Venture common stock, you will not recognize any gain or loss for United States federal income tax purposes. If you receive a combination of cash and stock in exchange for your WCB shares, you will be required to recognize any gain to the extent cash is received, and you will not be entitled to recognize any loss realized. If you only receive cash in the merger, you will recognize any gain or loss realized on the disposition of your WCB shares.
Accounting Treatment for the Merger (page 41)
      The merger will be accounted for as a “purchase” under accounting principles generally accepted in the United States, for accounting and financial reporting purposes.

FORWARD-LOOKING INFORMATION
      This document contains and incorporates by reference forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to:

•	statements regarding the anticipated benefits of the merger including future financial and operating results, cost savings, revenue enhancements and accretion to earnings that may be realized;

•	statements relating to the estimated closing date of the merger;

•	statements about Venture’s and WCB’s respective business strategies, management plans and objectives after the merger; and

•	statements preceded by words such as “anticipates,” “expects,” “believes,” “estimates,” and “intends,” or similar expressions.
      These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to the factors set forth in the “Risk Factors” section below, in Venture’s filings with the SEC and the following:

•	political and economic conditions may be less favorable than expected;

•	credit quality may be less favorable than expected, resulting in increases in net charge-offs, the provision for loan losses, the level of non-performing assets, and loan loss reserve for the combined company;

•	customer borrowing, repayment, investment and deposit practices may be less favorable than expected;

•	interest rate fluctuations may be greater than expected;

•	the mix of interest rates and maturities of interest-earning assets and interest-bearing liabilities of the combined company may be less favorable than expected; and

•	competitive product and pricing pressures may increase significantly in the combined companies market areas.
      You should also carefully consider the risk factors contained in Venture’s filings with the SEC that are incorporated by reference into this document. Venture and WCB do not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you not to place undue reliance on forward-looking statements.

RISK FACTORS
      Completion of the merger represents an investment by WCB shareholders in Venture’s common stock which will subject investors to various risks. You should carefully consider the following additional risk factors beyond those generally applicable to an investment in a community bank, as well as other information contained in this document and in Venture’s filings with the SEC, before deciding how to vote on the merger.
The combined company may fail to realize all of the anticipated benefits of the merger.
      The merger is expected to generate after-tax cost savings and expense reductions when fully phased-in. The expense reductions are intended to be achieved by eliminating duplicative technology, operations, outside services and redundant staff, and through purchasing efficiencies. The combined company may fail to realize some or all or the anticipated cost savings and other benefits of the transaction.
Combining the two companies may be more difficult, costly or time-consuming than we expect.
      It is possible that the integration of WCB and Venture could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees.
The integration of the banking operations may not be completed smoothly, which could result in the loss of customers.
      At the time of the merger, Redmond National Bank will merge with Venture Bank and operate under the “Venture Bank” name. Redmond National Bank’s customers are accustomed to traditional community bank branch facilities and services. Venture Bank recently changed its name and brand and is in the process of remodeling many of its banking branches into financial centers. Venture intends to remodel WCB’s branches in a similar fashion. Such a conversion would involve costs and disrupt banking activities during the remodeling period, and would present a different banking experience. Some of WCB’s customers may not react favorably to these changes. There is a risk that some of the existing Redmond National Bank customers will not stay with Venture Bank during the remodeling period or after the conversion is completed. Further, there may be delays in completing the conversion, which could cause confusion and disruption in the business of those branches.
Venture’s strategic plan contemplates growth through acquisitions and de novo branches, which could adversely affect net income.
      Venture anticipates seeking out acquisition opportunities of financial institutions and assets in its primary market areas. There are risks associated with acquisitions that could adversely impact net income including, among others, incorrectly assessing the asset quality of an acquired institution, underestimating costs of integrating acquired businesses into Venture, and not being able to profitably deploy acquired funds. The costs of de novo branching could exceed estimates.
      Furthermore, we can give you no assurance about the extent to which Venture can continue to grow through acquisitions or de novo branching.
Venture could issue capital stock in connection with future acquisitions, which would have a dilutive effect on ownership and could be dilutive to earnings.
      Venture may issue capital stock in connection with acquisitions. Venture does not currently have any definitive understandings or agreements for any acquisitions other than the merger agreement with WCB. Venture anticipates that it will continue to expand by acquisition in the future.

Venture’s corporate documents contain anti-takeover provisions that could dissuade potential buyers from attempting to acquire Venture.
      Venture has anti-takeover provisions in its articles of incorporation that may impede the takeover of Venture without the approval of its board of directors and thereby prevent you from taking part in a transaction in which you could realize a premium over the current market price of Venture common stock. The anti-takeover measures include among other things, provisions for preferred stock and the ability of the board of directors to consider non-monetary factors in evaluating a takeover proposal.
Venture Bank operated a small loan division, but eliminated this line of business June 30, 2005, which could adversely impact future earnings.
      In April 2001, Venture Bank entered into a Marketing and Servicing Agreement with Advance America, a group of companies that operate cash advance centers throughout the United States. Under this agreement, Venture Bank offered short-term consumer loans, or “payday loans”, to customers in the state of Arkansas. Advance America acted as Venture Bank’s agent in marketing and collecting the loans. WCB and Redmond National Bank do not offer payday loans. Venture exited the small loan business effective June 30, 2005. While the small loan division made up approximately 0.61% of Venture’s loan portfolio at March 31, 2005, the small loan division contributed approximately 10.08% of Venture’s net income for the quarter then ended.
Venture stock is not traded on any securities exchange or market, making it difficult for you to sell your shares.
      Venture shares are not traded on any public market or listed on any stock exchange. As a result, it can be difficult for holders of Venture stock to achieve liquidity in their stock and may continue to be so in the future. WCB shareholders should consider the differences between the stock they currently hold, which is reported on a limited basis on the Pink Sheets, and Venture stock, in determining whether to vote for approval of the merger agreement and in electing their desired mix of consideration. After consummation of the merger, Venture plans to arrange for quotations on the Over-The-Counter Bulletin Board or similar system, which requires that brokers make a market in Venture’s common stock. No broker currently makes a market in Venture’s common stock and there is no guarantee that any brokers will make a market in Venture’s common stock. In any case, you should consider share ownership a long term investment.

SELECTED FINANCIAL AND PER SHARE DATA
Venture Historical
      The following selected consolidated financial data for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 is derived from the audited consolidated financial statements of Venture. The financial information of and for the three months ended March 31, 2005 and 2004 is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Venture considers necessary for a fair presentation of the financial results of operations for such periods. See “Incorporation of Documents by Reference” on page 58 for information on where these documents are available. This information is only a summary and you should read it with the financial statements and notes thereto referenced to above.
      Venture will incur merger and restructuring expenses as a result of the merger. Venture and WCB anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The historical information presented below does not reflect these financial expenses or benefits and does not attempt to predict or suggest future results.

	Three Months Ended
	March 31,		Fiscal Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands except share data)
Operating Results
Interest income	$8,786	$7,561	$31,828	$31,356	$29,974	$29,788	$26,964
Interest expense	2,323	1,497	6,694	6,166	6,552	10,390	10,410

Net interest income	6,463	6,064	25,134	25,190	23,422	19,398	16,554
Provision for loan and lease losses	215	132	227	2,329	2,343	1,716	(50)
Noninterest income	2,050	1,796	13,569	12,560	7,865	6,324	4,975
Noninterest expense	5,331	4,926	21,078	22,192	20,073	17,701	15,098

Income before provision for income taxes	2,967	2,802	17,398	13,229	8,871	6,305	6,481
Provision for income taxes	934	894	5,621	4,173	2,659	1,868	2,120

Net income	$2,033	$1,908	$11,777	$9,056	$6,212	$4,437	$4,361

Per Share Data
Basic earnings per common share	$0.31	$0.29	$1.82	$1.38	$0.95	$0.68	$0.67
Diluted earnings per common share	$0.30	$0.28	$1.77	$1.32	$0.93	$0.66	$0.65
Cash dividends declared per common share	$0.07	$0.05	$0.20	$0.16	$0.13	$0.13	$0.13
Ratio of dividends declared to net income	21.00%	15.95%	11.25%	11.57%	14.13%	19.70%	19.88%
Book value per share	$8.90	$7.75	$8.86	$7.52	$6.72	$5.92	$5.25
Financial Ratios
Return on average equity	14.07%	15.73%	22.99%	19.55%	15.13%	12.12%	13.62%
Return on average assets	1.45%	1.50%	2.23%	1.88%	1.56%	1.27%	1.40%
Net interest margin	5.13%	5.33%	5.28%	5.91%	6.84%	6.37%	5.84%
Balance Sheet Data at Period End
Loans and leases	$447,733	$371,110	$429,523	$363,493	$362,132	$288,701	$255,183
Allowance for loan and lease losses	$7,167	$7,506	$7,189	$7,589	$7,947	$4,088	$3,503
Allowance as percentage of loans	1.60%	2.02%	1.67%	2.09%	2.19%	1.42%	1.37%
Total assets	$578,181	$511,744	$556,216	$513,900	$474,450	$364,623	$324,235
Total deposits	$359,494	$378,369	$326,721	$382,223	$384,207	$313,730	$271,377
Total shareholders’ equity	$58,022	$49,955	$57,840	$48,673	$44,209	$38,795	$34,373

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA
      The table below presents the closing prices per share for Venture and WCB common stock as reported to the companies on April 21, 2005, the last day on which a trade occurred prior to the public announcement of the merger, and as of July 8, 2005, the most recent date on which a trade of Venture’s stock occurred prior to the printing of this document, together with the pro forma equivalent market value of WCB shares after giving effect to the merger.

	Market Value per Share

			WCB
	Venture	WCB	Equivalent

Price per share:
April 21, 2005	$19.25	$29.00	$41.70
June 30, 2005	$21.00	$37.00	$43.49
      The equivalent per share data for WCB is calculated by multiplying the per share data for Venture by the exchange ratio, as calculated pursuant to the merger agreement, with respect to WCB shares converted into Venture shares in the merger. The exchange ratio associated with a Venture stock price of $19.25 is 2.1662; the exchange ratio associated with a Venture stock price of $21.00 is 2.0709. This data should be read in conjunction with the financial statements and other financial information included elsewhere in this document and incorporated herein by reference. The pro forma data are not necessarily indicative of future operating results or the financial position that will occur upon consummation of the merger.

STOCK PRICE DATA AND DIVIDEND INFORMATION
      Neither WCB’s nor Venture’s common stock is listed on a stock exchange or quoted on an organized market. No broker makes a market in Venture’s or WCB’s common stock, and trading has been limited to privately negotiated transactions. A broker who does not make a market in WCB’s common stock reports some trades in WCB common stock to the Pink Sheets under the symbol “WCRB.PK.”
      The following table lists the high and low sales prices for each of Venture’s and WCB’s common stock, if and as reported to each company’s transfer agent for each quarterly period beginning with January 1, 2003, and as adjusted for subsequent stock splits and stock dividends declared. Because only limited data is available and few shares trade, the data may not accurately reflect the actual market value of Venture’s or WCB’s stock. The table also lists the cash dividends declared by Venture over the same period. WCB has not issued any cash dividends. In the absence of the proposed merger, WCB does not anticipate paying a cash dividend in the foreseeable future. Rather, WCB planned to continue to retain earnings to provide capital to fund its operations.

	Venture Common Stock			WCB Common Stock

	High	Low	Dividend	High	Low	Dividend

2003
1st quarter	$23.33	$9.33	$0.033	$18.50	$18.00	$—
2nd quarter	$14.67	$14.00	$0.033	$—	$—	$—
3rd quarter	$15.33	$14.00	$0.047	$20.50	$20.00	$—
4th quarter	$15.33	$14.00	$0.047	$20.00	$20.00	$—
2004
1st quarter	$15.67	$15.17	$0.047	$24.00	$24.00	$—
2nd quarter	$16.00	$15.17	$0.047	$25.50	$24.00	$—
3rd quarter	$16.20	$15.50	$0.050	$26.00	$26.00	$—
4th quarter	$23.00	$15.95	$0.060	$27.50	$26.50	$—
2005
1st quarter	$22.90	$20.00	$0.065	$28.00	$28.00	$—
2nd quarter	$21.00	$19.00	$0.070	$37.00	$28.50	$—
3rd quarter (through July 8)	$21.00	$19.00	$—	$37.00	$37.00	$—
      Venture’s common stock is registered under the Securities Exchange Act of 1934, as amended. On July 11, 2005, Venture common stock was held of record by approximately 1,464 shareholders, a number that does not include beneficial owners who hold shares in “street name.”
      As of July 11, 2005, the 561,548 outstanding shares of WCB common stock were held by approximately 258 holders of record.
Venture Dividend Policy
      Venture’s board of directors reviews financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, declares a cash dividend to shareholders. Although Venture expects to continue to pay cash dividends, future dividends are subject to legal limitations and to the discretion of the board.

Shares Owned by Venture’s Directors and Officers
      On July 11, 2005, Venture’s directors owned 1,807,446 shares, constituting approximately 27.4% of the total shares outstanding. The following tables set forth information as of July 11, 2005, regarding the shares of Venture common stock beneficially owned by:

•	each person (other than executive officers or directors whose stock ownership is listed below) know by Venture to own more than 5% of Venture’s common stock;

•	each Venture director;

•	each of Venture’s executive officers (other than those also serving as directors); and

•	Venture’s directors and executive officers as a group.
Except as noted below, each holder has sole voting and investment power with respect to shares of Venture common stock listed as owned by such person or entity. Venture directors Jewell Manspeaker, Patrick Martin and A. Richard Panowicz are each deemed to beneficially own 720,468 shares held by the Venture Financial Group, Inc. Employee Stock Ownership Plan, the “KSOP”. As trustees of the KSOP, Messrs. Manspeaker, Martin and Panowicz vote the 720,468 shares.

	Number
	of Shares	Percentage of
	of Common	Outstanding
Name, Position and Address	Stock Owned	Common Stock

Principal Shareholders (5% Owners exclusive of Directors and Executive Officers)
Venture Financial Group, Inc.	720,468	10.92	%(1)
Employee Stock Ownership Plan (KSOP)
721 College Street SE, Lacey, Washington
Directors and Executive Officers
Lowell (Sonny) E. Bridges, Director	57,412	*	(2)
Linda E. Buckner, Director	46,296	*	(3)
Jewell C. Manspeaker, Director	757,674	11.48	%(4)
Patrick L. Martin, Director	846,228	12.83	%(5)
A. Richard Panowicz, Director	879,183	13.33	%(6)
Ken F. Parsons, Sr., Chairman, President & CEO	620,956	9.41	%(7)
Larry J. Schorno, Director	74,133	1.12	%(8)
Other Executive Officers
Patricia A. Graves, Executive Vice President/ Retail Banking	63,241	*	(9)
Bruce H. Marley, Executive Vice President/ Chief Lending Officer	9,636	*	(10)
Executive Officers and Directors as a Group (9 individuals)	1,913,823	29.01	%(2-10)

*	Less than 1%

(1)	The KSOP votes and is considered to beneficially own the shares along with KSOP trustees Messrs. Manspeaker, Panowicz and Martin.

(2)	Includes 1,800 shares subject to options exercisable within 60 days; 19,330 shares held jointly with his spouse; and 6,471 shares in an Investment Retirement Account (IRA) for his benefit.

(3)	Includes 26,385 shares held jointly with her spouse; and 8,163 held by her spouse in an IRA for his benefit.

(4)	Includes 720,468 shares held by the KSOP, considered beneficially owned by Mr. Manspeaker as a trustee of the KSOP; 20,106 shares held jointly with his spouse and 17,100 shares subject to options exercisable within 60 days.

(5)	Includes 720,468 shares held by the KSOP, considered beneficially owned by Mr. Martin as a trustee of the KSOP; 3,732 shares held in an IRA for the benefit of his spouse; 87,124 shares held jointly with his spouse; and 1,035 shares held in custodial accounts for the benefit of Mr. Martin’s grandchildren with his wife acting as custodian.

(6)	Includes 720,468 shares held by the KSOP, considered beneficially owned by Mr. Panowicz as a trustee of the KSOP; 38,232 shares held in an IRA for his benefit; 13,230 shares held in the Rick & Pam Panowicz Charitable Remainder Unitrust; 94,992 shares held jointly with his spouse; and 4,200 shares subject to options exercisable within 60 days.

(7)	Includes 5,590 shares held in an IRA for the benefit of his spouse; 10,099 shares held in an IRA for his benefit; 185,883 held jointly with his spouse; 300,000 held by Parsons Investments LLC; 108,984 shares held in the KSOP for his benefit; and 10,400 shares subject to options exercisable within 60 days.

(8)	Includes 64,710 shares held jointly with his spouse; and 9,423 shares held by a trust established pursuant to the estate of Arthur Crate, of which Mr. Schorno is executor.

(9)	Includes 17,503 shares held jointly with her spouse; 15,588 shares held in the KSOP for her benefit; and 30,150 shares subject to options exercisable within 60 days.

(10)	Includes 1,750 shares held jointly with his spouse; 6,000 shares held in an IRA for his benefit; 986 shares held in the KSOP for his benefit; and 900 shares subject to options exercisable within 60 days.
WCB SPECIAL MEETING
When and Where the Meeting Will Be Held
      A special meeting of WCB shareholders will be held on August 18, 2005, at 6:00 p.m., local time, at Redmond National Bank, 15801 NE 85th Street, Redmond, Washington.
Purpose of the Meeting
      At the meeting, WCB shareholders will consider and vote on a proposal to approve the merger of WCB with and into Venture.
Who May Vote
      WCB’s board of directors has fixed the close of business July 11, 2005 as the record date for determining the WCB shareholders entitled to receive notice of and vote at the special meeting. As of that date, there were 561,548 shares outstanding held by approximately 258 holders of record.
Voting
      You may vote in person at the meeting, but you do not have to attend the meeting to vote your shares. You may vote your shares by proxy. Even if you plan to attend the meeting, you should submit a properly executed proxy by completing, signing, dating and returning the proxy card.
      If you submit a signed proxy with no instructions, the named proxy holders will vote your shares in favor of the merger. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting or any adjournments or postponements thereof. The board of directors has named Carmen Swent and Heather Schidler as the proxy holders. Their names appear on the proxy form accompanying this document. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person to further vote your shares by proxy.
      If your shares are held in street name, you will receive voting instructions from your broker or other nominee. Your broker cannot vote for or against the proposed merger without instructions from you. If your broker does not vote your shares, they will effectively be counted “against” the merger. If your shares are held in street name, you will not be able to vote in person at the meeting but you are welcome to attend the meeting.
Revoking a Proxy
      You may revoke your proxy at any time before the vote is taken at the meeting by:

•	submitting a properly executed proxy on a later date;

•	notifying WCB’s corporate Secretary, Beverly A. Galpin, in writing of the revocation of your proxy; or

•	voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.
      You may still attend the meeting even if you have submitted a proxy. Written notices of revocation and other communications regarding solicitation or revocation of proxies should be addressed to:
Washington Commercial Bancorp
15801 NE 85th Street
Redmond, WA 98052
Attn: Beverly A. Galpin, Secretary
      If your shares are held in street name, you should follow your broker’s instructions regarding revocation.
How We Determine a Quorum
      We must have a quorum to conduct any business at the WCB shareholder meeting. Shareholders holding at least a majority of the outstanding shares of WCB’s common stock must attend the meeting in person or by proxy to have a quorum. If you come to the meeting or submit a proxy, but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.
How We Count Votes
      Each share is entitled to one vote. The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against the merger, but they will have the effect of a vote against the proposal.
      A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.
Vote Required to Approve the Merger
      The affirmative vote of the holders of two-thirds of all shares of WCB common stock outstanding on the record date is required to approve the merger agreement. An abstention or a broker non-vote will therefore have the effect of a vote against the merger agreement. WCB’s board of directors urges you to submit your proxy by mail as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.
Shares Owned by Directors, Executive Officers and Certain Beneficial Owners
      On July 11, 2005, WCB directors owned 154,977 shares entitled to vote at the special meeting, constituting approximately 27.6% of the total shares outstanding and entitled to vote at the meeting. All WCB directors have agreed to vote their shares in favor of the merger.

      The following tables set forth information as of July 11, 2005, regarding the shares of WCB common stock beneficially owned by

•	each person (other than executive officers or directors whose stock ownership is listed below), known by WCB to own beneficially more than 5% of WCB’s common stock;

•	each director of WCB (including two executive officers);

•	each executive officer of WCB and/or Redmond National Bank (other than those also serving as directors); and

•	all directors and executive officers of WCB as a group.

•	Except as noted below, each holder has sole voting and investment power with respect to shares of WCB common stock listed as owned by such person or entity.

	Number
	of Shares	Percentage of
	of Common	Outstanding
Name, Position and Address	Stock Owned	Common Stock

Principal Shareholders (5% Owners exclusive of Directors and Executive Officers)
Keith Galpin	49,302	8.78%	(1)
12811 NE 142nd Street
Kirkland, WA 98034
Directors and Executive Officers
James F. Arneson, Director, President and CEO	4,281	0.76%	(2)
Keith W. Brewe, Chairman	37,883	6.75%	(3)
James E. Cumming, Director	9,791	1.74%	(4)
Andrew Fallat, Director	11,065	1.97%
Beverly A. Galpin, Director, Senior Vice President and Chief Financial Officer	34,991	6.23%	(5)
Jay Vander Pol, Director	6,659	1.19%	(6)
Ronald B. Douglass, Director	63,912	11.38%	(7)
Steve Engstrom, Director	15,846	2.82%	(8)
Other Executive Officers
William Parker, Senior Vice President	8,909	1.59%	(9)
Officers & Directors as a Group (9 Individuals)	193,337	34.43%	(2-9)

(1)	Includes 33,654 shares held jointly with spouse; 10,644 shares held in IRA accounts for the benefit of Mr. Galpin; 4,439 shares held in an IRA for benefit of his spouse; 565 shares held in custodial accounts for benefit of his grandchildren where he and his wife are custodians.

(2)	Includes 63 shares held jointly with spouse; 3,136 shares held in IRAs for the benefit of Mr. Arneson; and 1,082 shares of vested but unexercised stock options which could be acquired within 60 days.

(3)	Includes 12,941 shares held by the Brewe Family Partnership and 5,655 shares of vested but unexercised stock options which could be acquired within 60 days.

(4)	Includes 7,083 shares held jointly with spouse and 2,708 shares of vested but unexercised stock options which could be acquired within 60 days.

(5)	Includes 3,774 shares held in an IRA account for benefit of Ms. Galpin and 14,695 shares of vested but unexercised stock options which could be acquired within 60 days.

(6)	Includes 2,708 shares of vested but unexercised stock options which could be acquired within 60 days.

(7)	Includes 457 shares held by his spouse; 1,403 shares held in IRA accounts for the benefit of his spouse; 44,417 shares held in IRA accounts for the benefit of Mr. Douglass; and 436 shares of vested but unexercised stock options which could be acquired within 60 days.

(8)	Includes 13,138 shares held jointly with spouse and 2,708 shares of vested but unexercised stock options which could be acquired within 60 days.

(9)	Includes 4,726 shares held jointly with spouse and 4,183 shares of vested but unexercised stock options which could be acquired within 60 days.

Proxy Solicitation
      The accompanying WCB proxy is being solicited by WCB’s board of directors. WCB will bear the cost of soliciting proxies. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward proxy soliciting materials to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of WCB and Redmond National Bank, acting on WCB’s behalf, may solicit proxies personally. WCB may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to any of the officers, directors or employees of WCB or Redmond National Bank.

THE MERGER
      The following description of the merger is not complete and is qualified in its entirety by reference to the merger agreement attached as Appendix A and the plan of merger attached as Appendix B. We urge you to carefully read the merger agreement and the plan of merger.
General
      Venture, Venture Bank, WCB and Redmond National Bank have entered into an Agreement and Plan of Reorganization dated April 21, 2005. The Agreement and Plan of Reorganization is generally referred to as the merger agreement in this document. For the purposes of the Washington Business Corporation Act, the merger of Venture and WCB will be effected pursuant to a plan of merger.
      Subject to the terms and conditions of the merger agreement, and in accordance with Washington law, when the merger becomes effective, WCB will merge with and into Venture. Venture will be the surviving corporation, and the separate corporate existence of WCB will cease upon completion of the merger. Immediately after the merger of WCB into Venture, Redmond National Bank will merge with and into Venture Bank, with Venture Bank surviving the merger.
      In the merger, WCB shareholders will be entitled to receive cash, Venture common stock, or a combination of cash and Venture common stock, as described below. The merger consideration is subject to possible adjustments. See “— Consideration.” Venture’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company. See “COMPARISON OF RIGHTS OF SHAREHOLDERS.”
      After completion of the merger, WCB shareholders who receive Venture common stock in exchange for their WCB common stock will own approximately 8% of the combined company.
Background of the Merger
      Venture Financial Group, Inc. is the holding company for Venture Bank. Venture Bank opened its first financial center in May 1979 (under the name of Lacey Bank), with the goal to create a local community bank that would provide a level of customer service and experience that was missing at large banks headquartered out of state. Over the years, Venture Bank has grown to an asset size of over $500 million, with fourteen financial centers in four Western Washington Counties (Lewis, Thurston, Pierce, and King). Venture Bank’s long-term growth strategy is focused on expanding its presence along the rapidly growing, highly visible interstate highway corridors in Washington’s Puget Sound region.
      Washington Commercial Bancorp is the holding company for Redmond National Bank, which offers community banking services from two offices in Redmond, Washington. Redmond National Bank was formed in 1988 and opened its second office in 1997. In 2002 WCB’s board of directors determined that a new strategic direction was appropriate, and in 2003 James F. Arneson was hired as President and CEO. Mr. Arneson’s hiring began a strategy focused on growth and expansion. Redmond National Bank planned for and took initial implementation steps to change its culture, name, and brand position, to secure additional branch locations and to broaden its offering of products and services.
      At their regular meeting on February 16, 2005, the Venture and Venture Bank boards of directors discussed possible candidates to fill the vacancies created by the departure of Venture Bank’s President and Venture’s Chief Financial Officer on February 14, 2005. The board decided to hire an interim Chief Financial Officer and to focus on searching for a President and CEO that could play an important role in executing Venture’s strategic plan. Venture Chairman and CEO Ken F. Parsons, Sr. started a list of potential candidates and the board agreed that Mr. Arneson would be a good candidate because of his previous employment experience with Venture as its Chief Financial Officer, knowledge of Venture’s culture, capabilities and strong ties to Venture’s primary market areas and targeted growth areas.
      Also on February 16, 2005, Mr. Arneson, as a shareholder of Venture and a former member of the management team, contacted Mr. Parsons to alert him to certain rumors that Mr. Arneson was aware of regarding changes in Venture’s leadership. Mr. Parsons confirmed that Venture Bank’s President and Venture’s Chief Financial Officer were no longer with the company, and subsequently inquired whether Mr. Arneson might be interested in the position of President of Venture Bank. After Mr. Arneson indicated that he was committed to his current position with WCB, Mr. Parsons suggested that it might make sense for the two companies to consider a merger, in which Mr. Arneson would serve as President and CEO of the combined bank. Mr. Arneson agreed to consider the matter.
      Mr. Arneson telephoned Mr. Parsons on February 20, 2005, and indicated that he had considered the opportunity and would discuss the matter with his Chairman, Keith Brewe, and with the WCB board of directors. Mr. Arneson indicated that his Board would meet on February 22, 2005, to discuss the possible merger.
      Mr. Parsons contacted the members of Venture’s Executive Committee on February 21, 2005, to determine the level of interest in pursuing discussions with WCB. At this time, Mr. Parsons also contacted a financial advisor to work with Venture in connection with the merger. Venture’s securities and corporate counsel, Foster Pepper Tooze LLP, were also brought onto the merger team to provide legal services relating to this transaction.
      At a special meeting on February 22, 2005, Messrs. Arneson and Brewe informed the WCB board of Mr. Parsons’ overture. After discussion, the board authorized management to open dialogue with Venture to ascertain the nature and terms of a possible merger transaction.
      Mr. Parsons and Lawrence J. Schorno, a Venture director, met on February 23, 2005, with Messrs. Brewe and Arneson to discuss the background, operating philosophies and strategies of Venture Bank and Redmond National Bank. Messrs. Parsons and Schorno outlined the general terms of a merger proposal. Following this meeting certain financial and operating information was provided to Venture for their consideration in preparing a more detailed proposal. On February 23, 2005, Venture and WCB entered into a mutual confidentiality agreement.
      On February 28, 2005 the WCB board met with representatives of Graham & Dunn PC, WCB’s legal counsel. Messrs. Arneson and Brewe updated the board on their February 23 meeting with Venture and on the status of discussions. In consideration of their duties and responsibilities as directors, and in anticipation of receiving a formal proposal from Venture, the board agreed to engage a financial advisor to assist them in the evaluation of a proposal, and to supply a fairness opinion should a transaction materialize. On March 8, 2005, WCB formally engaged Keefe, Bruyette & Woods, Inc. (“KBW”) as financial advisor.
      On March 4, 2005 Messrs. Parsons and Schorno presented a written preliminary indication of interest to Messrs. Arneson and Brewe, and on March 7, Messrs. Arneson and Brewe met with representatives from Graham & Dunn and KBW to discuss the terms of that proposal. After these discussions, Mr. Arneson contacted Mr. Parsons and a number of the terms of the original proposal were renegotiated.
      On March 7, Messrs. Parsons and Arneson, and financial advisors to Venture and WCB participated in a conference call to discuss the terms of the revised proposal.
      On March 8, Venture’s board met and authorized management to present a proposal to acquire WCB based on the revised terms discussed on March 7. WCB’s board also met on March 8, 2005 to consider the revised proposal. After reviewing KBW’s analysis of the transaction the board expressed reservation that the consideration offered was insufficient, and voted to reject the proposal and to resume the execution of Redmond National Bank’s expansion plans. Messrs. Arneson and Brewe called Mr. Parsons to communicate WCB’s decision. Both parties agreed to review the issues raised by the board in a face-to-face meeting.
      On the March 9, Messrs. Arneson and Brewe met with Messrs. Parsons and Steve Saari, Venture’s controller, to discuss Venture’s proposal and the differences between Venture’s and WCB’s analysis of a potential business combination. During that meeting the assumptions used by Venture in their preparation of the proposal and the assumptions used by WCB in their evaluation were discussed and compared.

      On March 10, Venture’s board met with their financial advisor and reviewed the previous day’s discussions with WCB. After significant discussion of the proposed transaction, the board authorized its financial advisor to contact KBW to discuss further revisions to the term sheet and to ascertain WCB’s level of interest. Venture’s financial advisor and KBW refined the assumptions used to determine an acceptable merger consideration and discussed ranges of merger consideration that would be acceptable to their respective clients. After that discussion, KBW notified WCB of Venture’s revised proposal with respect to the merger consideration. With the revised proposal based on additional information gained about Venture’s assumptions, KBW updated its analysis of the transaction.
      The WCB board met later on March 10 and were briefed on the activities since their last meeting. KBW presented its updated analysis of the Venture proposal. After additional discussion, the WCB board agreed to accept the proposal and begin the formal due diligence process with Venture, and to proceed with negotiating a definitive merger agreement, consistent with the revised term sheet.
      On March 23, 2005, the parties executed a term sheet that embodied the proposed merger consideration and other principal terms of the merger. During the period from March 24 to mid-April, WCB and Venture, and their respective legal counsel and financial advisors, conducted due diligence. On April 9, Venture’s legal counsel commenced drafting definitive documentation with respect to the proposed merger and the parties negotiated the terms of the definitive Agreement and Plan of Reorganization.
      On April 20, Venture’s board met with representatives from Foster Pepper Tooze and Venture’s financial advisor to review in detail the then-current draft of the Agreement and Plan of Reorganization. Management summarized the results of their due diligence investigation and the pro forma impact on Venture of the proposed merger. The board discussed and reviewed, among other things, the transaction structure, Venture’s growth strategy, the merger consideration for shareholders of WCB, termination provisions, tangible equity capital targets set for WCB and timing of events. The directors received and considered a detailed financial analysis from its financial advisor and were briefed by legal counsel as to the proposed terms of the merger. After asking questions of and receiving answers from Venture’s financial and legal advisors, the board considered the factors they deemed relevant to the proposal before voting unanimously to approve the merger.
      On April 21,WCB’s board met to consider approval of the merger with Venture. The board of directors discussed, among other things, their fiduciary duty to WCB shareholders, questions about the definitive agreement, the form of consideration to be received by the shareholders, the break-up fee, the current stock price of Venture and its dividend history, and the implications to WCB, its shareholders, employees and customers. Also discussed were the reasons for completing the merger and the implications to WCB if the company continued without merging with Venture. The board of directors took into consideration the presentation made by KBW and its fairness opinion that was presented and approved by the board of directors as written. The board then voted unanimously to approve the merger.
      WCB and Venture executed the merger agreement and related documents on the morning of April 22. Immediately following, the parties issued a joint press release announcing the execution of the merger agreement.
Venture’s Reasons for the Merger
      In the course of reaching its decision to approve the merger agreement, Venture’s board of directors considered and reviewed with senior management and outside financial and legal advisors a significant amount of information and factors relevant to the merger, including its strategic plan. Venture’s board of directors determined that the merger would best advance Venture’s strategic plan and that the proposed merger is in the best interests of Venture and its shareholders. Venture’s board of directors also considered the following potentially positive factors in its deliberations:

•	Growth Strategy. The effectiveness of the merger in implementing Venture’s growth strategy. The board recognized in the merger the ability for Venture to expand into King County, where it only has one financial center that opened in December 2004.

•	Strength of WCB Organization. A presentation by management of management’s due diligence review of WCB, including the business, operations, earnings, asset quality, financial condition, and corporate culture of WCB. These reviews generally found WCB to be financially sound, well capitalized and well managed.

•	Compatibility. The compatibility of corporate goals and the respective contributions the parties would bring to a combined institution. The board noted the similar community banking philosophies of the management and employees of both institutions.

•	Products and Services. The complementary customer bases, products and services of Venture and WCB could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across the combined company.

•	Combined Entity Cost Savings. The possible synergies that could be recognized as the combined organization could reduce aggregate expenses that Venture and WCB incur in areas such as salaries and benefits, professional and outside service fees, and communications expense.

•	Experienced Management. The proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management.

•	Commitment of James F. Arneson. The execution of an employment agreement by James F. Arneson, President and CEO of WCB to serve as President and CEO of Venture Bank, and President of Venture, once the merger is completed. The board considered the commitment of Mr. Arneson and his prior experience as Executive Vice President and Chief Financial Officer of Venture as an indication that the integration process would be successful and his presence would help assure continuity of leadership and management in the operation of the combined company.

•	Support of WCB Board. The board viewed the commitment of WCB directors to support the merger as an indication that the merger would likely be consummated.

•	Tax-Free Reorganization. The tax effects of the merger. The board considered that the merger would qualify as a tax-free corporate reorganization and therefore be entitled to favorable tax treatment for the parties to the merger.
      Venture’s board of directors did not assign any specific or relative weight to the information it reviewed in the course of its consideration.
WCB’s Reasons for the Merger
      WCB’s board of directors believes that the terms of the merger agreement are fair and in the best interests of WCB and its shareholders. In reaching a decision on the merger agreement, WCB’s board consulted with legal and financial advisors, as well as with its senior management. The WCB board believes that, in addition to providing an attractive return for WCB shareholders, the proposed merger will have long-term benefits for WCB shareholders, customers and employees. A key consideration in the board’s approval is that it believes that the merger will provide an immediate return to shareholders in the form of consideration chosen by the individual shareholder; cash, an investment in a stock with strong performance and dividend history, or a combination thereof. Additionally, WCB’s president and CEO will continue as the president of Venture and as the president and CEO of Venture Bank, and WCB’s Chairman and WCB’s president and CEO will join the boards of Venture and Venture Bank. This continued board involvement was deemed to be a significant factor, as approximately 50% of the merger consideration value will be in the form of Venture common stock.

      In determining to proceed with the proposed merger, WCB’s board took into account the factors mentioned above and other considerations, including the following:

•	Fairness Opinion. KBW has issued an opinion, which is attached as Appendix C, that the terms of the merger, as set forth in the merger agreement, are fair from a financial point of view to WCB shareholders.

•	Merger Consideration. WCB shareholders will have the ability, within certain parameters, to individually select their desired form of consideration (cash, Venture common stock, or a combination thereof), and WCB shareholders will have the opportunity to receive a significant premium over the price at which WCB shares traded shortly prior to the announcement of the merger.

•	Cash Dividend. While there can be no assurance this practice will continue, Venture has consistently paid a quarterly cash dividend in each of the past 25 quarters. WCB has never paid a cash dividend.

•	Strength of Venture Organization. The due diligence reviews of Venture’s business, operations, financial condition, asset quality and corporate culture found Venture to be well operated, well capitalized and financially sound, and the board believes these characteristics will support continued enhancement of shareholder value.

•	Future Prospects. WCB’s board of directors believes that the potential performance of the combined company on a prospective and pro forma basis will be stronger than the prospective performance of WCB if it were to continue as an independent entity.

•	Required Investment in Infrastructure. If WCB were to continue as an independent entity, it would need to make a significant investment in infrastructure, such as technology and branch offices, in order to adequately reach its market place and achieve its growth plans.

•	Diversification of Business. The proposed merger will reduce WCB’s concentration in and reliance on construction lending, and will provide additional sources of core deposits to fund current and future lending operations.

•	Combined Entity Cost Savings. It is anticipated that the combined organization will realize significant cost savings by, among other things, eliminating the costs of maintaining separate corporate offices and data processing functions and reducing other holding company and bank expenses.

•	Geographic Markets. Venture and WCB operate in different, but contiguous geographic markets with no overlap in financial centers, which WCB believes to present a desirable strategic opportunity for expansion.

•	Products and Services. Redmond National Bank customers will be afforded new products and services not previously available, such as mortgages and investment products. In addition, the combined company will have significantly higher lending limits than Redmond National Bank currently has, resulting in more flexibility and opportunities for both new and potential borrowing customers.

•	Liquidity. The combined company will have a greater number of shareholders and increased market capitalization, which may result in increased interest in Venture stock from market professionals which, in turn, may result in improved liquidity for shareholders.

•	Employee Matters. With the exception of two executives who are expected to retire, no layoffs are currently anticipated, and the WCB board believes that opportunities for employee advancement will be expanded for WCB employees.

•	Directorships. Venture has agreed to appoint two members of WCB’s current board of directors to the boards of Venture and Venture Bank, thereby providing WCB shareholders with significant representation in the continuing company.

•	Integration of Operations. Venture has a history of completing mergers successfully, and because WCB’s president and CEO has prior experience working with Venture, including his work on previous Venture transactions, the WCB board believes that operational integration will be handled smoothly and sensitively.
      The foregoing discussion of the information considered by the WCB board of directors is not intended to be exhaustive or to prioritize factors considered by the WCB board. It is intended to summarize the material factors considered by the WCB board. WCB’s board did not assign any relative weight to these factors in coming to its conclusion to approve the agreement and plan of merger with Venture.
      After carefully evaluating the above factors, WCB’s board of directors has determined that the merger is fair to and in the best interests of WCB and its shareholders. WCB’s board of directors unanimously recommends that WCB’s shareholders vote FOR approval of the agreement and plan of merger.
Opinion of WCB’s Financial Advisor
      Keefe, Bruyette & Woods, Inc., or KBW, has acted as financial advisor to WCB in connection with the merger. WCB selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with WCB and its business. As part of its investment banking business, KBW is engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.
      On April 21, 2005, the WCB board of directors held a special meeting to approve the merger agreement. At that meeting KBW rendered an oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by WCB’s shareholders in the Merger was fair to the shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of mailing of this proxy statement/ prospectus.
      The full text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. WCB shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.
      KBW’s opinion is directed to the WCB board and addresses only the fairness, from a financial point of view, of the merger consideration to WCB’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any WCB shareholder as to how the shareholder should vote at the WCB special meeting on the merger agreement or any related matter.
      In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement,

•	annual reports to shareholders of Venture,

•	annual reports to shareholders of WCB,

•	financial information made available by WCB management, including financial projections, and

•	financial information made available by Venture management, including financial projections;

•	held discussions with members of senior management of WCB and Venture regarding:

•	past, present and future operations and financial condition of the respective companies,

•	future prospects of the respective companies, and

•	the strategic objective of the merger and certain other benefits of the merger;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for WCB and for Venture and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed such other analyses that it considered appropriate.
      In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not assume any responsibility to verify such information independently. KBW assumed that the financial and operating forecasts for WCB provided by management of WCB have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of WCB as to the future financial and operating performance of WCB. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Venture and WCB are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Venture or WCB, and KBW did not examine any books and records or review individual credit files.
      For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of WCB, Venture or the combined entity, as the case may be, or the contemplated benefits of the merger.
      KBW further assumed that the merger will be accounted for as a purchase under accounting principles generally accepted in the United States. KBW’s opinion is not an expression of an opinion as to the prices at which shares of WCB common stock or Venture common stock will trade following the announcement of the merger or the actual value of the Venture common stock when issued pursuant to the merger, or the prices at which the Venture common stock will trade following the completion of the merger.
      In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, WCB and Venture. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the WCB board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the WCB board or management of WCB with respect to the fairness of the merger consideration.
Summary of Analyses by KBW
      The following is a summary of the material analyses presented by KBW to the WCB board on April 21, 2005, in connection with its written opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the WCB board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Selected Transaction Analysis
      KBW reviewed certain financial data related to western bank transactions announced between January 1, 2004 to April 15, 2005 with aggregate transaction values less than $50 million. Western states include Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, New Mexico, Oregon, Utah, Washington and Wyoming. Those transactions were as follows:

Acquiror	Acquiree

Investor group	Rock Springs American Bncp Inc
First California Bank	South Coast Bancorp Inc.
BOK Financial Corp.	Valley Commerce Bancorp
Glacier Bancorp Inc.	Citizens Bank Holding Company
Glacier Bancorp Inc.	First National Banks-West Co.
Western Sierra Bancorp	Gold Country Financial Service
Riverview Bancorp Inc.	American Pacific Bank
CVB Financial Corp.	Granite State Bank
Premier Valley Bank	Yosemite Bank
Bank of Choice Holding Company	Palisade Bancshares Inc.
Bank Holdings	CNA Trust Corporation
Cass Information Systems	Franklin Bancorp
Intermountain Community Bncp	Snake River Bancorp
Central Valley Community Bncp	Bank of Madera County
American River Bankshares	Bank of Amador
Community Bancorp Inc.	Cuyamaca Bank NA
Boston Private Financial	Encino State Bank
Columbia Banking System Inc.	Bank of Astoria

Acquiror	Acquiree

Banco Bilbao Vizcaya Argent SA	Valley Bank
Parkway Bancorp Inc.	United Arizona Bank NA
Pinnacle Bancorp Inc.	Fncl. Srvcs. the Rockies Inc
North Valley Bancorp	Yolo Community Bank
Cascade Financial Corp.	Issaquah Bancshares Inc.
Heartland Financial USA Inc.	Rocky Mountain Bancorp. Inc.
Americo Bancshares Inc.	Haxtun Community Bank
      In addition, KBW reviewed certain financial data related to all Washington bank and thrift transactions announced between January 1, 1998 to April 15, 2005. Those transactions were as follows:

Acquiror	Acquiree

James E. Bishop	State Bank of Concrete
Security State Corp.	HCB Bancorp Inc.
KeyCorp	EverTrust Financial Group Inc.
Cascade Financial Corp.	Issaquah Bancshares Inc.
Pacific Financial Corp.	BNW Bancorp Inc.
Washington Federal Inc.	United S&L Bank
Wells Fargo & Co.	Pacific Northwest Bancorp
Riverview Bancorp Inc.	Today’s Bancorp Inc.
First Community Financial	Harbor Bank N.A.
AmericanWest Bancorporation	Latah Bancorporation, Inc.
Frontier Financial Corp.	Interbancorp Inc.
Frontier Financial Corp.	Liberty Bay Financial Corp.
AMB Financial Services Corp.	Silverdale State Bank
InterWest Bancorp Inc.	NBT Northwest Bancorp
Harbor Bancorp Inc.	Bank of the Pacific
Horizon Financial Corp.	Bellingham Bancorporation
United Security Bancorp.	BancWest Financial Corporation
Heritage Financial Corp.	Washington Independent Bancshares
Frontier Financial Corp.	Valley Bancorporation
First Washington Bancorp Inc.	Whatcom State Bancorp
Zions Bancorp.	The Commerce Bancorporation
InterWest Bancorp Inc.	Kittitas Valley Bancorp
Heritage Financial Corp.	North Pacific Bancorporation
United Security Bancorp.	Grant National Bank
U.S. Bancorp	Northwest Bancshares, Inc.
InterWest Bancorp Inc.	Pioneer Bancorp, Inc.
      For the purpose of this analysis, transaction multiples from the merger were derived from the $41.70 per share deal price at the time of announcement and financial data as of December 31, 2004 for

WCB. KBW compared these results with the multiples implied by the selected transactions listed above. The results of KBW’s calculations and the analysis are set forth in the following table.

			Western Bank		Washington
			Deals		Bank & Thrift
			< $50 million		Deals
	Venture/WCB		Transaction		1998-2005
	Transaction		Value Average		YTD Average

Deal Price/Book Value	2.39	x	2.49	x	2.45	x
Deal Price/Tangible Book Value	2.39	x	2.49	x	2.57	x
Deal Price/Adjusted(1) Book Value	2.86	x	2.93	x	2.95	x
Deal Price/Trailing 12 Months Earnings per Share	22.5	x	21.4	x	20.3	x
Deal Price/Deposits	26.1%		24.0%		28.2%
Deal Premium/Core Deposits	19.0%		16.8%		20.7%
Premium to Market Value	43.8%		27.2%		36.6%

(1)	Based on 7% normalized capital ratio and dollar for dollar for excess capital
      No company or transaction used as a comparison in the above analysis is identical to WCB, Venture or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis
      KBW estimated the present value of WCB common stock based on a continued independence scenario by calculating the present value of the WCB common stock as of December 2009. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. KBW relied on financial projections provided by WCB management. The analysis resulted in a range of values from $31.55 to $42.15 per share. The range of values per share reflect the assumptions in the discounted cash flow analysis, which includes the range of discount rates from 10% to 15%, and a range of terminal multiples from 14.0x to 16.0x.
      The discounted cash flow present value analysis is a widely used valuation methodology but it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The KBW analysis did not purport to be indicative of the actual values or expected values of WCB common stock.

Selected Peer Group Analysis
      KBW derived the average market performance multiples for two selected peer groups and applied those multiples to the financial data of WCB as of December 31, 2004. This method of analysis resulted in an implied market valuation in a range from $26.32 to $44.98 per share. The first peer group includes publicly held banks and or bank holding companies in the Western Keefe Bank Index with assets less than

$1 billion. The second group includes all Washington based banks and thrifts. The peer groups selected are as follows:

Western Keefe Bank Index
<$1 billion in Assets	WA Banks & Thrifts

Sierra Bancorp	Washington Mutual, Inc.
North Valley Bancorp	Washington Federal, Inc.
PremierWest Bancorp	Sterling Financial Corporation
Northrim BanCorp Inc.	Banner Corporation
Foothill Independent Bancorp	W.T.B. Financial Corporation
Bank of Marin	Frontier Financial Corporation
Columbia Bancorp	Columbia Banking System, Inc.
City Bank	Cascade Financial Corporation
Washington Banking Company	AmericanWest Bancorporation
Community Bancorp, Inc.	First Mutual Bancshares, Inc.
Vail Banks, Inc.	Horizon Financial Corp.
United Security Bancshares	FirstBank NW Corp.
Temecula Valley Bancorp, Inc.	Rainier Pacific Financial Group, Inc.
American River Bankshares	Heritage Financial Corporation
Community Bancorp	City Bank
North Bay Bancorp	Washington Banking Company
Pacific Continental Corporation	Riverview Bancorp, Inc.
BWC Financial Corp.	Timberland Bancorp, Inc.
Desert Community Bank	Baker Boyer Bancorp
Heritage Oaks Bancorp	Cowlitz Bancorporation
Bank of Commerce Holdings	Northwest Bancorporation, Inc.
Central Valley Community Bancorp	EvergreenBancorp, Inc.
Community West Bancshares	Mountain Bank Holding Company
United Financial Corp.
Pacific State Bancorp
      To perform this analysis, KBW used the financial information as of and for the year ended December 31, 2004. Market price information was as of April 15, 2005.
      KBW’s analysis showed the following concerning the transaction consideration compared to the selected comparison groups.

			Western Keefe
			Bank Index		WA
			<$1 billion		Bank &
	Venture/WCB		in Assets —		Thrift —
	Transaction		Median		Median

Deal Price/Book Value	2.39	x	2.13	x	1.68	x
Deal Price/Tangible Book Value	2.39	x	2.59	x	1.80	x
Deal Price/Trailing 12 Months Earnings per Share	22.5	x	17.8	x	15.5	x
Deal Price/2005 (estimated) EPS Multiple Value per Share	21.4	x	14.6	x	13.5	x
Dividend Yield	0.00%		1.5%		1.9%

Other Analyses
      KBW compared the relative financial and market performance of the Company to a variety of relevant industry peer groups and indices.
      As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, WCB and Venture. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of WCB and Venture for KBW’s own account and for the accounts of its customers.
      WCB and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the merger. WCB will pay to KBW at the time the merger is completed a cash fee equal to 1.00% of the market value, determined as of close of the transaction, of all consideration paid to shareholders of WCB (including holders of “in the money” warrants and options but excluding holders of stock appreciation rights and stock based compensation, if any). Pursuant to the KBW engagement agreement, WCB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.
Merger Consideration
      In the merger, each WCB shareholder will have the right to elect to convert such shareholder’s WCB common stock into cash, shares of Venture common stock, or a combination of cash and stock. See “— Election Procedure.” Venture will issue a total of 568,683 shares of its common stock and pay $12,226,676 in cash in the merger to WCB shareholders, subject to adjustments. See “— Possible Adjustments to Merger Consideration” beginning on page 30.
      In the following discussion, the number of shares of Venture common stock to be received for each share of WCB common stock being converted into Venture stock is referred to as the “per share stock consideration” (also sometimes referred to as the “exchange ratio”), and the amount of cash to be received for each share of WCB common stock being converted into cash is referred to as the “per share cash consideration.”
      The actual per share stock consideration and per share cash consideration to be paid to WCB shareholders cannot be determined until the third day immediately prior to the effective date of the merger, which is referred to as the “determination date”. We intend to announce these amounts promptly after the determination date. The amounts will also be made available on WCB’s website at www.redmondbank.com.
      The value of the per share cash consideration and the value of the per share stock consideration as of the determination date, the “per share value”, will in each case be equal to the amount obtained by dividing the “transaction value” by the number of shares of WCB common stock outstanding on April 21, 2005 (555,758 shares).
      The “transaction value” is the dollar amount of the sum of:

•	$12,226,676, which is the aggregate amount of cash Venture will pay pursuant to the merger, and

•	the product of:

•	568,683, which is the aggregate number of shares of Venture common stock that Venture will issue pursuant to the merger, and

•	the “average closing price”, which is the average of the sales prices of Venture common stock for the twenty trading days ending on the fifth day prior to the effective date of the merger. This twenty trading day period is referred to as the “valuation period.”
      The formula described above is intended to substantially equalize the value of the consideration to be received for each share of WCB common stock in the merger as measured during the valuation period, regardless of whether a WCB shareholder elects to receive all Venture common stock, all cash, or a combination of the two. This equalization mechanism was deemed to be desirable because, while the aggregate number of shares of Venture common stock and the amount of cash to be received by WCB shareholders is fixed, the value of the Venture common stock will fluctuate. In order to best ensure that the value of the consideration for each share of WCB common stock is as equal as possible upon receipt by WCB shareholders, regardless of the form of the consideration, the equalization mechanism is to be applied based on the average closing price of Venture common stock.
      For example, if the average closing price of Venture common stock for the applicable twenty trading day period were $21.00, a WCB shareholder receiving only stock would receive 2.0709 shares of Venture common stock per share of WCB common stock having a value, based upon such average closing price, of approximately $43.49 per share, and a WCB shareholder receiving only cash would receive $43.50 in cash per share of WCB common stock, subject in each case to the allocation and proration procedures described under the heading “THE MERGER — Allocation and Proration” beginning on page 33 of this document. Based on that average closing price, approximately 50.59% of the outstanding shares of WCB would be exchanged for cash, and approximately 49.41% would be exchanged for Venture common stock.
      If the price of Venture common stock increases, then the number of shares of WCB common stock being exchanged for cash would decrease and the number of shares being exchanged for Venture common stock would increase. For example, if the average closing price during the valuation period is $23.00 (approximately 10% higher than $21.00), then approximately 48.31% of the outstanding shares of WCB common stock would be exchanged for cash, and approximately 51.69% would be exchanged for Venture common stock. Based upon the average closing price of $23.00, a WCB shareholder receiving Venture common stock would receive approximately 1.9798 shares of Venture common stock per share of WCB common stock having a value, based upon such average closing price, of approximately $45.53 per share, and a WCB shareholder receiving cash would receive approximately $45.55 in cash per share of WCB common stock, subject in each case to the allocation and proration procedures described below.
      If the price of Venture common stock decreases, then the number of shares of WCB common stock being exchanged for cash would increase and the number of shares being exchanged for Venture common stock would decrease. For example, if the average closing price during the valuation period is $19.00 (approximately 10% lower than $21.00), then approximately 53.09% of the outstanding shares of WCB common stock would be exchanged for cash, and approximately 46.91% would be exchanged for Venture common stock. Based upon the assumed average closing price of $19.00, a WCB shareholder receiving Venture common stock would receive approximately 2.1812 shares of Venture common stock per share of WCB common stock having a value, based upon such average closing price, of $41.44 per share, and a WCB shareholder receiving cash would receive approximately $41.46 in cash per share of WCB common stock, subject in each case to the allocation and proration procedures described below.
      The following table sets forth, based on various average closing prices of Venture common stock, the transaction value, the per share stock consideration and the per share cash consideration, as well as the value of such stock consideration based on the assumed average closing prices. The table also shows the percentages of outstanding shares of WCB common stock that would be converted into Venture common stock and cash based on such average closing prices. The examples in the table assume no adjustments to the merger consideration at closing.
EXAMPLES OF MERGER CONSIDERATION

Assumed		Per Share Stock			% of	% of
Venture		Consideration	Value of per	Value of per	Transaction	Transaction
Average	Transaction	(Shares of Venture	Share Stock	Share Cash	Value Paid	Value Paid
Closing Price	Value	Common Stock)	Consideration	Consideration	in Stock	in Cash

$24.00	$25,875,068.00	1.9399	$46.56	$46.57	52.75%	47.25%
$23.50	$25,590,726.50	1.9594	$46.05	$46.06	52.22%	47.78%
$23.00	$25,306,385.00	1.9798	$45.53	$45.55	51.69%	48.31%
$22.50	$25,022,043.50	2.0010	$45.02	$45.04	51.14%	48.86%
$22.00	$24,737,702.00	2.0233	$44.51	$44.53	50.57%	49.43%
$21.50	$24,453,360.50	2.0465	$44.00	$44.01	50.00%	50.00%
$21.00	$24,169,019.00	2.0709	$43.49	$43.50	49.41%	50.59%
$20.50	$23,884,677.50	2.0964	$42.98	$42.99	48.81%	51.19%
$20.00	$23,600,336.00	2.1233	$42.47	$42.48	48.19%	51.81%
$19.50	$23,315,994.50	2.1515	$41.95	$41.97	47.56%	52.44%
$19.00	$23,031,653.00	2.1812	$41.44	$41.46	46.91%	53.09%
$18.50	$22,747,311.50	2.2124	$40.93	$40.94	46.25%	53.75%
$18.00	$22,462,970.00	2.2455	$40.42	$40.43	45.57%	54.43%
$17.50	$22,178,628.50	2.2804	$39.91	$39.92	44.87%	55.13%
$17.00	$21,894,287.00	2.3174	$39.40	$39.41	44.16%	55.84%
      Based on the $19.25 trading price of Venture common stock on April 21, 2005, the day prior to the announcement of the proposed merger, the merger had a value on that date of approximately $41.70 per WCB share. Based on the $21.00 trading price of Venture common stock on July 8, 2005, the merger had a value of approximately $43.49 per WCB share.
      No assurance can be given that the current fair market value of Venture common stock will be equivalent to the fair market value of Venture common stock on the date that stock is received by a WCB shareholder or at any other time. The fair market value of Venture common stock received by a WCB shareholder may be greater or less than the current fair market value of Venture common stock due to numerous market factors.
Possible Adjustments to the Merger Consideration

Disproportionate Decline in Venture’s Stock Price
      WCB may terminate the merger agreement if, prior to the effective date of the merger:

•	the average closing price of Venture common stock during the valuation period is less than $17.20, and

•	Venture’s stock price has underperformed an equal-weighted index of publicly traded Pacific Northwest financial institutions specified in the merger agreement by more than 15% since March 4, 2005.
If WCB’s board of directors gives notice of its intent to terminate the merger agreement due to a disproportionate decline in Venture’s stock price, Venture’s board of directors may elect to increase the total number of shares of Venture common stock to be issued to WCB shareholders in the merger by the amount of shares such that WCB shareholders receive the per share consideration they would be entitled to receive had Venture’s average closing price been the lesser of $17.20 or the product of $21.50 and the amount the index has dropped minus 0.15. See “THE MERGER AGREEMENT — Termination.”

WCB’s Tangible Equity Capital Target
      It is a condition to Venture’s obligation to consummate the merger that WCB’s Tangible Equity Capital be at or above minimum levels. Tangible Equity Capital is defined in the merger agreement as common stock, paid in capital and retained earnings less goodwill and any other intangible assets. If WCB’s Tangible Equity Capital is below the required target as of the effective date of the merger, the amount of cash Venture will pay to WCB shareholders will be reduced by the difference between WCB’s actual Tangible Equity Capital and the targets set forth in the merger agreement. See “THE MERGER AGREEMENT — Conditions to Complete the Merger.”

Changes to Venture’s Common Stock Prior to the Effective Date
      If, between the date of the merger agreement and the effective date of the merger, the shares of Venture common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share cash consideration and the per share stock consideration.

Exercise of WCB Stock Options Prior to the Effective Date
      If holders of options to purchase WCB common stock exercise their options prior to the effective date of the merger, the following adjustments to the merger consideration will be made:

•	the total amount of cash to be paid by Venture will be increased by the number obtained by multiplying $22.00 (half of $44.00, which is the per share value of the merger consideration assuming Venture’s stock price of $21.50, the approximate value of Venture common stock on March 4, 2005, the date that a preliminary proposal was presented to WCB by Venture) by the number of shares of WCB common stock issued pursuant to option exercises, and

•	the total number of shares of Venture common stock to be issued will be increased by the number obtained by multiplying 1.0233 (half of 2.0465, which is the exchange ratio assuming Venture’s stock price of $21.50) by the number of shares of WCB common stock issued pursuant to option exercises.
      As of July 11, 2005, there were 95,601 shares of WCB common stock subject to options.
Fractional Shares
      No fractional shares of Venture common stock will be issued to any holder of WCB common stock in the merger. For each fractional share that would otherwise be issued, Venture will pay cash in an amount equal to the fraction multiplied by the average closing price of Venture common stock during the twenty trading days through and including the fifth business day prior to closing. No interest will be paid or accrued on cash payable in lieu of fractional shares of Venture common stock.
Election Procedure

Making the Election
      Venture has selected OTR, Inc. to serve as the exchange agent for purposes of effecting the election, allocation and proration procedures. The exchange agent will mail to each WCB shareholder an election form/letter of transmittal and instructions for making elections and surrendering WCB stock certificates. To make an election and ensure timely receipt of cash or Venture common stock immediately following closing of the merger, you must complete and sign the election form prior to the election deadline. The election deadline will be the date prior to the determination date, but may be extended by Venture and

WCB. An election form will be effective only if accompanied by certificates representing all shares of WCB common stock covered by the election form.
      Venture and WCB will make available election forms to persons who become holders of WCB common stock up to the five business day prior to the election deadline. The exchange agent will have reasonable discretion to determine whether any election has been properly and timely made and good faith decisions by Venture regarding these matters will be conclusive. Neither Venture, WCB nor the exchange agent will be under any obligation to notify any person of any defects in an election form.
      Subject to the allocation procedures described in the next section, each WCB shareholder will have the right to indicate no-election or to elect to receive with respect to such shareholder’s shares of WCB common stock:

•	all cash;

•	all Venture common stock; or

•	a combination of cash and Venture common stock.
      The following table sets forth, based on assumed average closing prices of Venture common stock on the closing date, examples of results of three different elections by a hypothetical WCB shareholder who holds 100 shares of WCB common stock. The calculations assume there are 555,578 shares of WCB common stock outstanding and that there are no oversubscriptions of cash or Venture common stock. In the event of oversubscriptions, the exchange agent will follow the allocation and proration procedures. See “— Allocation and Proration” beginning on page 33.

Election 1:					Election 2:	Election 3: Mixed Election
100% Stock					100% Cash	Predetermined Split of Cash and Stock

				Value of					Value of
				Merger					Merger
Assumed	Number	Value	Cash	Consideration					Consideration
Venture	of	of	Received	Received for		Venture Shares		Dollar	Received for
Average	Venture	Venture	in Lieu of	100 Shares of		Received		Amount	100 Shares of
Closing	Shares	Shares	Fractional	WCB Common	Cash			of Cash	WCB Common
Price	Received	Received	Shares	Stock	Received	Number	Value	Received	Stock

$24.00	194	$4,656	$1	$4,657	$4,657	102	$2,448	$2,201	$4,657
$23.50	196	$4,606	$0	$4,606	$4,606	102	$2,397	$2,201	$4,606
$23.00	198	$4,554	$1	$4,555	$4,555	102	$2,346	$2,201	$4,554
$22.50	200	$4,500	$4	$4,504	$4,504	102	$2,295	$2,201	$4,503
$22.00	202	$4,444	$9	$4,453	$4,453	102	$2,244	$2,201	$4,452
$21.50	204	$4,386	$15	$4,401	$4,401	102	$2,193	$2,201	$4,401
$21.00	207	$4,347	$3	$4,350	$4,350	102	$2,142	$2,201	$4,350
$20.50	209	$4,285	$15	$4,299	$4,299	102	$2,091	$2,201	$4,299
$20.00	212	$4,240	$8	$4,248	$4,248	102	$2,040	$2,201	$4,248
$19.50	215	$4,193	$4	$4,197	$4,197	102	$1,989	$2,201	$4,196
$19.00	218	$4,142	$4	$4,146	$4,146	102	$1,938	$2,201	$4,145
$18.50	221	$4,089	$6	$4,094	$4,094	102	$1,887	$2,201	$4,094
$18.00	224	$4,032	$11	$4,043	$4,043	102	$1,836	$2,201	$4,043
$17.50	228	$3,990	$2	$3,992	$3,992	102	$1,785	$2,201	$3,992
$17.00	231	$3,927	$14	$3,941	$3,941	102	$1,734	$2,201	$3,941

Revoking or Changing an Election
      An election may be changed or revoked prior to the election deadline by the person who submitted the election. Upon receiving written instructions to revoke an election, the exchange agent will return the stock certificates and that shareholder will be deemed to have made no election.

No Election Shares
      WCB shareholders who do not return an election form or return a form without indicating a preference will be treated as “no-election shares” for the purpose of the allocation procedures.

Proposed Dissenting Shares
      To the extent a WCB shareholder provides notice of dissent to WCB before the special shareholders’ meeting, and does not vote his or her shares in favor of the proposed merger, such shareholder will be deemed to hold cash-election shares for purposes of determining the allocation of cash and Venture common stock among WCB shareholders.

Letter of Transmittal
      Soon after the completion of the merger, the exchange agent will send a letter of transmittal to each person who was a WCB shareholder at the effective time of the merger who has not previously completed an election form and properly surrendered shares of WCB common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of WCB common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive.
      All shares of Venture common stock issued to the holders of WCB common stock pursuant to the merger will be deemed issued as of the effective date. Until you surrender your WCB stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective date with respect to Venture common stock into which any of your shares may have been converted. When you surrender your certificates, Venture will pay any unpaid dividends or other distributions, as well as any merger consideration payable in cash, without interest. After the effective time, there will be no transfers on the stock transfer books of WCB of any shares of WCB common stock. If certificates representing shares of WCB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of WCB common stock represented by those certificates shall have been converted.

Lost Stock Certificates
      If a certificate for WCB common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of:

•	appropriate evidence as to that loss, theft or destruction;

•	appropriate evidence as to the ownership of that certificate by the claimant;

•	reasonable assurances, such as a bond or indemnity, satisfactory to Venture; and

•	appropriate and customary identification.
Allocation and Proration
      Venture will issue a total of 568,683 shares of its common stock and pay $12,226,676 in cash to WCB shareholders in the merger. Therefore, elections are subject to adjustment to preserve the limitations on the amount of cash to be paid and the number of shares of Venture common stock to be issued in the merger. As a result, even if you elect to receive all cash or all stock, you may nevertheless receive a mix of cash and stock. However, if you elect the predetermined mix of cash and stock (a pro rata allocation of the cash and stock to be exchanged) you will be assured of receiving your election subject to the receipt of cash for any fractional share you would otherwise be entitled to receive.

Oversubscription of the Cash Consideration
      Venture common stock may be issued to shareholders who do not make a valid election and, if necessary, to shareholders who elect to receive cash, if the aggregate cash amount that would otherwise be paid by Venture to WCB shareholders would be greater than $12,226,676. If there is an oversubscription of the cash consideration the following allocation mechanism will be used:

•	stock-election shares and no-election shares will be converted into Venture shares at the exchange ratio;

•	proposed dissenting shares will be deemed, solely for purposes of the allocation mechanism, to be converted into the per share cash consideration;

•	the mixed election shares will be exchanged into cash and stock as elected;

•	the exchange agent will then select from among the cash-election shares, by a pro rata selection process, a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as possible $12,226,676;

•	cash-election shares selected by the exchange agent through the pro rata selection process will be converted into the per share stock consideration; and

•	the remaining cash-election shares will be converted into the per share cash consideration.

Oversubscription of the Stock Consideration
      If the aggregate cash amount that Venture would pay to WCB shareholders who make cash elections is less than $12,226,676, Venture may pay cash to shareholders who do not make a valid election and, if necessary, with respect to shareholders who have elected to receive Venture stock. If there is an oversubscription of the stock consideration the following allocation mechanism will be used:

•	cash-election shares will be converted into the per share cash consideration;

•	proposed dissenting shares will be deemed, solely for purposes of the allocation mechanism, to be converted into the per share cash consideration;

•	the mixed election shares will be exchanged into cash and stock as elected;

•	the exchange agent will then select first from among the no-election shares and then, if necessary, from among the stock-election shares, by a pro rata selection process, a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as possible $12,226,676;

•	stock-election shares selected by the exchange agent through the pro rata selection process will be converted into the per share cash consideration; and

•	the remaining stock-election shares will be converted into Venture shares at the exchange ratio.
The allocation described above will be computed by the exchange agent as soon as practicable after the election deadline and may, if necessary, be computed after the completion of the merger in accordance with the merger agreement.
      Because the federal income tax consequences of receiving cash, Venture common stock, or both cash and Venture common stock will differ, you are urged to read carefully the information set forth under the caption “— Material United States Federal Income Tax Consequences” and to consult your own tax advisor for a full understanding of the merger’s tax consequences to you. In addition, because the stock consideration can fluctuate in value, the economic value per share received by WCB shareholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by WCB shareholders who receive cash consideration.
Conversion of WCB Common Stock
      Following the completion of the merger and upon surrender of the certificates representing shares of WCB common stock registered in his or her name, together with a properly completed letter of transmittal, the exchange agent will mail to each WCB shareholder the Venture common stock or check to which he or she is entitled.
      If your WCB stock certificates have been lost, stolen, or destroyed, before you can receive the merger consideration for the shares represented by such certificates, you must submit an affidavit that the certificates have been lost, stolen or destroyed and post a reasonable bond as indemnity against any claim that may be made against Venture with respect to such certificates.
Rights of Holders of Stock Certificates Prior to Surrender
      From the effective date of the merger until each WCB shareholder surrenders his or her stock certificates, he or she will not be paid dividends or other distributions declared or payable to holders of record of Venture common stock as of any time subsequent to the effective date. Each WCB shareholder’s rights to dividends or other distributions will be held by the exchange agent until he or she submits his or her stock certificates. No interest will be paid on dividends or distributions on the Venture common stock.
Effective Date of the Merger
      The merger will become effective when Venture files articles of merger with the Washington Secretary of State. Venture will file the articles of merger as promptly as practical on or after the date upon which all the conditions to the merger are satisfied or duly waived or at such time and date as WCB and Venture agree. The parties currently anticipate that the merger will be completed during the third quarter of 2005.
Treatment of Outstanding Stock Options
      As of July 11, 2005, there were options outstanding under various WCB stock option plans to purchase 95,601 shares of WCB common stock at exercise prices ranging from $8.54 to $27.00 per share. All of the options will be fully vested when the merger becomes effective. Venture will assume WCB’s obligations with respect to each option outstanding under WCB’s stock option plans. No new awards will be made under the WCB plans after completion of the merger.
      After completion of the merger:

•	Each option may be exercised only for Venture common stock.

•	Each option will become an option to purchase the number of shares of Venture common stock equal to the option exchange ratio of 2.0465 (which is the exchange ratio assuming Venture’s stock price of $21.50, the approximate value on March 4, 2005, the date that a preliminary proposal was presented to WCB by Venture) multiplied by the number of shares of WCB common stock subject to such option.

•	Each option will continue to have the same terms and conditions.

•	The exercise price per share of the Venture common stock will be an amount determined by dividing the exercise price per share of purchase of WCB common stock by the option exchange ratio of 2.0465.
      The above adjustments will be made in a manner that preserves the status of “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) to the extent applicable to avoid a “disqualifying disposition” of the stock underlying the incentive stock options.
      All previously outstanding Venture stock options will remain outstanding and are unaffected by the merger.
      Holders of options to purchase WCB common stock may exercise those options prior to the effective date of the merger. Venture has agreed to proportionally increase the amount of cash and stock issued in the merger if holders of options to purchase WCB common stock exercise their options prior to the effective date of the merger. See “— Merger Consideration.”

Resulting Board of Directors of Venture
      Immediately following completion of the merger, the board of directors of the combined company will consist of nine directors. James F. Arneson and Keith W. Brewe will join the current seven Venture directors. The Venture board of directors is a classified board of directors with the directors serving staggered three-year terms. At the 2006 annual meeting of Venture’s shareholders, James F. Arneson will be nominated to serve the class whose term expires in 2008 and Keith W. Brewe will be nominated to serve in the class whose term expires in 2007.
      If a director resigns or otherwise ceases to serve as a director following the effective date of the merger and before the next annual shareholder meeting of the combined company, the Venture board will fill any vacancy in accordance with Venture’s bylaws, and as required by Washington law, by the affirmative vote of a majority of the directors then in office. If Mr. Arneson or Mr. Brewe become unable to serve as a Venture director prior to completion of the merger, a replacement director will be selected by Venture.
      James F. Arneson, age 44, is the President and CEO of WCB and Redmond National Bank. Prior to joining WCB, Mr. Arneson served for ten years as Executive Vice President and Chief Financial Officer of First Community Bank and its holding company, First Community Financial Group, now known as Venture Bank and Venture Financial Group, respectively. Having received his certification in 1987, Mr. Arneson also practiced public accounting for seven years with Knight, Vale and Gregory, now known as McGladrey & Pullen, where he worked predominately with financial institutions. Mr. Arneson holds a Bachelor of Arts degree in Business Administration in finance and accounting from Washington State University. Mr. Arneson is an active member of professional associations, and has served as a director or officer for a number of charitable and civic organizations.
      Keith Brewe, age 50, is President and CEO of Redmond General Insurance Agency, Inc. He is a lifelong resident of Washington and currently resides in Woodinville. Mr. Brewe received his Business Degree from Washington State University, concentrating in insurance. He was a founding director of WCB and Redmond National Bank, currently serving as the chairman of the boards. Redmond General Insurance Agency provides a full line of Property & Casualty Insurance to businesses and residents of Redmond and the surrounding communities. Mr. Brewe has served on the Board, and as President, of both the Lake Washington Chapter of the CPCU (Chartered Property Casualty Underwriter) Society and the Independent Insurance Agents & Brokers of King County. In 2004, he was named King County Insurance Agent of the Year. Mr. Brewe has also been active in the community having served as a Boy Scout leader and Youth Basketball coach.
      Information regarding current Venture directors is set forth in the proxy statement for Venture’s 2005 annual meeting of shareholders, which is incorporated by reference into this document.
Interests of WCB Directors and Officers in the Merger
      When considering the recommendations of the WCB board of directors, you should be aware that members of WCB’s management and board of directors may be deemed to have interests in addition to, or in conflict with, your interests. The WCB board of directors was aware of these interests and considered them, among other matters, in approving the merger.

Continuation of Certain Persons as Directors and Executive Officers
      The merger agreement provides that James F. Arneson and Keith W. Brewe will serve after the effective date as directors of the combined company. Also, executive officers of WCB are expected to continue as employees of Venture for a period of time following the effective date.

Executive Employment Agreements
      Venture has entered into an employment agreement with James F. Arneson to be effective immediately following completion of the merger. The agreement provides for a term through

September 30, 2008 with automatic annual renewals thereafter and an annual salary of not less than $200,000. Mr. Arneson will be eligible for perquisites available to senior officers of Venture and to participate in Venture’s incentive and equity based compensation plans. In addition, Mr. Arneson will receive a bonus of at least $6,500 for each of the first four years following the effective date. For 2005, Mr. Arneson’s bonus will be based on performance criteria, including successful integration following the merger, and his target bonus will not be less than the bonus he received in 2004 from Redmond National Bank.
      Mr. Arneson’s employment agreement with Venture will supersede and replace Mr. Arneson’s existing employment agreement with WCB and Redmond National Bank. Among other things, Mr. Arneson’s current agreement entitles him to receive a payment equal to two times his W-2 income over the preceding twelve months in the event that his employment terminates in connection with a change in control transaction (including termination by Mr. Arneson with or without good reason during the one year period following such transaction) involving WCB or Redmond National Bank. In lieu of the change of control payment that Mr. Arneson would have been eligible to receive due to the merger, the Venture employment agreement provides that Mr. Arneson will receive $125,000 and 5,000 restricted shares of Venture common stock. The restricted shares vest equally over a four-year period, with the initial 1,250 shares vesting on October 1, 2006.
      If Mr. Arneson’s employment is terminated by Venture without cause (as defined), or by Mr. Arneson for good reason (as defined) during the term of the agreement, he will receive a severance payment equal to the base salary paid to him during the twelve months preceding the month of termination. If Mr. Arneson’s employment terminates in connection with a change in control (as defined) of Venture, Mr. Arneson will receive a severance payment equal to two times the base salary paid to him during the previous twelve months. A retention bonus equal to one times Mr. Arneson’s base salary will be paid if he is employed by Venture (or its successor) as of the one year anniversary of the change in control.
      Mr. Arneson is prohibited from competing with Venture for the twelve month period after his employment is terminated, whether or not such termination was voluntary. In addition, Mr. Arneson is prohibited from soliciting employees or customers of Venture during the twenty-four month period following termination, whether or not such termination was voluntary.
      Beverly A. Galpin, WCB’s Senior Vice President and Chief Financial Officer, and William C. Parker, WCB’s Senior Vice President and Credit Administrator, are also parties to employment agreements with WCB and Redmond National Bank. These agreements have terms that are similar to those in Mr. Arneson’s current agreement. In the event of a change in control of WCB or Redmond National Bank, Ms. Galpin and Mr. Parker are each entitled to a payment equal to two times her or his base compensation during the most recent calendar year. Assuming that the merger closes and that Ms. Galpin’s and Mr. Parker’s employment terminates in 2005, they will be entitled to receive, based on their 2004 base compensation, change in control payments of $228,000 and $226,000, respectively.

WCB Stock Options
      WCB stock options issued to directors and officers that are outstanding as of the completion of the merger will continue to be outstanding but thereafter will constitute options to acquire shares of Venture common stock for:

•	the number of shares of Venture common stock equal to the option exchange ratio of 2.0465 multiplied by the number of shares of WCB common stock subject to such option, and

•	with exercise prices equal to an amount determined by dividing the exercise price per share of purchase of WCB common stock by the option exchange ratio of 2.0465.
      All unvested equity-based awards will become fully vested upon completion of the merger. Assuming the merger is completed by September 30, 2005, the number of unvested stock options to acquire shares of

WCB common stock held by the following directors and executive officers that will become fully vested upon the effective date of the merger is as follows:

•	Mr. Brewe — 3,359 option shares;

•	Director Steve Engstrom — 3,359 option shares;

•	Director Ronald B. Douglass — 2,717 option shares;

•	Director James E. Cumming — 3,359 option shares;

•	Director Andrew Fallat — 3,359 option shares;

•	Director Jay Vander Pol — 3,359 option shares;

•	Mr. Arneson — 12,823 option shares;

•	Ms. Galpin — 6,875 option shares; and

•	Mr. Parker — 6,632 option shares.

Indemnification
      Venture has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, WCB’s present and former directors and employees with a position of Senior Vice President and higher at WCB or a WCB subsidiary, against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger. Venture is not required to indemnify any party if such party acted in bad faith and not in WCB’s best interests. For 36 months after the effective date of the merger, Venture will use its best efforts to maintain director and officer liability insurance for the former WCB directors and senior officers with respect to any such potential claims.
Certain Relationships and Related Transactions
      Keith Brewe, the chairman of WCB and a proposed continuing director for Venture, is the President and CEO of Redmond General Insurance Agency, Inc. (RGIA). WCB and Redmond National Bank purchase various insurance policies through RGIA. In 2004, the total payments made to RGIA were $74,845.35. Up through the date of this proxy statement/ prospectus, no payments have been made to RGIA in 2005.
Commitments of Directors
      Each WCB director has expressly agreed to vote all of his or her shares for approval of the merger agreement. Each such director has agreed to recommend (subject to his or her fiduciary duties) approval of the merger agreement to WCB’s shareholders. Further, except with the consent of Venture, each WCB director has agreed that, for two years following service on the board of directors of WCB, he or she will not solicit employees and customers of Venture or Venture Bank, and will not serve as a director, founder, officer or employee of any insured depository or its parent company (other than Venture or its affiliates) with branches in King County or own more than 3% of the stock of an insured depository or its parent company with its headquarters or 50% or more of its deposits in eastern King County.
Resales of Stock by Affiliates
      The Venture common stock to be issued in the merger will be freely transferable by WCB shareholders. However, WCB affiliates (controlling persons), such as all directors, executive officers and holders of more than 10% of WCB’s outstanding stock immediately prior to the merger, may not sell their Venture shares received in the merger:

•	except pursuant to an effective registration statement under the Securities Act of 1933, as amended;

•	except pursuant to the provisions of Rules 144 and 145(d) under the Securities Act of 1933, as amended; or

•	unless an opinion of counsel reasonably satisfactory to Venture states that those shares may be sold pursuant to an exemption from registration.
Material United States Federal Income Tax Consequences of the Merger
      The following describes the anticipated, material United States federal income tax consequences of the merger to WCB shareholders. This discussion addresses only WCB shareholders who hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the federal income tax considerations that may be relevant to WCB shareholders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that use a mark-to-market method of accounting;

•	persons who are not citizens or residents of the United States;

•	shareholders who hold their shares as part of a hedge, straddle, or other risk-reduction transaction; or

•	shareholders who acquired their WCB common stock through stock options or otherwise as compensation.
In addition, this discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options to purchase WCB common stock in anticipation of the merger. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change, possibly with retroactive effect.
      You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the effect of the alternative minimum tax and any state, local, and foreign taxes.

Tax Consequences of the Merger
      The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. It is a condition to Venture’s and WCB’s obligation to complete the merger that the parties receive an opinion from Foster Pepper Tooze LLP, counsel to Venture, dated as of the closing date of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a). The opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion will be based upon facts and assumptions, and on specific representations and assurances made by Venture and WCB. Neither Venture nor WCB has requested or intends to request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger.

      The Foster Pepper Tooze LLP opinion will state that:

•	the merger will qualify as a reorganization within the meaning of Section 368(a);

•	the parties to the merger agreement and to the plans of merger will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

•	no taxable gain or loss will be recognized by Venture, Venture Bank, WCB, Redmond National Bank as a result of the merger; and

•	no taxable gain or loss will be recognized by WCB shareholders who exchange their shares of WCB common stock for Venture common stock in the merger (except with respect to cash received in lieu of fractional shares of Venture common stock).

Consequences to WCB Shareholders
      If you are a WCB shareholder, you will not recognize taxable gain or loss to the extent you receive Venture common stock in exchange for your shares. The aggregate tax basis of the Venture common stock you receive as a result of the merger will be the same as your aggregate tax basis in the WCB common stock you exchange, increased by the amount of gain recognized in the merger, if any. The holding period of Venture common stock you receive as a result of the exchange will include the holding period of the WCB common stock you exchange.
      In general, if pursuant to the merger you exchange all of your shares of WCB common stock solely for cash, you will recognize gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of WCB common stock surrendered, which gain or loss will be long-term capital gain or loss if your holding period with respect to the WCB common stock surrendered is more than one year. Notwithstanding the foregoing, if you exchange all of your shares of WCB common stock solely for cash and either (1) are deemed to constructively own shares of Venture common stock that were exchanged for shares of WCB common stock or (2) actually own shares of Venture common stock, cash received by you may be taxed as a dividend rather than as a capital gain. The consequence to such holders may be similar to the consequences for shareholders who exchange their shares for a combination of Venture common stock and cash.
      If pursuant to the merger you exchange all of your shares of WCB common stock for a combination of Venture common stock and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Venture common stock received pursuant to the merger over the adjusted tax basis in your shares of WCB common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if your holding period with respect to the WCB common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for federal income tax purposes.
      The aggregate tax basis of Venture common stock received by a WCB shareholder who exchanges his or her shares of WCB common stock for a combination of Venture common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of WCB common stock surrendered for Venture common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described above), if any, recognized by the holder on the exchange. The holding period of the Venture common stock will include the holding period of the shares of WCB common stock surrendered. If a holder has differing bases or holding periods in respect of its shares of WCB common stock, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Venture common stock received in the exchange.

Accounting Treatment
      The merger will be accounted for as a “purchase” under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, WCB’s assets and liabilities will be recorded at their respective fair values as of the closing date of the merger and added to Venture’s assets and liabilities. Financial statements and reported results of operations of Venture after the closing date would reflect these values, but would not be restated retroactively to reflect the historical financial position or results of operations of WCB. Any excess of the purchase price over the fair values of WCB’s assets and liabilities will be recorded as goodwill, which may be charged off against earnings in the future if the goodwill is subsequently determined to be impaired in accordance with applicable accounting rules. The goodwill will be tested for impairment on at least an annual basis.
THE MERGER AGREEMENT
      The following describes aspects of the merger, including material terms of the merger agreement. The description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to carefully read the merger agreement.
Representations and Warranties
      Each of Venture and WCB have made representations and warranties regarding, among other things:

•	corporate matters, including due organization, existence under state law, general corporate power and authority, and books and records;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and third-party approvals;

•	timely filing, accuracy and completeness of reports required to be filed with the SEC, FDIC or other regulatory entities;

•	the absence of undisclosed liabilities;

•	insurance coverages;

•	validity of, and the absence of defaults under, material contracts;

•	the absence of material changes or events since December 31, 2004;

•	compliance with applicable law including lending laws and regulations;

•	adequacy of reserve for loan losses;

•	interests of officers and directors;

•	tax matters;

•	legal proceedings; and

•	environmental matters.
      WCB made additional representations and warranties to Venture regarding, among other things:

•	employee benefits and its relationship with its employees;

•	intellectual property;

•	no broker’s or finder’s fees except for fees and costs of Keefe, Bruyette & Woods, Inc.

•	real property;

•	the absence of joint ventures; and

•	outstanding commitments.
Covenants and Other Agreements

Conduct of Business Pending the Merger
      Venture and WCB have agreed that, prior to the effective date, except with the consent of the other party, each will:

•	continue to conduct its business only in the ordinary course;

•	use reasonable efforts to preserve its present business organization, retain its employees, and preserve the goodwill of all customers and other persons with whom it has business dealings;

•	timely file all governmental reports;

•	timely file tax returns and pay taxes;

•	use reasonable efforts to apply for and receive all approvals required for completion of the merger; and

•	provide access to the other party to its premises, books, files and records.
      Venture is specifically permitted to pay regular quarterly cash dividends in accordance with past practice up to $0.08 per share. Venture is also permitted to repurchase up to 100,000 shares of Venture common stock in accordance with its share repurchase program undertaken in compliance with SEC Regulation M. Venture has agreed to suspend repurchases during the period beginning one day before this document is mailed to shareholders and ending upon the closing of the merger.

Additional Covenants of WCB
      WCB has also specifically agreed to:

•	call a special meeting of its shareholders to vote on the merger;

•	promptly pay all accounts payable upon receipt of billings including legal, financial advisory and accounting services;

•	deliver board minutes and committee reports to Venture;

•	approve the plan of merger between Redmond National Bank and Venture Bank;

•	charge-off all loans deemed to be uncollectible prior to the closing;

•	maintain an adequate loan loss reserve;

•	notify Venture of renewals or modifications of loans to borrowers on WCB’s watch list;

•	notify Venture of commitments or modifications to agreements or arrangements, which alone or together with all similar arrangements exceed $50,000, with any director or officer of WCB or Redmond National Bank; and

•	provide all information necessary to prepare this document.

Additional Covenants of Venture
      Venture has also specifically agreed to:

•	register shares of Venture common stock to be issued to WCB shareholders;

•	take all actions necessary to appoint James F. Arneson and Keith W. Brewe to its board following completion of the merger; and

•	indemnify and hold harmless, to the fullest extent permitted under applicable law, WCB’s present and former directors and employees with a position of Senior Vice President and higher at WCB and Redmond National Bank against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger.

Negative Covenants
      Venture and WCB have agreed that, without the consent of the other party, neither party will:

•	amend its articles of incorporation or bylaws or its respective subsidiaries’ articles or bylaws;

•	declare any dividend other than Venture’s regular quarterly cash dividends;

•	redeem, repurchase or otherwise acquire its stock other than pursuant to Venture’s share repurchase program in compliance with applicable securities laws;

•	engage in any activity outside the ordinary course of business that could reasonably be expected to have a material adverse effect on their respective businesses;

•	knowingly violate any applicable law or regulation;

•	act in a manner that causes it to fail to comply with regulatory orders or permits;

•	violate, default or breach any contract or agreement that is material to its business; or

•	take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
      In addition, WCB has agreed not to:

•	borrow funds outside the ordinary course of its business;

•	sell or lease property or assets outside the ordinary course of its business;

•	increase compensation payable to any officer, director, employee or agent, other than merit increases in the ordinary course of business consistent with past practices;

•	enter into any employment contract for a period greater than 30 days or providing for severance payments upon termination of employment or upon the occurrence of any other event;

•	make or commit to any stay, retention or conversion bonus except as may be agreed to by Venture;

•	make any material change in any employee benefit plan;

•	acquire control or ownership interests in any other corporation or other entity except in the ordinary course of business through foreclosure or transfer in lieu of foreclosure;

•	make any payment in excess of $25,000 in settlement of any pending or threatened legal proceeding;

•	engage in any activity that would result in the breach of any representation or warranty under the merger agreement or the failure of a condition of closing within WCB’s control;

•	acquire, open or close any office or branch;

•	make any capital expenditures in excess of $10,000;

•	make, renew or materially modify any loan or series of loans or commitments over $1,000,000;

•	extend the maturity of any loan risk-rated substandard or worse beyond March 31, 2006 or six months following the effective date of the merger, whichever is later;

•	extend the maturity of any loan on non-accrual beyond December 31, 2005 or three months following the effective date of the merger, whichever is later; or

•	sell investment securities at a gain except as necessary to provide liquidity and in accordance with past practices.

Affiliate Agreements
      WCB’s affiliates have delivered to Venture agreements requiring each affiliate to dispose of his or her shares of a Venture common stock acquired in the merger only in compliance with the Securities Act of 1933.

Employment Matters
      Venture entered into an employment agreement with Mr. Arneson to be effective after the merger. See “THE MERGER — Interests of WCB Directors and Officers in the Merger.”
      Venture has agreed to provide WCB employees who become Venture employees with compensation and benefits packages and employment terms no less favorable, in the aggregate, than those made available to Venture and Venture Bank employees of similar tenure and with similar responsibilities. For purposes of vacation benefits and participation in Venture bonus plans, profit sharing plans and arrangements, or similar benefits, WCB employees will receive credit for their prior service with WCB.
No Solicitation
      The merger agreement provides that neither WCB, Redmond National Bank nor their officers, directors or agents may initiate contact with any person or entity in an effort to solicit a merger, acquisition proposal or similar transaction with a party other than Venture. WCB may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties based upon advice of its legal counsel. WCB must notify Venture if it receives any alternative acquisition proposal.
Conditions to Complete the Merger
      Completion of the merger is subject to conditions set forth in the merger agreement. In the event the merger has not been completed by November 30, 2005, either party may terminate the merger agreement. See “— Termination”.
      The merger can only occur if:

•	WCB’s shareholders approve the merger agreement; and

•	Venture and WCB procure all required regulatory consents, orders and approvals, and satisfy legal requirements of regulators including the Federal Reserve Board, the FDIC, and the Washington Department of Financial Institutions.
On June 27, 2005, Venture filed applications or waiver requests with all regulatory agencies and expects to receive the necessary approvals in due course.

Conditions to Each Party’s Obligations
      Each party’s respective obligations are conditioned on satisfaction by the other party of its obligations under the merger agreement and the above-mentioned conditions. The following additional conditions must be satisfied, or waived where permissible, and events must occur before the parties will be obligated to complete the merger:

•	the representations and warranties given by each party are true in all material respects as of the effective date of the merger;

•	WCB has received an updated opinion from KBW immediately before this document is mailed to shareholders, to the effect that the consideration to be paid to WCB shareholders is fair from a financial point of view to such shareholders;

•	each party has received an opinion of Foster Pepper Tooze LLP as to the tax treatment of the merger;

•	each party has complied in all material respects with its covenants in the merger agreement;

•	there has been no material adverse change in the business or financial condition of either party since December 31, 2004;

•	each party has received a certificate of the other party’s President and Chief Financial Officer certifying the fulfillment of conditions to completion of the merger;

•	there are no actions or proceedings commenced or threatened against any party to restrain, prohibit or invalidate the merger or restrict the operations of the business of the parties; and

•	there is no banking moratorium or other suspension of payment by banks in the United States.

Conditions to Venture’s Obligations
      Venture’s obligation to consummate the merger is also conditioned upon:

•	WCB and Redmond National Bank delivering certificates of good standing issued by the appropriate governmental officers;

•	the SEC issuing an order of registration relating to the shares of Venture common stock to be issued in the merger to WCB shareholders;

•	Redmond National Bank’s average deposits for the calendar month preceding the effective date of the merger will be at least 90% of the average deposits for March 2005;

•	Prior to the effective date of the merger, all Redmond National Bank loans that are deemed uncollectible must be charged off, and Redmond National Bank must maintain its allowance for loan and lease losses, calculated in accordance with Venture Bank’s current methodology, at the greater of (i) 1.22%, or (ii) the midpoint as determined by applying Venture Bank’s current methodology to Redmond National Bank’s loan portfolio;

•	WCB meeting a Tangible Equity Capital Target on the effective date of the merger; and

•	WCB’s transaction expenses being reasonable and in no event exceeding $425,000 in the aggregate.

Tangible Equity Capital Target Condition
      As of the effective date of the merger, WCB’s Tangible Equity Capital, described below, must not be less than the following targets:

Tangible Equity
Effective Date	Capital Target

As of August 31, 2005	$10,510,000
As of September 30, 2005	$10,630,000
As of October 31, 2005	$10,760,000
As of November 30, 2005	$10,887,000

If the Effective Date is on a day other than the last day of a calendar month, the Tangible Equity Capital Target is increased by an amount prorated on a per diem basis for such partial calendar month. As of June 30, 2005, WCB’s Tangible Equity Capital was $10,387,040.
      Tangible Equity Capital is defined in the merger agreement as common stock, paid in capital and retained earnings, without giving effect to capital received upon the exercise of stock options and any impact from gains or losses on available for sale securities after December 31, 2004, and minus the following:

•	amount necessary, if any, to increase WCB’s consolidated loan loss reserve to adequate levels;

•	the amount necessary if any, for WCB to complete actions necessary to accrue expenses, pay merger related expenses in excess of $425,000 and maintain adequate credit quality prior to closing; and

•	goodwill and any other intangible assets.
      If WCB does not meet the Tangible Equity Capital Target at closing, the total amount of cash to be paid by Venture is reduced by the amount equal to the difference between the target and WCB’s actual Tangible Equity Capital. For example, if WCB’s Tangible Equity Capital is $200,000 below the Tangible Equity Capital Target on the effective date, the total amount of cash to be paid by Venture would be reduced from $12,226,676 to $12,026,676. In this example, and assuming an average closing price of Venture’s common stock of $21.00, the value of the transaction to WCB shareholders is reduced from $43.49 (if the Tangible Equity Capital Target had been met) to $43.13 per WCB share.

Transaction Expenses Condition
      WCB’s transaction expenses include all costs, fees and expenses incurred by WCB or accrued, owed or paid by WCB to its attorneys, accountants, investment bankers, and printers for all services rendered or to be rendered in any respect in connection with the transactions contemplated by the merger agreement. If transaction expenses are in excess of $425,000, Venture would not be obligated to consummate the merger.

Conditions to WCB’s Obligations
      WCB’s obligation to consummate the merger is also conditioned upon Venture and Venture Bank delivering certificates of good standing issued by the appropriate governmental officers.

Waiver of Conditions
      The merger agreement provides that WCB or Venture may waive any condition precedent to its own obligations under the merger agreement, including any default in the performance of any obligation of the other party, and may waive the time for compliance or fulfillment of any obligation of the other party, provided that such a waiver is permitted by law.
Amendment
      The merger agreement may be amended at any time prior to the effective date upon approval of each party’s board of directors, except that amendments that decrease the amount or modify the form of consideration to be received by the WCB shareholders must be approved by WCB shareholders.
Termination
      The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective date:

•	by the mutual consent of WCB and Venture for any reason;

•	by either WCB or Venture any time after November 30, 2005, if the merger has not been consummated by that date through no fault of the terminating party;

•	by either WCB or Venture in the event of a material misrepresentation or material breach by the other party of its representations, warranties, covenants, or agreements contained in the merger agreement;

•	by WCB upon a determination by its board of directors that such action is required in order for the directors to comply with their fiduciary duties; or

•	by WCB if the average closing price of Venture common stock is less than $17.20 and such decline is disproportionate to the change in an equal-weighted index of publicly traded Pacific Northwest financial institutions.

Effect of Termination
      If the merger agreement is terminated by the mutual consent of both parties, or either party terminates because the merger has not been completed by November 30, 2005, through no fault of the terminating party, the merger agreement will be void and neither party will have any liability as a result of the termination.
      WCB must pay Venture $250,000 if:

•	Venture terminates the merger agreement after WCB’s board of directors has failed to recommend approval of the merger to WCB’s shareholders;

•	Venture terminates the merger agreement due to WCB’s material misrepresentation or breach; or

•	WCB terminates the merger agreement pursuant to a determination by its board that such action is required in order for the directors to comply with their fiduciary duties.
      Venture must pay WCB $250,000 if WCB terminates the merger agreement due to Venture’s material misrepresentation or breach.
      WCB must pay a $1 million termination fee (less any amounts already paid) to Venture if WCB terminates the merger agreement and enters into an alternative acquisition transaction prior to December 31, 2006 and the alternative acquisition transaction had been proposed prior to or at the time of WCB’s special shareholder meeting concerning the merger with Venture.

Disproportionate Decline in Venture’s Average Closing Price
      WCB may notify Venture that it intends to terminate the merger agreement due to a disproportionate decline in the average closing price of Venture’s common stock. Venture may elect, within two business days of its receipt of such notice, to increase the number of shares it will issue in the merger.
      WCB may terminate the merger agreement if, on the fifth business day immediately prior to the closing of the merger (the “determination date”), both of the following are true with respect to Venture’s common stock:

•	the Venture average closing price (defined as the average sales price of Venture common stock over the twenty days on which a trade occurred through and including the fifth business day prior to the closing of the merger is less than $17.20); and

•	the number obtained by dividing the Venture Average Closing Price by $21.50 is less than the number obtained by:

•	dividing the final index (defined as the sum of the final average price of the common stock of the group of financial institutions, the “index group”, designated in the merger agreement by the parties) by $22.10, which is the sum of the per share closing price of each company in the index group on March 4, 2005, and

•	subtracting 0.15.

      For example, if the price of Venture’s average closing price on the determination date is $16.34, or a 24% decline from $21.50, the first condition is met. The final index would have to increase, remain the same or decline to no less than $20.11 (a maximum 9% decline) for the second condition to be met and for WCB to have the right to elect to terminate. The Venture average closing price over the twenty trading day period ending June 30, 2005 was $20.12.
      Venture may elect, within two business days of receiving WCB’s notice of termination, to increase the total number of shares of Venture stock to be issued to WCB shareholders. Venture must increase the number of shares such that the per share consideration will at least be equal to the per share consideration a holder of WCB stock would have received had the Venture average closing price been the lesser of:

•	$17.20, or

•	the product of $21.50 and the number obtained by (i) dividing the final index by $22.10 and (ii) subtracting 0.15.
      In the example of Venture’s average closing price at $16.34, and assuming that the final index is not less than $21.00, if Venture elected to increase the number of shares to be issued, Venture would need to issue 598,614 shares, or 29,931 additional shares.
      If Venture makes such an election, no termination of the merger agreement will occur and the merger agreement will remain in effect according to its terms, except for the increase in amount of Venture stock to be issued. If Venture does not elect to increase the number of shares after receiving notice of termination from WCB due to a disproportionate decline in its stock price, the merger agreement will terminate and be of no further force and effect, and neither party will receive a termination fee.
Expenses
      The merger agreement provides, in general, that each party will pay its own expenses in connection with the merger, including fees and expenses of its own financial and other consultants, accountants, and legal counsel except under termination events as discussed above.
INFORMATION ABOUT VENTURE
      Venture is a Washington corporation and registered bank holding company formed in November 1983 as First Community Bancorp, Inc. and headquartered in Lacey, Washington. At that time, Venture acquired all of the outstanding shares of First Community Bank of Washington, a Washington state-chartered bank formed in 1979, which became Venture Bank in May 2003. Venture Bank, also headquartered in Lacey, Washington, provides a full range of banking products and services to small and medium sized businesses, professionals and individuals through 14 financial centers in the Puget Sound region of Washington, as well as the neighboring southwest Washington communities of Centralia and Eatonville. Venture changed its name to First Community Financial Group, Inc. in July 1992 and again in May 2003 to Venture Financial Group, Inc. Its website address is www.venture-bank.com.
      At June 30, 2005, Venture had consolidated total assets of approximately $592.5 million, total net loans receivable of approximately $451.3 million, total deposits of approximately $388.7 million, and total shareholders’ equity of approximately $60.1 million.

      Venture expanded solely through internal growth until 1993 when it began a series of acquisitions to more rapidly expand its market area.

	Year
Acquisition	Completed	Branch Locations Acquired

Citizens First Bank	1993	Elma; Aberdeen
Northwest Community Bank	1995	Fircrest; Tacoma
Prairie Security Bank	1997	Downtown Olympia; Yelm; Eatonville
Wells Fargo Bank — Four Financial Centers	1997	Hoquiam; Montesino; Toledo; Winlock
Harbor Bank, N.A.	2002	Gig Harbor (2)
      On October 1, 2002, the Company completed the acquisition of Harbor Bank, National Association pursuant to an Agreement and Plan of Merger under the terms of which Harbor Bank merged with and into the Bank. Harbor Bank shareholders received $10.75 in cash for each share of Harbor Bank common stock outstanding as of the effective date of the merger. The total estimated value of the acquisition was approximately $7 million. The acquisition was financed out of existing capital, including the proceeds of a $13 million offering of Junior Subordinated Debentures completed in July 2002.
      In addition to growth by acquisition, during the past five years Venture has opened financial centers in the following areas:

•	Hawks Prairie area of Lacey (2000)

•	Meridian-Puyallup (2001)

•	West Olympia (2001)

•	Downtown Tacoma (2001)

•	Kent (2004)
      In September 2003, Venture Bank consolidated two Puyallup financial centers into one financial center located in the South Hill area. In April 2004, Venture Bank acquired Washington Asset Management Tacoma, LLC, a financial services and wealth management company. The acquired firm was consolidated with the bank’s existing Investment Services Department and Venture Wealth Management, a wholly owned subsidiary of Venture Bank, was formed. Venture Wealth Management is headquartered in downtown Tacoma. In May 2004, Venture entered into an agreement to acquire property in DuPont to serve as its new headquarters facility.
      In October 2004, Venture Bank sold seven financial centers located in Grays Harbor (Aberdeen, Elma, Montesano, and Hoquiam), Lewis (Toledo, Winlock) and Thurston (Panorama City) Counties. In October 2004, Venture Bank agreed to lease land in Lakewood for a financial center scheduled to open in the third quarter 2005. In December 2004, Venture Bank opened its first King County financial center located in the Kent East Hill area. Venture’s goal is to grow along the highly visible interstate highway corridors in the Puget Sound region while emphasizing its community banking philosophy.
      Venture Bank engages primarily in commercial and retail banking business with a focus on commercial real estate lending. Venture Bank provides a full range of banking services including:

•	savings and checking accounts,

•	time deposits,

•	consumer installment loans,

•	mortgage and commercial lending,

•	safe deposit facilities,

•	online bill pay,

•	electronic banking via ATMs, Internet and telephone, and

•	investment services to consumer and commercial customers including retirement and estate planning, profit sharing plans and the sale of non-deposit investments products through Venture Wealth Management.
      Venture Bank, through a marketing and servicing agreement with Advance America, also operated a small loan division offering short-term consumer loans (commonly know as “payday loans”) to consumers in the state of Arkansas until June 30, 2005. The small loan division accounted for approximately 9.6% of Venture’s net income for the fiscal year ended December 31, 2004.
      Venture’s primary market area, the southern Puget Sound region, has historically depended on aerospace, foreign trade, natural resources including agriculture and timber and government/military.
      Venture also has two subsidiaries formed for the sole purpose of issuing trust preferred securities.
INFORMATION ABOUT WASHINGTON COMMERCIAL BANCORP
      WCB is a bank holding company organized under the laws of the State of Washington, incorporated on April 15, 1987. WCB is located in Redmond, Washington, and conducts its business operations through its subsidiary, Redmond National Bank, a national association, which commenced operations in 1988. WCB does not engage in any substantial activities other than acting as a bank holding company for Redmond National Bank. At June 30, 2005, WCB had consolidated total assets of approximately $117.7 million, total loans receivable of approximately $110.6 million, total deposits of approximately $92.1 million, and total shareholders’ equity of approximately $10.4 million.
      Redmond National Bank believes that it presents an alternative to large financial institutions by offering local ownership, local decision-making and other personalized services characteristic of community banks to its customers.
Market Area and Competition
      Redmond National Bank competes with other commercial banks, savings and loan associations, credit unions and finance companies operating in its primary service area, which consists of King County, Washington. Redmond National Bank’s main office is located in Redmond, Washington; a city that has grown significantly over the last decade both in the number of residents and the amount of small-to-medium sized businesses located in the region.
      Redmond National Bank faces a high degree of competition. In its market areas, there are numerous small banks and several larger national and regional financial banking groups. Although Redmond National Bank’s competitors often are larger, sometimes significantly larger, its service levels and product mix have enabled it to grow as its market has grown. Redmond National Bank competes for loans and deposits principally based on the availability and quality of services provided, responsiveness to customers, interest rates, loan fees and office locations. Redmond National Bank actively solicits deposit customers and competes by offering them the highest quality customer service. Redmond National Bank believes its personalized customer service and community banking philosophy enable it to compete effectively in its market area.
Products and Services
      In conjunction with the growth of its asset base, Redmond National Bank has introduced a mix of products and services tailored to its highly competitive market. Redmond National Bank’s customers demand not only a wide range of financial products but also efficient and convenient service.

Deposit Services
      Redmond National Bank offers the full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, savings accounts, money market accounts and various types of certificates of deposit. The transaction accounts and certificates of deposit are tailored to the Bank’s primary market area at rates competitive with those offered in the area. All deposit accounts are insured by the FDIC to the maximum amount permitted by law.

Other Services
      Other products and services include electronic funds transfers, electronic tax payment, safe deposit boxes, automated teller machines and access cards, point-of-sale debit cards, merchant credit card services, traveler’s checks, savings bonds, direct deposit and night deposit. Redmond National Bank offers access to general bank information as well as online banking through its website www.redmondbank.com.
      Loans include real estate construction, land development, commercial real estate, residential real estate, commercial and consumer loans. Redmond National Bank is permitted by law to make loans to single borrowers in aggregate amounts of up to 15% of its unimpaired capital, surplus and the allowance for loan losses. As of June 30, Redmond National Bank’s legal lending limit was $2,247,661. This limit will increase as a result of the merger to approximately $17 million.
      From time to time, Redmond National Bank sells participations in loans, primarily in order to stay within its legal limit. Loans have been sold to a number of banks in past years and are currently sold to several other community banks located in Washington. Participations are sold on a non-recourse basis.
      As of April 30, 2005, Redmond National Bank had a concentration of loans for residential construction and land development purposes, which together comprised 43% of outstanding loans. Loans secured by commercial real estate comprised 22% and commercial loans (secured by assets which may include real estate but whose purpose is not directly related to real estate) comprised 13%. Residential construction loans and land development loans may represent a risk to the bank since an increase in interest rates or a downturn in the business/real estate climate could adversely affect the portfolio.
      Redmond National Bank’s board has approved specific lending policies and procedures for the bank and is responsible for implementation of the policies. The lending policies and procedures include guidelines for loan term, loan-to-value ratios, collateral appraisals and interest rates. The loan policies also vest varying levels of loan authority in management. Management monitors lending activities through regular loan committee meetings, monthly reporting and periodic review of loans.
Employees
      Redmond National Bank had a total of 21 full-time employees and 2 part-time employees at June 30, 2005. WCB has no employees in addition to those of Redmond National Bank. Management believes relations with all its employees are good.
Properties
      In addition to the main office in Redmond, Washington, Redmond National Bank also has a branch in Redmond. The following is a description of the properties:

		Date Opened or	Occupancy Status
Location	Square Feet	Acquired	(Own/Lease)

Main Office	Approximately 9000	October 25, 1988	Own Building and Land
15801 NE 85th Street
Redmond, WA 98052
Redmond Branch	1,808	October 8, 1997	Leased
16301 NE 74th Street
Redmond, WA 98052

Legal Proceedings
      There are no material pending legal proceedings to which WCB or Redmond National Bank is a party or to which any of their properties is subject.
DESCRIPTION OF VENTURE CAPITAL STOCK
      In the merger, WCB shareholders will exchange their shares of WCB common stock for Venture common stock. The following summarizes the material features of Venture common stock and is subject to the provisions of Venture’s articles of incorporation and bylaws and the relevant portions of the Washington Business Corporation Act, or WBCA.
      Venture is authorized to issue up to 30 million shares of common stock without par value and 200,000 shares of preferred stock without par value. As of July 11, 2005, there were 6,595,472 shares of common stock outstanding. Following the merger, a total of approximately 7,164,155 shares are expected to be outstanding. No preferred shares have been issued. The terms of the preferred stock are not established in the articles of incorporation, but may be designated in one or more series by the board of directors when the shares are issued. Venture’s board of directors is authorized to issue or sell additional capital stock of Venture and to issue future cash or stock dividends, without prior shareholder approval, except as otherwise required by law.
      A total of 157,000 shares of common stock are reserved for future stock option grants under Venture’s 2004 Stock Incentive Plan. As of July 11, 2005 there were a total of 294,510 shares reserved for issuance under grants made under Venture’s stock option plans. Approximately 207,490 additional Venture shares will be reserved for the exercise of awards granted under WCB’s stock option plans, which will be assumed by Venture.
Voting, Liquidation and Other Rights
      Each outstanding share of common stock has the same relative rights as each other share of common stock, including rights to the net assets of Venture upon liquidation. Each share is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes cast on a matter is sufficient to take action upon routine matters. The affirmative vote of two-thirds of the outstanding shares is required to approve a merger or dissolution or sale of all of Venture assets. In general, amendments to Venture’s articles of incorporation must be approved by a majority of the outstanding shares. An amendment to the fair price provision of Venture’s articles of incorporation discussed below, however, requires the approval of 90% of the outstanding shares. The board of directors, without shareholder approval, may amend the articles of incorporation to change the corporate name or, provided only one class of stock is outstanding, to effect a forward split of, or change the number of authorized shares of common stock in proportion to a forward split of, or stock dividend, in Venture’s outstanding shares.
      Directors are elected by a plurality of the votes cast. Venture’s directors are split into three classes, with elected directors generally serving three-year terms. Holders of common stock may not cumulate votes in the election of directors. All issued and outstanding shares are, and all shares to be issued to WCB shareholders pursuant to the merger will be, fully paid and non-assessable.
      In the event of Venture’s liquidation, holders of Venture’s common stock will be entitled to receive pro rata any assets legally available for distribution to Venture shareholders, subject to any prior rights of any Venture preferred stock then outstanding.
      Venture’s common stock does not have any preemptive rights, sinking fund provisions, redemption privileges or conversion rights. Venture’s articles of incorporation permit the repurchase of outstanding shares of common stock.
      Registrar and Transfer Company is the registrar and transfer agent for Venture’s common stock.

Dividend Rights
      Subject to any prior rights of any outstanding preferred stock, holders of Venture’s common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as Venture’s board of directors may declare out of funds legally available for these payments. The board of directors’ dividend policy is to review Venture’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders. Although Venture expects to continue to pay cash dividends, future dividends are subject to the discretion of the board.
Anti-Takeover Provisions
      Venture’s articles of incorporation contain certain provisions that could make more difficult Venture’s acquisition by means of an unsolicited tender offer or proxy contest. Venture’s articles of incorporation require that any “business combination” (as defined in the articles of incorporation and including, among other transactions, a merger or sale of substantially all of Venture’s assets) be approved by the affirmative rate of not less than 90% of the outstanding shares unless:

•	at least two-thirds of the directors approve the business combination; or

•	the consideration to be received in the business combination by Venture’s shareholders is not less than the highest price per share paid by the potential acquiror in acquiring any Venture stock, and a proxy statement meeting the requirements of the Securities Exchange Act of 1934 is mailed to Venture shareholders to solicit their approval of the business combination.
      Venture’s articles of incorporation authorize the board of directors, when evaluating a merger, tender offer or exchange offer, to consider all relevant factors including the social and economic effects on employees, customers and other constituents of Venture, and on the communities and geographical areas in which Venture operates. Such a provision may have the effect of discouraging potential acquirors, and may be considered an anti-takeover defense. Under the WBCA, a proposed merger, share exchange, sale of substantially all of Venture’s assets or dissolution requires the approval of the board of directors and the affirmative vote of two-thirds of the outstanding shares. Venture’s articles of incorporation do not reduce the voting requirements for such transactions.
      Venture’s articles of incorporation authorize the issuance of voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition, or selling unissued shares to a friendly third party.
      Venture’s articles of incorporation provide for a board of directors divided into three classes, with as close as possible to one-third of the directors elected annually for three-year terms. Only one class of directors is elected in any particular year. The existence of a classified board may have the effect of discouraging persons from proposing to acquire Venture in a transaction, such as a tender offer, not approved by the board because of the difficulty in gaining control of the board promptly after the transaction.
      For additional information concerning Venture’s capital stock, see “COMPARISON OF RIGHTS OF SHAREHOLDERS.”
COMPARISON OF RIGHTS OF SHAREHOLDERS
      Venture and WCB are incorporated in Washington. Upon consummation of the merger, the rights of WCB shareholders who receive Venture common stock in exchange for their shares will be governed by Venture’s articles of incorporation and bylaws and by the WBCA.

      The following table presents a comparison of the rights of WCB and Venture shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of WCB and Venture shareholders. This summary is qualified in its entirety by reference to Venture’s and WCB’s respective articles of incorporation and bylaws, as each has been amended or restated, and to the WBCA.

VENTURE	WCB

AUTHORIZED CAPITAL STOCK
Common Stock. 30,000,000 shares authorized, no par value per share, of which 6,595,472 were issued and outstanding as of July 11, 2005.	Common Stock. 3,000,000 shares authorized, no par value per share, of which 561,548 were issued and outstanding as of July 11, 2005.
Preferred Stock. 200,000 shares authorized, no par value per share, none of which have been issued. The board of directors may issue preferred stock and designate the rights and preferences.	Preferred Stock. 1,000,000 shares authorized, $1.00 par value per share, none of which have been issued. The board of directors may issue preferred stock and designate the rights and preferences.
BOARD OF DIRECTORS
Venture’s bylaws set the number of directors at not less than 5 nor more than 9 directors with the number of directors to be set by the board. The number of directors is currently set at 7 but will be increased to 9 upon completion of the merger. No person after his or her 70th birthday is eligible for election to the board.	WCB’s articles of incorporation set the number of directors at not less than 5 nor more than 24 directors with the number of directors set by the board. The number of directors is currently set at 8.
ELECTION OF DIRECTORS; CUMULATIVE VOTING
The WBCA provides that shareholders do not have a right to cumulate their votes unless the corporation’s articles of incorporation so provide. Venture’s shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast.	The WBCA provides that shareholders do not have a right to cumulate their votes unless the corporation’s articles of incorporation so provide. WCB’s shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast.
CLASSIFIED BOARD OF DIRECTORS
The WBCA permits the corporation’s directors to serve staggered terms. Venture’s board is divided into three classes, with as close as possible to one-third of the directors elected annually for three-year terms. Generally, only one class of directors is elected in any particular year.	The WBCA permits the corporation’s directors to serve staggered terms. WCB’s board is divided into three classes, with as close as possible to one-third of the directors elected annually for three-year terms. Generally, only one class of directors is elected in any particular year.
REMOVAL OF DIRECTORS
The WBCA provides that directors may be removed with or without cause, unless the corporation’s articles of incorporation provide that directors may be removed only for cause. Venture’s articles of incorporation do not limit the statutory removal provisions.	The WBCA provides that directors may be removed with or without cause, unless the corporation’s articles of incorporation provide that directors may be removed only for cause. WCB’s articles of incorporation do not limit the statutory removal provisions.
FILLING VACANCIES ON BOARD OF DIRECTORS
The WBCA provides that, unless the corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors may be filled by	The WBCA provides that, unless the corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors may be filled by

VENTURE	WCB

shareholders or the board of directors. Venture’s articles do not provide otherwise.	shareholders or the board of directors. WCB’s articles do not provide otherwise.
SHAREHOLDER NOMINATIONS
Venture’s articles provide that shareholders may nominate persons to be eligible for election only by delivering written notice to Venture not less than fourteen nor more than fifty days prior to the annual meeting.	WCB’s bylaws provide that shareholders may nominate persons to be eligible for election only by delivering written notice to WCB not less than 120 days in advance of the first anniversary of the date WCB’s proxy statement was mailed to shareholders for the preceding year’s annual meeting.
SHAREHOLDER VOTING
Election of Directors. Directors are elected by a plurality of the votes cast.	Election of Directors. Directors are elected by a plurality of the votes cast.
General. Other actions are approved if the votes cast in favor exceed the votes opposed, unless a greater number is required by the WBCA or Venture’s articles of incorporation.	General. Other actions are approved if the votes cast in favor exceed the votes opposed, unless a greater number is required by the WBCA or WCB’s articles of incorporation.
Extraordinary Transactions. The WBCA generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation’s assets by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the matter.	Extraordinary Transactions. The WBCA generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation’s assets by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the matter.
Venture’s articles require approval of business combinations by 90% or more of the outstanding shares unless two-thirds of the board approves the transaction or other voting and price conditions are met. In addition, amendment of this provision requires approval of 90% of the outstanding shares	WCB’s articles do not require a greater rate except to amend a provision governing interested shareholder transactions, which requires approval of an amendment by two-thirds of the disinterested shares.
SPECIAL MEETINGS OF SHAREHOLDERS
Under the WBCA, a corporation’s board of directors, shareholder(s) (by a demand in writing) holding at least 10% of the votes entitled to be cast for any proposition at the special meeting or other persons designated in the corporation’s articles or bylaws have the authority to call special meetings of shareholders. Venture’s articles also authorize the president to call a special meeting. The WBCA permits a public company, in its articles of incorporation, to require a greater percentage than 10% and Venture’s articles of incorporation require more than 50%.	Under the WBCA, a corporation’s board of directors, shareholder(s) (by a demand in writing) holding at least 10% of the votes entitled to be cast for any proposition at the special meeting or other persons designated in the corporation’s articles or bylaws have the authority to call special meetings of shareholders. WCB’s bylaws also authorize the president and CEO to call a special meeting. The WBCA permits a corporation, in its articles of incorporation or bylaws, to require a greater percentage than 10%, up to 25%, and WCB’s articles of incorporation require more than 25%.
ACTION BY SHAREHOLDERS WITHOUT A MEETING
Under the WBCA, any action required or permitted to be taken at a shareholder meeting may be taken without a meeting if all shareholders entitled to vote execute a written consent describing the action. The WBCA permits a corporation to provide in its articles of incorporation that action may be taken	Under the WBCA, any action required or permitted to be taken at a shareholder meeting may be taken without a meeting if all shareholders entitled to vote execute a written consent describing the action. The WBCA permits a corporation to provide in its articles of incorporation that action may be taken

VENTURE	WCB

without a meeting if the action is taken by not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. Venture’s articles do not include such a provision.
without a meeting if the action is taken by not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. WCB’s articles do not include such a provision.
EVALUATION OF TAKEOVER OFFERS
Venture’s articles of incorporation permit the board to consider all relevant factors in determining what is in the best interest of the corporation including without limitation a merger’s or reorganization’s social, and economic effect on employees, customers and other constituents of the corporation and the effect on the community.	WCB’s articles of incorporation permit the board to consider all relevant factors in determining what is in the best interest of the corporation including without limitation a merger’s or reorganization’s social, and economic effect on employees, customers and other constituents of the corporation and the effect on the community.
AMENDMENT TO CHARTER DOCUMENTS
Articles of Incorporation. Venture’s articles require a supermajority (90%) of the outstanding, disinterested shares to amend the “Fair Price Provision” of the articles governing certain business combination transactions.	Articles of Incorporation. WCB’s articles require a supermajority (two-thirds) of the outstanding, disinterested shares to amend the “Fair Price Provision” of the articles governing certain insider transactions.
To amend the articles of incorporation, the WCBA requires the approval of the corporation’s board of directors and, in most cases, a majority of the outstanding shares. The board, however, may adopt amendments to change the corporation’s name and effect stock splits and dividends.	To amend the articles of incorporation, the WCBA requires the approval of the corporation’s board of directors and, in most cases, a majority of the outstanding shares. The board, however, may adopt amendments to change the corporation’s name and effect stock splits and dividends.
Bylaws. The WBCA provides that the corporation’s board may amend or repeal the corporation’s bylaws unless the articles of incorporation reserve the power exclusively to the shareholders in whole or in part or the shareholders in amending or repealing a particular bylaw provide expressly that the directors may not amend or repeal that bylaw. The WBCA permits shareholders to amend or repeal bylaws.	Bylaws. The WBCA provides that the corporation’s board may amend or repeal the corporation’s bylaws unless the articles of incorporation reserve the power exclusively to the shareholders in whole or in part or the shareholders in amending or repealing a particular bylaw provide expressly that the directors may not amend or repeal that bylaw. The WBCA permits shareholders to amend or repeal bylaws.
Venture’s bylaws substantially restate the statutory provisions.	WCB’s bylaws substantially restate the statutory provisions.
LEGAL MATTERS
      The validity of Venture common stock to be issued in the merger will be passed upon for Venture by its counsel, Foster Pepper Tooze LLP, Portland, Oregon. Foster Pepper Tooze LLP will also deliver an opinion concerning certain federal income tax consequences of the merger.
EXPERTS
      The consolidated financial statements of Venture Financial Group, Inc. as of December 31, 2004 and 2003 and for each of the years then ended, incorporated by reference in this Registration Statement, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report incorporated herein by reference and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Venture for the year ended December 31, 2002, are incorporated by reference in, and distributed with, this proxy statement/ prospectus in reliance on the report of McGladrey & Pullen, LLP. McGladrey & Pullen LLP is an independent registered public accounting firm and such reports are given upon their authority as experts in accounting and auditing.
OTHER MATTERS
      WCB’s board of directors is not aware of any business to come before the WCB special meeting other than the matters described on this document. If any other matters are properly brought before the meeting, the persons voting the proxies intend to vote on such matters in their discretion.

INCORPORATION OF DOCUMENTS BY REFERENCE
      Venture files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Venture files at the SEC’s public reference room at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. Venture’s public filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.
      Venture has filed a registration statement on Form S-4 to register with the SEC the shares of Venture common stock to be issued to WCB shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Venture and a proxy statement of WCB for the WCB special shareholder meeting.
      The SEC allows Venture to incorporate information into this document by reference to other information that Venture has filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.
      This document incorporates by reference the documents set forth below that Venture has previously filed with the SEC. These documents contain important information about Venture. You should read this document together with the documents incorporated by reference.

Venture SEC Filings
(File No. 0-24024)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Definitive Proxy Statement on Schedule 14A	Filed on March 31, 2005
Current Reports on Form 8-K	Filed on January 25, 2005; February 3, 2005; February 18, 2005; March 10, 2005; April 18, 2005; April 22, 2005; April 25, 2005; April 27, 2005; and July 6, 2005
      Venture incorporates by reference documents that it may file under the Exchange Act with the SEC between the date of this document and the date on which the merger is consummated. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      Venture has supplied all information contained or incorporated by reference in this document relating to Venture, and WCB has supplied all such information contained in this document relating to WCB.
      Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Venture or WCB shareholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Venture Financial Group, Inc. 721 College Street SE, PO Box 3800 Lacey, WA 98509 (360) 459-1100 (800) 301-7087	Washington Commercial Bancorp 15801 NE 85th Street, PO Box 2079 Redmond, WA 98052 (425) 881-8111
      Venture makes all of its SEC filings available in the shareholder relations section of its web site — www.venture-bank.com/stockinformation.htm.
      If you would like to request documents from either company, please do so by August 11, 2005 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you within one business day of your request by first-class mail, or similar means.

      You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. Venture and WCB have not authorized anyone to provide you with information that is different from what is contained in this document.
      This document is dated July 11, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Venture common stock in the merger will create any implication to the contrary.

APPENDIX A
AGREEMENT AND PLAN OF REORGANIZATION
by and among
Venture Financial Group, Inc.,
Venture Bank,
Washington Commercial Bancorp and
Redmond National Bank
April 21, 2005

1. Definitions.		A-1
2. Mergers.		A-5
2.1	Transactions Pursuant to the Holding Company Plan of Merger	A-5
2.2	Election and Proration Procedures.	A-7
2.3	Exchange Procedures.	A-9
2.4	Dissenting Shares	A-9
2.5	Anti-Dilution Provision	A-10
2.6	Transactions Pursuant to the Bank Plan of Merger	A-10
3. Election of Directors.		A-10
4. Representations and Warranties of WCB.		A-10
4.1	Organization, Existence, and Authority	A-10
4.2	Authorized and Outstanding Stock, Options, and Other Rights	A-11
4.3	Financial Reports	A-11
4.4	Articles of Incorporation, Bylaws, Minutes	A-11
4.5	No Holding Company, Joint Venture, or Other Subsidiaries	A-11
4.6	Shareholder Reports	A-12
4.7	Books and Records	A-12
4.8	Legal Proceedings	A-12
4.9	Compliance with Lending Laws and Regulations	A-12
4.10	Commitments	A-13
4.11	Hazardous Material	A-13
4.12	Contingent and Other Liabilities	A-14
4.13	No Adverse Changes	A-14
4.14	Regulatory Approvals Required	A-14
4.15	Corporate and Shareholder Approval of Agreement, Binding Obligations	A-15
4.16	No Defaults from Transaction	A-15
4.17	Tax Returns	A-15
4.18	Real Property, Leased Personal Property	A-16
4.19	Insurance	A-16
4.20	Trademarks	A-16
4.21	Contracts and Agreements	A-17
4.22	Employee Benefits.	A-17
4.23	Employment Disputes	A-19
4.24	Reserve for Loan Losses	A-19
4.25	Repurchase Agreement	A-19
4.26	Shareholder List	A-19
4.27	Interests of Directors and Others	A-19
4.28	WCB Disclosure Schedule to this Agreement	A-19
4.29	Brokers and Finders	A-20
5. Representations and Warranties of Venture		A-20
5.1	Organization, Existence, and Authority	A-20
5.2	Authorized and Outstanding Stock, Options, and Other Rights	A-20
5.3	Public Reports	A-20

A-i

5.4	Articles of Incorporation, Bylaws, Minutes	A-21
5.5	No Adverse Changes	A-21
5.6	Shareholder Reports	A-21
5.7	Books and Records	A-21
5.8	Legal Proceedings	A-21
5.9	Compliance with Lending Laws and Regulations	A-22
5.10	Hazardous Wastes	A-23
5.11	Contingent and Other Liabilities	A-23
5.12	Regulatory Approvals Required	A-23
5.13	Corporate Approval of Agreement, Binding Obligations	A-24
5.14	No Defaults from Transaction	A-24
5.15	Insurance	A-24
5.16	Contracts and Agreements	A-25
5.17	Reserve for Loan Losses	A-25
5.18	Repurchase Agreement	A-25
5.19	Interests of Directors and Others	A-25
5.20	Tax Returns	A-25
5.21	Venture Disclosure Schedule to this Agreement	A-25
6. Covenants of WCB.		A-26
6.1	Certain Actions	A-26
6.2	No Solicitation	A-28
6.3	Filing Reports and Returns, Payment of Taxes	A-28
6.4	Preservation of Business	A-28
6.5	Best Efforts	A-28
6.6	Continuing Accuracy of Representations and Warranties	A-29
6.7	Updating the WCB Disclosure Schedule	A-29
6.8	Rights of Access	A-29
6.9	Proxy Statement	A-29
6.10	Delivery of Reports	A-29
6.11	Payment of Obligations	A-29
6.12	Shareholder Meeting	A-30
6.13	Approval of Bank Plan of Merger	A-30
6.14	Title Reports	A-30
6.15	Loan Loss Reserve	A-30
6.16	Agreements and Plans	A-30
6.17	Arneson Employment Agreement	A-30
6.18	Other Actions	A-30
7. Covenants of Venture.		A-30
7.1	Certain Actions	A-30
7.2	Filing Reports and Returns, Payment of Taxes	A-31
7.3	Preservation of Business	A-31
7.4	Best Efforts	A-31
7.5	Continuing Accuracy of Representations and Warranties	A-31
7.6	Updating the Venture Disclosure Schedule	A-31
7.7	Rights of Access	A-32

A-ii

7.8	Proxy Statement	A-32
7.9	Securities Registration	A-32
7.10	Other Actions	A-32
7.11	Appointment to Venture Board of Directors	A-32
7.12	Employee Matters	A-32
7.13	Indemnification of Directors and Officers	A-33
7.14	Indenture.	A-34
8. Conditions to Obligations of Venture.		A-34
8.1	Shareholder Approval	A-34
8.2	No Litigation	A-34
8.3	No Banking Moratorium	A-34
8.4	Regulatory Approvals	A-34
8.5	Compliance with Securities Laws	A-34
8.6	Other Consents	A-34
8.7	Corporate Documents	A-34
8.8	Continuing Accuracy of Representations and Warranties	A-35
8.9	Compliance with Covenants and Conditions	A-35
8.10	No Adverse Changes	A-35
8.11	Equity Capital Requirements; Transaction Expenses	A-35
8.12	Certificate	A-35
8.13	Tax Opinion	A-35
8.14	Employment Agreement	A-36
8.15	Fairness Opinion	A-36
8.16	Affiliate Letter Agreements.	A-36
9. Conditions to Obligations of WCB.		A-36
9.1	Shareholder Approvals	A-36
9.2	No Litigation	A-36
9.3	No Banking Moratorium	A-36
9.4	Regulatory Approvals	A-36
9.5	Other Consents	A-37
9.6	Corporate Documents	A-37
9.7	Continuing Accuracy of Representations and Warranties	A-37
9.8	Compliance with Covenants and Conditions	A-37
9.9	No Adverse Changes	A-37
9.10	Tax Opinion	A-37
9.11	Certificate	A-37
9.12	Fairness Opinion	A-37
10. Closing.		A-37
11. Termination.		A-38
11.1	Procedure for Termination	A-38
11.2	Effect of Termination.	A-39
11.3	Documents from WCB	A-40
11.4	Documents from Venture	A-40
12. Miscellaneous Provisions.		A-40
12.1	Amendment or Modification	A-40

A-iii

12.2	Public Statements	A-40
12.3	Confidentiality	A-40
12.4	Waivers and Extensions	A-41
12.5	Expenses	A-41
12.6	Financial Advisors	A-41
12.7	Binding Effect, No Assignment	A-41
12.8	Representations and Warranties	A-41
12.9	Remedies	A-41
12.10	No Benefit to Third Parties	A-41
12.11	Notices	A-41
12.12	Governing Law	A-42
12.13	Entire Agreement	A-42
12.14	Headings	A-42
12.15	Counterparts	A-42
12.16	Non-Competition; Non-Solicitation	A-42
12.17	Venture Trading Information.	A-42
12.18	Restrictions On Transfer	A-43
12.19	Material Change	A-43

A-iv

AGREEMENT AND PLAN OF REORGANIZATION
      This Agreement and Plan of Reorganization is entered into effective this 21st day of April, 2005 (this “Agreement”), by and among Venture Financial Group, Inc. (“Venture”), Venture Bank (“Venture Bank”), Washington Commercial Bancorp (“WCB”) and Redmond National Bank (“Redmond National Bank”).
RECITALS:
      A. Venture is a Washington corporation, and registered bank holding company, with its executive offices at 721 College Street SE, Lacey, Washington.
      B. Venture Bank is a Washington state-chartered bank, and a wholly-owned subsidiary of Venture, with its principal office at 721 College Street SE, Lacey, Washington.
      C. WCB is a Washington corporation, and registered financial holding company, with its executive offices at 15801 NE 85th Street, Redmond, Washington.
      D. Redmond National Bank is a national banking organization organized under the laws of the United States, and a wholly-owned subsidiary of WCB, with its principal office at 15801 NE 85th Street, Redmond, Washington.
      E. The parties desire to enter into a strategic business combination pursuant to the terms of this Agreement.
      F. The respective boards of directors of each of Venture and WCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement.
      G. The parties intend that the transactions contemplated hereby shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
AGREEMENT
      In consideration of the mutual premises, and of the representations and warranties, covenants and agreements herein contained, the parties hereby enter into this Agreement and agree as follows:
      1.     Definitions. For purposes of this Agreement, the following terms shall have the definitions given:

(a) “Aggregate Consideration” has the meaning set forth in Section 2.1.5.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Alternative Acquisition Transaction” means any event or series of events pursuant to which a party or its board of directors enters into an agreement or recommends to its shareholders any agreement (other than this Agreement) pursuant to which any Person would (i) merge or consolidate with such party, with the result that the shareholders of such party hold less than 50% of the stock of the surviving entity, (ii) acquire 50% or more of the assets or liabilities of such party or any of its subsidiaries, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) stock or other securities representing or convertible into 50% or more of the stock of such party or any one or more of its subsidiaries.

(d) “Appraisal Laws” has the meaning set forth in Section 2.5.

(e) “Bank Merger” means the merger of Redmond National Bank with and into Venture Bank in accordance with the Bank Plan of Merger.

(f) “Bank Plan of Merger” means the plan of merger to be executed by Venture Bank and Redmond National Bank and delivered to the Washington Director for filing substantially in the form attached hereto as Exhibit B.

(g) “Benefits Integration” has the meaning set forth in Section 7.13.

(h) “Business Day” means a day on which Venture Bank is open for business excluding Saturdays.

(i) “Call Reports” means the final reports filed by such bank with the FDIC or the OCC, as the case may be.

(j) “Cash Designated Shares” has the meaning set forth in Section 2.2.5.

(k) “Cash Election Shares” has the meaning set forth in Section 2.2.2.

(l) “Cash Percentage” has the meaning set forth in Section 2.2.2.

(m) “COBRA” has the meaning set forth in Section 4.22(e).

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Converted Option” has the meaning set forth in Section 2.1.6.

(p) “Core Deposits” means non-brokered deposits of WCB.

(q) “Determination Date” means the third day before the Effective Date.

(r) “Dissenting Shares” means the shares of WCB Common Stock held by those shareholders who have timely and properly exercised their dissenters’ rights in accordance with the Appraisal Laws.

(s) “Effective Date” is the date on which articles of merger for the Holding Company Merger are filed with the Washington Secretary of State.

(t) “Effective Time” is the time set forth in the Holding Company Plan of Merger at which the Holding Company Merger is effective.

(u) “Election Deadline” has the meaning set forth in Section 2.2.2.

(v) “Election Statement” has the meaning set forth in Section 2.2.2.

(w) “Employee Benefit Plan” means an employee benefit plan as defined by Section 3 of ERISA.

(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y) “ERISA Affiliate” has the meaning set forth in Section 4.22.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and, to the extent the context requires, the rules promulgated thereunder.

(aa) “Exchange Agent” means Registrar and Transfer Company or such other company reasonably designated by Venture to perform the duties of exchange agent in this Agreement.

(bb) “Exchangeable Shares” has the meaning set forth in Section 2.1.5.

(cc) “FDIC” means the Federal Deposit Insurance Corporation.

(dd) “FHA” means the Federal Housing Administration.

(ee) “FHLMC” means the Federal Home Loan Mortgage Corporation.

(ff) “FNMA” means the Federal National Mortgage Association.

(gg) “FRB” means the Board of Governors of the Federal Reserve System.

(hh) “GAAP” has the meaning set forth in Section 4.3.

(ii) “GNMA” means the Government National Mortgage Association.

(jj) “Hazardous Material” has the meaning set forth in Section 4.11.

(kk) “Holding Company Articles of Merger” means the articles of merger for the Holding Company Merger to be filed with the Washington Secretary of State.

(ll) “Holding Company Merger” means the merger of WCB with and into Venture at the Effective Time in accordance with the Holding Company Plan of Merger.

(mm) “Holding Company Plan of Merger” means the plan of merger to be executed by Venture and WCB and delivered together with Articles of Merger to the Washington Secretary of State for filing on the Effective Date substantially in the form attached hereto as Exhibit A.

(nn) “Indenture” means the Indenture, dated as of December 17, 2003, between WCB, as Issuer, and U.S. Bank National Association, as Trustee.

(oo) “Indenture Trustee” means U.S. Bank National Association.

(pp) “Knowledge” means, as to a party, the actual knowledge of an Officer of such party.

(qq) “Loan Loss Requirement” means the greater of (i) 1.22% or (ii) the midpoint as determined by applying Venture’s current loan loss methodology to WCB’s loan portfolio.

(rr) “Mergers” means the Holding Company Merger and the Bank Merger.

(ss) “Mixed Cash Shares” has the meaning set forth in Section 2.2.2.

(tt) “Mixed Election Shares” has the meaning set forth in Section 2.2.2.

(uu) “Mixed Stock Shares” has the meaning set forth in Section 2.2.2.

(vv) “New Certificate” has the meaning set forth in Section 2.3.3.

(ww) “No Election Shares” has the meaning set forth in Section 2.2.2.

(xx) “OCC” means the Office of the Comptroller of the Currency.

(yy) “Officer” means the Chief Executive Officer, President, Chief Financial Officer and any Senior or Executive Vice President.

(zz) “Old Certificate” has the meaning set forth in Section 2.3.3.

(aaa) “Option Exchange Ratio” has the meaning set forth in Section 2.1.6.

(bbb) “PBGC” means the Pension Benefit Guaranty Corporation.

(ccc) “Pension Benefit Plan” has the meaning set forth in Section 4.22(c).

(ddd) “Per Share Cash Consideration” has the meaning set forth in Section 2.1.4.

(eee) “Per Share Consideration” has the meaning set forth in Section 2.1.5.

(fff) “Per Share Stock Consideration” has the meaning set forth in Section 2.1.5.

(ggg) “Person” means any natural person or any other entity, person, or group. For purposes of this definition, the meaning of the term “group” shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

(hhh) “Plans of Merger” means the Bank Plan of Merger and the Holding Company Plan of Merger.

(iii) “Proposed Dissenting Shares” means shares of WCB Common Stock whose holders provide notice of dissent to WCB in accordance with the Appraisal Laws and do not vote in favor of the Holding Company Merger.

(jjj) “Proxy Statement” has the meaning set forth in Section 6.9.

(kkk) “Record Date” has the meaning set forth in Section 2.2.1.

(lll) “Redmond National Bank” has the meaning set forth in the Preamble.

(mmm) “Sales Price” means the sales price of shares of Venture Common Stock as disclosed to or known by Venture’s Shareholder Relations Department.

(nnn) “SBA” means the Small Business Administration of the Department of Commerce.

(ooo) “SEC” means the Securities and Exchange Commission.

(ppp) “Securities Act” means the Securities Act of 1933, as amended, and to the extent the context requires, the rules promulgated thereunder.

(qqq) “Stock Designated Shares” has the meaning set forth in Section 2.2.5.

(rrr) “Stock Election Shares” has the meaning set forth in Section 2.2.2.

(sss) “Stock Percentage” has the meaning set forth in Section 2.2.2.

(ttt) “Subsidiary” means, with respect to a party to this Agreement, any entity in which such party owns, directly or indirectly, more than 50% of the voting securities, other than in such party’s capacity as a fiduciary or a secured party.

(uuu) “Tangible Equity Capital” means common stock, paid in capital and retained earnings, minus the amount necessary to increase WCB’s consolidated loan loss reserve to the Loan Loss Requirement immediately prior to the Effective Time, minus the amount necessary for WCB to complete the actions set forth on Schedule 6.16A immediately prior to the Effective Time to the extent such actions have not been previously taken, and minus goodwill and any other intangible assets, without giving effect to: (i) any actions taken pursuant to Schedule 6.16B, (ii) any capital received upon the exercise of stock options and (ii) any impact from gains or losses on available for sale securities, subsequent to December 31, 2004.

(vvv) “Total Cash Amount” has the meaning set forth in Section 2.1.5.

(www) “Total Stock Amount” has the meaning set forth in Section 2.1.5.

(xxx) “Total Stock Consideration” has the meaning set forth in Section 2.1.5.

(yyy) “Trading Day” means a Business Day on which a trade involving Venture Common Stock occurs, as disclosed to or known by Venture’s Shareholder Relations Department.

(zzz) “VA” means the Veterans Administration.

(aaaa) “Venture” has the meaning set forth in the Preamble.

(bbbb) “Venture Average Closing Price” has the meaning set forth in Section 11.1.

(cccc) “Venture Bank” has the meaning set forth in the Preamble.

(dddd) “Venture Common Stock” means shares of common stock, no par value, of Venture.

(eeee) “Venture Disclosure Schedule” has the meaning set forth in Section 5.

(ffff) “Venture Property” has the meaning set forth in Section 5.10.

(gggg) “Venture Public Reports” means the reports and other information required to be filed by Venture with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Venture to its shareholders pursuant to Exchange Act Rule 14a-3.

(hhhh) “Venture Trust Subsidiaries” means FCFG Capital Trust I and FCFG Capital Trust II.

(iiii) “VWM” means Venture Wealth Management, Inc.

(jjjj) “Washington Bank Act” means Title 30 of the Revised Code of Washington.

(kkkk) “Washington Director” means the Director of the Washington Department of Financial Institutions acting by and through the administration of the Division of Banks.

(llll) “WCB” has the meaning set forth in the Preamble.

(mmmm) “WCB Common Stock” means the shares of common stock, without par value, of WCB.

(nnnn) “WCB Directors” means James F. Arneson and Keith W. Brewe.

(oooo) “WCB Disclosure Schedule” has the meaning set forth in Section 4.

(pppp) “WCB Financial Reports” means the reports and other information required to be filed by WCB and Redmond National Bank with the FDIC, FRB or OCC and WCB’s audited balance sheet as of December 31, for the fiscal years 2003 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2002 through 2004, inclusive, and such consolidated financial statements for all subsequent consolidated quarterly financial statement of WCB.

(qqqq) “WCB Meeting” means the meeting of WCB shareholders convened by WCB to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement, and any adjournments and postponements thereof.

(rrrr) “WCB Option” has the meaning set forth in Section 2.1.6.

(ssss) “WCB Property” has the meaning set forth in Section 4.11.

(tttt) “WCB Stock Plans” has the meaning set forth in Section 2.1.6.

(uuuu) “WCB Trust Subsidiary” means Washington Commercial Statutory Trust I.

(vvvv) “Welfare Benefit Plan” has the meaning set forth in Section 4.22.
      2.     Mergers.
      2.1     Transactions Pursuant to the Holding Company Plan of Merger. Subject to the terms and conditions set forth in this Agreement, upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, on the Effective Date:

2.1.1 WCB shall be merged with and into Venture under Washington law on the terms and conditions set forth in the Holding Company Plan of Merger. The Holding Company Plan of Merger and the Holding Company Articles of Merger shall be filed with the Secretary of State of the State of Washington to effect the Holding Company Merger.

2.1.2 Venture shall be the surviving corporation in the Holding Company Merger. The articles of incorporation and bylaws of Venture shall be the articles of incorporation and bylaws of the surviving corporation.

2.1.3 As of the Effective Time, each share of Venture capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the surviving corporation.

2.1.4 As of the Effective Time, each outstanding share of WCB Common Stock shall, by virtue of the Holding Company Merger, automatically and without any action on the part of the holder of such share, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2, either: (i) a number of shares of Venture Common Stock equal to the Per Share Stock Consideration, or (ii) cash in an amount equal to the Per Share Consideration (the “Per Share Cash Consideration”).

2.1.5 For purposes of this Agreement:

“Aggregate Consideration” shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

“Exchangeable Shares” means the aggregate number of shares of WCB Common Stock issued and outstanding immediately prior to the Effective Time, which shall equal the sum of (x) 555,758 and (y) the number of shares of WCB Common Stock issued upon the exercise of outstanding WCB Options after the date of this Agreement and prior to the Effective Time.

“Per Share Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Exchangeable Shares.

“Per Share Stock Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Venture Average Closing Price.

“Total Cash Amount” shall mean the sum of (x) $12,226,676 and (y) the product obtained by multiplying $22.00 ($44.00 multiplied by 0.50) by the number of shares of WCB Common Stock issued upon the exercise of outstanding WCB Options after the date of this Agreement and prior to the Effective Time, less any adjustment that may be required pursuant to Section 2.1.7.

“Total Stock Amount” shall mean the sum of (x) 568,683 shares of Venture Common Stock and (y) the product obtained by multiplying 1.0233 (2.0465 multiplied by 0.50) by the number of shares of WCB Common Stock issued upon the exercise of outstanding WCB Options after the date of this Agreement and prior to the Effective Time.

“Total Stock Consideration” shall mean the product obtained by multiplying (x) the Total Stock Amount and (y) the Venture Average Closing Price.

2.1.6 (a) As of the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any holder of any such option, each outstanding option to acquire WCB Common Stock (each a “WCB Option”) shall be automatically converted into an option to purchase Venture Common Stock (each, a “Converted Option”) as follows: (i) the number of shares of Venture Common Stock issuable upon exercise of the Converted Option shall be equal to the product of (A) the number of shares of WCB Common Stock issuable upon exercise of the WCB Option, and (B) 2.0465; and (ii) the exercise price per share of Venture Common Stock shall be equal to the result of (A) the exercise price of the WCB Option, divided by (B) 2.0465. Other than with respect to certain WCB Options contractually required to become fully vested upon a change of control of WCB, all other terms and conditions of the Converted Options shall remain the same as the terms and conditions of the WCB Options. With respect to any WCB Option that is an incentive stock option within the meaning of Section 422 of the Code, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Venture shall, as of the Effective Time, assume the obligations of WCB under all plans and agreements pursuant to which a WCB Option has been issued (the “WCB Stock Plans”) and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Venture Common Stock for delivery upon exercise of the Converted Options. Venture shall cause the registration of the shares of Venture Common Stock subject to the Converted Options to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of Venture Common Stock subject to the Converted Options no later than the ten days after the Effective Date; and, thereafter, Venture shall deliver to holders of Converted Options any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options remain outstanding.

2.1.7 In the event that WCB’s Tangible Equity Capital is less than the Tangible Equity Capital Target set forth in Section 8.11, the Total Cash Amount shall be reduced by an amount equal to the difference determined by subtracting the Tangible Equity Capital from the Tangible Equity Capital Target.
      2.2     Election and Proration Procedures.
      2.2.1 An election statement permitting each holder of WCB Common Stock the ability to elect consideration pursuant to Section 2.2.2 and subject to 2.2.5 (the “Election Statement”) shall be mailed with the Proxy Statement on the date of mailing of the Proxy Statement to each holder of record of WCB Common Stock as of record date for the WCB Meeting (the “Record Date”).
      2.2.2 Each Election Statement shall permit the holder to (a) elect to receive (1) the Per Share Stock Consideration in respect of all of such holder’s WCB Common Stock (“Stock Election Shares”); (2) the Per Share Cash Consideration in respect of all of such holder’s WCB Common Stock (“Cash Election Shares”); or (3) the Per Share Stock Consideration in respect of that portion of such holder’s shares of WCB Common Stock equal to the Stock Percentage, rounded to the nearest whole share (the “Mixed Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s shares of WCB Common Stock equal to the Cash Percentage, rounded to the nearest whole share (the “Mixed Cash Shares,” and together with the Mixed Stock Shares, the “Mixed Election Shares”); or (b) to make no election with respect to such holder’s WCB Common Stock (“No Election Shares”). Any WCB Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Statement on or before 5:00 p.m., Pacific Time, on the date prior to the Determination Date (or such other time and date as Venture and WCB may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”
      “Cash Percentage” shall mean the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of WCB Common Stock outstanding as of the close of business on the Determination Date.
      “Stock Percentage” shall mean the amount equal to one (1) minus the Cash Percentage.
      2.2.3 Venture shall make available one or more Election Statements as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of WCB Common Stock between the Election Statement Record Date and the close of business on the business day prior to the Election Deadline, and WCB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
      2.2.4 Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline. Any Election Statement may be revoked or changed by the person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Venture regarding such matters shall be binding and conclusive. Neither Venture nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Proposed Dissenting Shares submits an Election Statement, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Statement, and the Proposed Dissenting Shares shall be converted in accordance with Section 2.4.
      2.2.5 Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Venture shall cause the Exchange Agent to effect the allocation among the holders of WCB Common Stock of rights to receive Venture Common Stock or cash in the Holding Company Merger in accordance with the Election Statements as follows:

(1) Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Holding Company Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

(i) all Mixed Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(ii) all Proposed Dissenting Shares shall be deemed, for the purposes of Section 2.2.5(1), to be converted into the right to receive the Per Share Cash Consideration;

(iii) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(iv) the Cash Election Shares that are not Stock Designated Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

(2) Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:

(i) all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

(ii) all Proposed Dissenting Shares shall be deemed, for the purposes of Section 2.2.5(2), to be converted into the right to receive the Per Share Cash Consideration;

(iii) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(iv) the Stock Election Shares and the No Election Shares that are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

(3) Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Holding Company Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares, and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Proposed Dissenting Shares shall be converted in accordance with Section 2.4.
      2.2.6 The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by Venture and reasonably satisfactory to WCB.

      2.3     Exchange Procedures.
      2.3.1 Prior to the Effective Date, Venture shall appoint the Exchange Agent for the purpose of exchanging certificates representing shares of WCB Common Stock for Venture Common Stock and/or cash as required by Section 2.1. On or prior to the Effective Date, Venture will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Venture Common Stock issuable and a sufficient amount of cash payable in the Holding Company Merger.
      2.3.2 As soon as practicable after the Effective Date, the Exchange Agent will send written notice to each record holder of certificates representing shares of WCB Common Stock who had not previously submitted an Election Statement, of the closing of the Holding Company Merger.
      2.3.3 Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of WCB Common Stock (“Old Certificates”), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date, deliver to each holder of such surrendered Old Certificates new certificates, if any, representing the appropriate number of shares of Venture Common Stock (“New Certificates”), together with checks for payment of cash, if any, to be issued in respect of the Old Certificates.
      2.3.4 Until Old Certificates have been surrendered and exchanged for New Certificates or cash as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Venture to be shares of Venture Common Stock to the extent they are entitled to be exchanged for New Certificates. No dividends or other distributions which are declared on Venture Common Stock into which shares of WCB Common Stock have been converted after the Effective Date, will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.
      2.3.5 Any Venture Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 2.3 at the end of twelve months from the Effective Date shall be returned to Venture, in which event the persons entitled thereto shall look only to Venture for payment thereof.
      2.3.6 Notwithstanding anything to the contrary set forth in this Agreement, if any holder of WCB Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, at the sole option of Venture or the Exchange Agent, an indemnity bond together with a surety, each in a form and substance reasonably satisfactory to Venture and the Exchange Agent.
      2.3.7 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Venture Common Stock or WCB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Venture Common Stock for the account of the persons entitled thereto.
      2.4     Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Date, has not effectively withdrawn or lost his or her dissenters’ rights under RCW 23B.13 (the “Appraisal Laws”) shall not be converted into or represent a right to receive Venture Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Venture Common Stock (based on the Per Share Stock Consideration) without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his or her WCB Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Venture, but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws.

      2.5     Anti-Dilution Provision. If Venture changes or proposes to change the number of shares of Venture Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Venture Common Stock, or exchanges Venture Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefor shall be prior to the Effective Date, the Total Stock Amount shall be proportionately adjusted.
      2.6     Transactions Pursuant to the Bank Plan of Merger. Upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, and promptly following the Effective Time:

2.6.1 Redmond National Bank will be merged with and into Venture Bank in accordance with the provisions of the Washington Bank Act and on the terms and conditions set forth in the Bank Plan of Merger. The Bank Plan of Merger shall be filed with the Washington Director for purposes of obtaining a Certificate of Merger.

2.6.2 As of the date set forth in the Certificate of Merger, Redmond National Bank will merge with Venture Bank, with Venture Bank being the resulting bank and having its head office in Lacey, Washington.

2.6.3 The articles of incorporation, bylaws and banking charter of Venture Bank in effect immediately before the date set forth on the Certificate of Merger shall be the articles of incorporation, bylaws and banking charter of the resulting bank.
Upon effectiveness of the Bank Merger, each outstanding share of Venture Bank common stock shall remain outstanding as shares of the resulting bank, the holder of such shares shall retain its rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of Redmond National Bank held by WCB will be cancelled.
      3.     Election of Directors.
      At or immediately after the Effective Date, James F. Arneson and Keith W. Brewe shall be appointed to both the Venture Board of Directors and the Venture Bank Board of Directors. At the 2006 annual meeting of Venture’s shareholders, these two individuals, subject to eligibility and the Venture directors’ fiduciary duties, will be nominated to serve and recommended for election by the Venture Board of Directors in Venture’s proxy statement for the 2006 annual meeting of Venture’s shareholders. Mr. Arneson will be nominated and recommended for placement in the class of directors with terms to expire in 2008, and Mr. Brewe will be nominated and recommended for placement in the class of directors with terms to expire in 2007.
      4.     Representations and Warranties of WCB.
      Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement (the “WCB Disclosure Schedule”), WCB represents and warrants to Venture as follows:

4.1 Organization, Existence, and Authority. WCB is a registered financial holding company and a corporation duly organized and validly existing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business in the manner now being conducted. Redmond National Bank is a national banking association, duly organized, validly existing, and in good standing under the federal laws of the United States of America and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted. Each of WCB and Redmond National Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify would not result in any material adverse effect on its business operation, financial condition or properties. The WCB Trust Subsidiary is a statutory trust organized and validly existing under Connecticut law and its activities do not require it to be qualified to do business in any jurisdiction other than Connecticut.

The WCB Trust Subsidiaries has the requisite statutory trust power to own or lease its properties and assets and to carry on its business as it is now being conducted.

4.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of WCB consists of (i) 1,000,000 shares of preferred stock, with $1.00 par value per share of which no preferred shares are issued or outstanding, and (ii) 3,000,000 shares of common stock, without par value, of which 555,758 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. As of the date of this Agreement, 101,338 shares of WCB Common Stock are subject to granted but unexercised stock options. All issued and outstanding shares of capital stock of Redmond National Bank are validly issued, fully paid and, except to the extent of any assessment required pursuant to 12 U.S.C. §55, nonassessable. Other than as set forth in Schedule 4.2 of the WCB Disclosure Schedule, all issued and outstanding shares of capital stock of Redmond National Bank are held by WCB. Other than 20,105 shares of WCB Common Stock reserved for issuance under WCB Stock Plans, and other than as set forth in Schedule 4.2 of the WCB Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of WCB or Redmond National Bank, or which enable or require WCB or Redmond National Bank to acquire shares of its capital stock or other investment securities from any holder, are authorized, issued or outstanding.

4.3 Financial Reports. Since, January 1, 2003, WCB and Redmond National Bank have timely filed with the appropriate regulatory authority all WCB Financial Reports and Call Reports required to be so filed and until the Effective Date, WCB and Redmond National Bank will continue to file such reports and furnish copies thereof to Venture within two days thereafter. Except as specified in Schedule 4.3 of the WCB Disclosure Schedule, the financial information included in the WCB Financial Reports has been and will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied, and fairly present the financial position and results of operation of WCB and Redmond National Bank, respectively, on the dates and for the periods covered thereby.

4.4 Articles of Incorporation, Bylaws, Minutes. The copies of the WCB Articles, the WCB Bylaws, the Redmond National Bank Articles and the Redmond National Bank Bylaws delivered to Venture are true, complete and correct copies of such documents, each as amended and restated to date and are currently in full force and effect. WCB is not in violation of any provision of the WCB Articles or the WCB Bylaws. Redmond National Bank is not in violation of any provision of the Redmond National Bank Articles or the Redmond National Bank Bylaws. Except as set forth in Schedule 4.4 of the WCB Disclosure Schedule, the minute books of WCB and Redmond National Bank that have been or will be made available to Venture for its review contain accurate minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders.

4.5 No Holding Company, Joint Venture, or Other Subsidiaries. Other than as to WCB with respect to Redmond National Bank or as otherwise set forth on Schedule 4.5 of the WCB Disclosure Schedule, no corporation or other entity is registered or, to the Knowledge of WCB or Redmond National Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of WCB or Redmond National Bank. Except as set forth on Schedule 4.5 of the WCB Disclosure Schedule and except for WCB with respect to Redmond National Bank, neither WCB nor Redmond National Bank, directly or indirectly, owns or controls, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Except as set forth on Schedule 4.5 of the WCB Disclosure Schedule, neither WCB nor Redmond National Bank is a part of or has any ownership interest in any joint venture, limited liability company, or general or limited partnership, or a member of any unincorporated association.

4.6 Shareholder Reports. WCB has delivered to Venture copies of all of WCB’s and Redmond National Bank’s reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been filed with any WCB Financial Reports. Until the Effective Date, WCB will furnish to Venture copies of all future communications within two days after WCB first sends such materials to its shareholders.

4.7 Books and Records. The books and records of WCB and Redmond National Bank accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records have been and are accurate and comply in all material respects with applicable legal, regulatory and accounting requirements.

4.8 Legal Proceedings. Except for regulatory examinations conducted in the normal course of regulation of WCB and Redmond National Bank, and except as disclosed in Schedule 4.8 of the WCB Disclosure Schedule, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of WCB, threatened against or affecting WCB or Redmond National Bank before any court, administrative officer or agency, other governmental body, or arbitrator that would, if determined adversely to WCB or Redmond National Bank, result individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank or which might hinder or delay the consummation of the transactions contemplated by this Agreement.

4.9 Compliance with Lending Laws and Regulations. Except as disclosed in Schedule 4.9 of the WCB Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against or which would not result, individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank:

(a) The conduct by each of WCB and Redmond National Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of WCB, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a material adverse effect on any of WCB or Redmond National Bank, or their respective businesses, properties or financial conditions. Specifically, but without limitation, WCB and Redmond National Bank are each in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of WCB or Redmond National Bank, as held in its respective portfolios or as sold with recourse into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to WCB, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

(b) All loan files of Redmond National Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

(c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Redmond National Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against WCB or Redmond National Bank has been or will be suffered or incurred by WCB or Redmond National Bank.

(d) Neither WCB nor Redmond National Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by WCB or Redmond National Bank or as to which either has sold to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank, and with respect to such loans none of WCB or Redmond National Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank.

(e) Neither WCB nor Redmond National Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

4.10 Commitments. Schedule 4.10 of the WCB Disclosure Schedule is a listing of each outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Redmond National Bank, as of April 12, 2005.

4.11 Hazardous Material. Except as set forth in Schedule 4.11 of the WCB Disclosure Schedule, to the Knowledge of WCB, neither WCB nor Redmond National Bank, nor any other person having an interest in any property which WCB or Redmond National Bank owns or leases, or has owned or leased at the time of such previous ownership or leasehold interest, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust (“WCB Property”), has engaged in the manufacture, treatment, transportation, bulk storage (in tanks or otherwise), or disposal of Hazardous Material on such Property. To the Knowledge of WCB, individually or in the aggregate, there is and has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank. To the Knowledge of WCB, neither WCB nor Redmond National Bank has received any written notice of a condition that would give rise to any private or governmental suit, claim, action, proceeding or investigation against WCB, Redmond National Bank, any such other person or such Property as a result of any of the foregoing events. “Hazardous Material” means any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become prior to the Effective Date listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly, upon such properties or effects.

4.12 Contingent and Other Liabilities. Schedule 4.12 of the WCB Disclosure Schedule is a list of all contingent and other liabilities within the Knowledge of WCB which are not set forth or reflected in other schedules or in the WCB Financial Reports or in the Call Reports. Except as set forth in any schedules to this Agreement, and except for FDIC insured deposits and federal funds purchased and securities sold under agreements to repurchase arising out of transactions subsequent to the date of the latest balance sheet filed with a WCB Financial Report or Call Report, neither WCB nor Redmond National Bank has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are material or which, when combined with all other such obligations or liabilities would be material to the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank.

4.13 No Adverse Changes. Except as set forth in Schedule 4.13 of the WCB Disclosure Schedule, since December 31, 2004, (a) there has been no material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by WCB or Redmond National Bank, nor has WCB or Redmond National Bank purchased or redeemed any of its shares or shares of a Subsidiary or other affiliate; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to WCB or Redmond National Bank. As of the Effective Date, neither WCB nor Redmond National Bank will have any obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than:

(a) Obligations and liabilities disclosed in WCB Financial Reports or Call Reports as of December 31, 2004, or in the schedules provided herewith;

(b) Obligations and liabilities incurred in, or as a result of, the normal and ordinary course of business, consistent with past practices, which, in the aggregate, do not have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank; and

(c) Obligations and liabilities incurred otherwise than in or as a result of the normal and ordinary course of business consistent with past practices, provided Venture shall have consented thereto.
Except as set forth in schedules hereto or reflected in the WCB Financial Reports or the Call Reports, and to the Knowledge of WCB, there is no basis for any claim against WCB or Redmond National Bank or any other obligation or liability of any nature, in excess of $25,000 individually or $50,000 in the aggregate.

4.14 Regulatory Approvals Required. The nature of the business and operations of WCB and Redmond National Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit either to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of WCB or Redmond National Bank, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or Bank Plan of Merger, except for:

(a) Approval of the Bank Plan of Merger by the Washington Director and the FDIC;

(b) Approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

(c) Filing of the Holding Company Plan of Merger and Articles of Merger with the Washington Secretary of State;

(d) Effectiveness of a registration statement under the Securities Act; and

(e) Obtaining WCB shareholder approval of the Holding Company Merger.

As of the date hereof, neither WCB nor Redmond National Bank has any knowledge of any reason why the approvals set forth in this Section 4.14 and in Section 8.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4.

4.15 Corporate and Shareholder Approval of Agreement, Binding Obligations. WCB and Redmond National Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of WCB and Redmond National Bank. No other corporate action on the part of WCB or Redmond National Bank other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by WCB and Redmond National Bank, and assuming compliance by Venture with its representations, warranties and covenants herein, and assuming satisfaction of the conditions set forth in Article 9, constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.16 No Defaults from Transaction. Subject to obtaining the governmental approvals described in Section 4.14 and the consents identified in Schedule 4.21 of the WCB Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by WCB and Redmond National Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of the WCB Articles, the WCB Bylaws, the Redmond National Bank Articles and the Redmond National Bank Bylaws, or (assuming the accuracy of Venture’s and Venture Bank’s representations and warranties, compliance with their covenants, and the performance of their obligations under this Agreement and the Holding Company Plan of Merger and Bank Plan of Merger) of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any material contract, agreement or instrument to which either is a party or by which either is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of WCB or Redmond National Bank which are material to their business. Assuming the accuracy of Venture’s and Venture Bank’s representations and warranties, compliance with their covenants, and the performance of their obligations under this Agreement and the Holding Company Plan of Merger and Bank Plan of Merger, the consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the business, assets, earnings, operations or conditions (financial or otherwise) of WCB or Redmond National Bank.

4.17 Tax Returns. WCB and WCB Subsidiaries have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. WCB and Redmond National Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099. Except as disclosed in Schedule 4.17 of the WCB Disclosure Schedule, WCB has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and the Officers of WCB have no Knowledge of any pending or threatened (in writing) audit or investigation of WCB or Redmond National Bank with respect to any tax liabilities. Except as disclosed in Schedule 4.17 of the WCB Disclosure Schedule, there are currently no agreements in effect with respect to WCB or Redmond National Bank to extend the period of limitations for assessment or collection of any tax. WCB has delivered to Venture true and correct copies of WCB’s and any Redmond National Bank’s unconsolidated or uncombined federal and state income tax returns for the years 2002 and 2003.

4.18 Real Property, Leased Personal Property. Schedule 4.18 of the WCB Disclosure Schedule is a list setting forth all real property owned by WCB or Redmond National Bank as present, former or future bank premises and all real property currently held as other real estate owned. Except as set forth in that schedule or except for disposition of other real estate owned in the ordinary course of business, WCB or Redmond National Bank will own all of such real property, presently owned, on the Effective Date. Except as may be noted on that schedule, all owned real property reflected in the WCB Financial Reports or Call Reports as of December 31, 2004 is included in that schedule. The leases pursuant to which WCB or Redmond National Bank leases real property and material personal property, copies of which have also been delivered to Venture, are valid and effective in accordance with their respective terms and there is not under any such lease any default nor has there occurred any event which, with the giving of notice, lapse of time, would constitute an event of default. Except as disclosed in Schedule 4.18 of the WCB Disclosure Schedule, the real and personal property owned by WCB or Redmond National Bank is free of any adverse claims, except for easements, conditions and restrictions of record that do not materially impair the use, occupancy or enjoyment of such property by WCB or Redmond National Bank, as applicable. Except as noted on Schedule 4.18 of the WCB Disclosure Schedule, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by WCB or Redmond National Bank, are in all material respects in good operating condition and repair (ordinary wear and tear excepted) and conform in all material respects to all applicable laws, ordinances and regulations. Except as disclosed in Schedule 4.18 of the WCB Disclosure Schedule, WCB and Redmond National Bank have good and marketable title to all of their owned real and personal property, subject to no mortgages, pledges, encumbrances, liens or charges of any kind, except liens for taxes not delinquent and except for easements, conditions and restrictions of record that do not materially impair the use, occupancy or enjoyment of such property by WCB or Redmond National Bank, as applicable. WCB and Redmond National Bank own or lease all property on which their continued business operations are materially dependent.

4.19 Insurance. Except as set forth in Schedule 4.19 of the WCB Disclosure Schedule, for each of the past three years and continuing to date, WCB and Redmond National Bank have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of Washington and such other jurisdictions where they operate or own property, and they will maintain all existing insurance through the Effective Date. WCB and Redmond National Bank are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder that is within the Knowledge of an Officer of WCB or Redmond National Bank. Schedule 4.19 of the WCB Disclosure Schedule includes a list of all insurance policies currently in force with respect to WCB’s and Redmond National Bank’s business and real and personal property.

4.20 Trademarks. WCB and Redmond National Bank own or have valid licenses to use all patents, trademarks, copyrights or trade names which they consider to be material to their business taken as a whole, and have not been charged with infringement or violation of any patent, trademark, copyright or trade name which would be likely to have a material adverse effect on their business.

4.21 Contracts and Agreements. Schedule 4.21 of the WCB Disclosure Schedule is a list of all material outstanding contracts, agreements, leases or understandings to which WCB or Redmond National Bank is a party or to which any of its properties are subject except for any contracts or agreements entered into with its customers in the ordinary course of business. Such documents include, without limitation, all agreements, contracts, leases or understandings with current officers and directors and any persons who have been an officer or director within the past three years, of WCB or Redmond National Bank, other than documentation regarding deposits and documentation regarding loans that are fully performing in accordance with their terms, which terms are no more favorable than those available to an affiliated parties made at or about the same time. Further, except as set forth in such schedule, WCB has, at December 31, 2004, fully accrued in accordance with generally accepted accounting principles, for all obligations under such commitments.

Neither WCB nor Redmond National Bank is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default, under any material contract, agreement, instrument, lease or understanding, and, excluding any loan agreements or notices with Redmond National Bank customers reflected in WCB’s regular delinquent loan reports which have been and will be made available to Venture, WCB’s Officers do not have Knowledge of any material default by any other party thereto; and no contract, agreement, lease or understanding referred to in this Section 4.21, or in such other schedules will be modified or changed prior to the Effective Date without the prior written consent of Venture. Except as identified on Schedule 4.21 of the WCB Disclosure Schedule, no consent or approval by the parties thereto is required by reason of this Agreement to maintain such contracts, agreements, leases and understandings in effect. No waiver or indulgence has been granted by any of the landlords under any such leases.

4.22 Employee Benefits.

(a) Each Employee Benefit Plan sponsored or maintained by WCB or any affiliate of WCB as determined under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) is set forth in Schedule 4.22 of the WCB Disclosure Schedule. Except as set forth in Schedule 4.22 of the WCB Disclosure Schedule, neither WCB nor any ERISA Affiliate maintains nor sponsors any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, sickness, disability, medical or death benefit plans, whether or not subject to ERISA. Except as set forth on Schedule 4.22 of the WCB Disclosure Schedule, there are no other compensation, employment or collective bargaining agreements, stock options, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind that could result in the payment to any employees or former employees or other persons of WCB or Redmond National Bank of any money or other property. The only “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) sponsored or maintained by WCB or any ERISA Affiliate, or to which WCB or any ERISA Affiliate contributes (“Welfare Benefit Plan”) or are required to contribute, are as set forth in Schedule 4.22 of the WCB Disclosure Schedule.

(b) Except as set forth on Schedule 4.22 of the WCB Disclosure Schedule, there are no employment contracts entered into by WCB or Redmond National Bank and no other deferred compensation contracts, agreements, arrangements or commitments maintained or agreed to by either of them that provides for or could result in the payment to any WCB or Redmond National Bank employee or former employee of any money or other property rights, in either case in an amount that would be material, or accelerate the vesting or payment of such amounts or rights to any employee as a result of the transactions contemplated herein. Except as set forth in Schedule 4.22 of the WCB Disclosure Schedule, no such payment or acceleration set forth in Schedule 4.22 of the WCB Disclosure Schedule would constitute a parachute payment within the meaning of Code Section 280G.

(c) Other than as set forth in Schedule 4.22 of the WCB Disclosure Schedule, WCB or any ERISA Affiliate has not maintained a pension benefit plan that is subject to title I, subtitle B, part 3 of ERISA (“Pension Benefit Plan”). With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs are set forth on Schedule 4.22 of the WCB Disclosure Schedule. There are no other material liabilities that would be incurred in connection with a termination of the Plan, and the Plan is fully funded.

(d) WCB and, to the Knowledge of WCB, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance in all material respects with, and each such Employee Benefit Plan is and has been operated substantially in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and, except as set forth in Schedule 4.22 of the WCB Disclosure Schedule, a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule 4.22 of the WCB Disclosure Schedule and each amendment thereto has been made or given by the Internal Revenue Service. No Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of WCB, all contributions or other amounts payable by WCB or Redmond National Bank as of the Effective Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and Section 412 of the Code, and there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a material adverse effect on WCB or Redmond National Bank.

(e) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in material compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in material compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Except as described on Schedule 4.22 of the WCB Disclosure Schedule, no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of WCB or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits accrued as liabilities on the books of WCB or any ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f) Neither WCB nor, to the Knowledge of its Officers, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service. To the Knowledge of WCB, neither WCB nor any ERISA Affiliate has engaged in a transaction in connection with which WCB or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(g) Except as set forth on Schedule 4.22 of the WCB Disclosure Schedule, complete and correct copies of the following documents have been furnished to Venture:

(1) Each current WCB Employee Benefit Plan and any related trust agreements;

(2) The most recent summary plan description of each current WCB Employee Benefit Plan for which a summary plan description is required under ERISA;

(3) The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current WCB Pension Benefit Plan;

(4) Annual Reports (on form 5500 series) required to be filed by WCB with any governmental agency for the last two years;

(5) Financial information which identifies to the Knowledge of WCB (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

(6) Any actuarial reports and PBGC Forms 1 for the last two years.

4.23 Employment Disputes. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of WCB, threatened against WCB or Redmond National Bank, and such Officers do not have Knowledge of any attempt to organize any employees of WCB or Redmond National Bank into a collective bargaining unit.

4.24 Reserve for Loan Losses. WCB’s reserve for loan losses, as established from time to time, equals or exceeds the amount required of WCB and Redmond National Bank as determined by the applicable bank regulatory agencies and pursuant to GAAP. Since December 31, 2004, WCB has not reversed, and prior to the Effective Date WCB will not reverse, any provision taken for loan losses.

4.25 Repurchase Agreement. For repurchase agreements pursuant to which WCB and Redmond National Bank hold government securities subject to repurchase agreements, the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

4.26 Shareholder List. The list of shareholders of WCB, provided to Venture, is a true and correct list of the names, addresses and holdings of all record holders of WCB common stock as of the date of such list.

4.27 Interests of Directors and Others. Except as disclosed in any WCB Financial Reports or the schedules hereto, no officer or director of WCB or Redmond National Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of WCB or Redmond National Bank other than as an owner of outstanding securities or deposit accounts of WCB or Redmond National Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

4.28 WCB Disclosure Schedule to this Agreement. The information contained in the WCB Disclosure Schedule to this Agreement prepared by or on behalf of WCB or Redmond National Bank constitutes additional representations and warranties made by WCB hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true and correct copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

4.29 Brokers and Finders. WCB has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Per Share Consideration is fair to the holders of WCB Common Stock from a financial point of view. Except for the fees and related costs payable to Keefe, Bruyette & Woods, Inc., no action has been taken by WCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

      5.     Representations and Warranties of Venture
      Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement (the “Venture Disclosure Schedule”), Venture represents and warrants to WCB as follows:

5.1 Organization, Existence, and Authority. Venture is a corporation duly organized and validly existing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Venture Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. VWM is a corporation duly organized and validly existing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Each of Venture, Venture Bank and VWM is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify would not result in any material adverse effect on its business operation, financial condition or properties. Each of the Venture Trust Subsidiaries is a statutory trust organized and validly existing under Delaware law and their activities do not require them to be qualified to do business in any jurisdictions other than Delaware. Each of the Venture Trust Subsidiaries has the requisite statutory trust power to own or lease its properties and assets and to carry on its business as it is now being conducted.

5.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Venture consists of (i) 200,000 shares of undesignated preferred stock, with no par value per share, of which no shares are issued or outstanding, and (ii) 30,000,000 shares of common stock, with no par value per share, of which 6,590,939 shares are outstanding as of the close of business on April 19, 2005, all of which are validly issued, fully paid and nonassessable. The authorized capital stock of Venture Bank consists of 150,000 shares of common stock, $30.00 par value per share, of which 55,606 shares are outstanding, all of which are validly issued, fully paid and, except to the extent any assessment is required under RCW 30.44.020, nonassessable, and all of which are held by Venture. Venture Bank owns all of the outstanding capital stock of VWM. Other than as set forth in the Venture Public Reports or Schedule 5.2 of the Venture Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Venture or any Subsidiary, or which enable or require Venture to acquire shares of its capital stock or other investment securities from any holder, are authorized, issued or outstanding.

5.3 Public Reports. Since January 1, 2003, Venture has timely filed with the SEC all Venture Public Reports required to be filed. Until the Effective Date, Venture will file with the SEC all additional Venture Public Reports required to be filed from time to time, and all other reports Venture otherwise files with the SEC. Since January 1, 2003, Venture Bank has timely filed with the FDIC and the Washington Director all Call Reports required to be filed and until the Effective Date Venture Bank will continue to file such reports and will furnish copies thereof to WCB within two days thereafter. The financial information included in the Venture Public Reports have been and will be prepared in accordance GAAP, consistently applied and fairly present the financial position and results of operation of Venture and its subsidiaries on the dates and for the periods covered thereby. As of the date filed, each Venture Public Report and the Venture Bank Call Reports have been and, as to those reports filed after the date hereof, will be, accurate and complete as of the date filed, and each complies or will comply with all requirements applicable to such filing.

5.4 Articles of Incorporation, Bylaws, Minutes. The copies of the articles of incorporation, as amended, and the bylaws of each of Venture and Venture Bank delivered to WCB are true and correct copies of existing Articles of Incorporation and Bylaws of Venture and Venture Bank, as the case may be, as amended and restated to date and are in full force and effect. Neither Venture nor Venture Bank are in violation of any provision of its articles of incorporation or bylaws. The minute books of Venture and Venture Bank which have been or will be made available to WCB for its review, contain accurate minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders.

5.5 No Adverse Changes. Except as set forth in Schedule 5.5 of the Venture Disclosure Schedule, since December 31, 2004, (a) there has been no material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Venture; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Venture, nor has Venture purchased or redeemed any of its shares; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Venture. As of the Effective Date, Venture will have no obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, in excess of $125,000 individually, or $250,000 in the aggregate, other than:

(a) Obligations and liabilities disclosed in Venture Public Reports or Venture Call Reports as of December 31, 2004, or schedules provided herewith;

(b) Obligations and liabilities incurred in, or as a result of, the normal and ordinary course of business, consistent with past practices, which do not, in the aggregate, have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Venture; and

(c) Obligations and liabilities incurred otherwise than in or as a result of the normal and ordinary course of business consistent with past practices, provided WCB shall have consented thereto.
Except as set forth in schedules hereto or reflected in the Venture Public Reports or the Venture Bank Call Reports and to the Knowledge of the Officers of Venture, there is no basis for any claim against Venture or any other obligation or liability of any nature, in excess of $125,000 individually or $250,000 in the aggregate.

5.6 Shareholder Reports. Venture has delivered to WCB copies of all of Venture’s reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been filed with any Venture Public Reports.

5.7 Books and Records. The books and records of Venture and each Venture Subsidiary accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records have been and are accurate and comply in all material respects with applicable legal, regulatory and accounting requirements.

5.8 Legal Proceedings. Except for regulatory examinations conducted in the normal course of regulation of Venture and Venture Subsidiaries, and except as disclosed in Schedule 5.8 of the Venture Disclosure Schedule, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of the Officers of Venture, threatened against or affecting Venture or any Venture Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that would, if determined adversely to Venture or an Venture

Subsidiary, result individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Venture or any Venture Subsidiary or which might hinder or delay the consummation of the transactions contemplated by this Agreement.

5.9 Compliance with Lending Laws and Regulations. Except as disclosed in Schedule 5.9 of the Venture Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against or which would not result, individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Venture or Venture Bank:

(a) The conduct by each of Venture and each Venture Subsidiary of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Venture, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a material adverse effect on either Venture or any Venture Subsidiary, its business, properties or financial condition. Specifically, but without limitation, each of Venture and each Venture Subsidiary is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of reither Venture or Venture Bank, as held in its portfolios, or as sold with recourse into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Venture or Venture Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

(b) All loan files of Venture Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

(c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Venture Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Venture or Venture Bank has been or will be suffered or incurred by Venture or Venture Bank.

(d) Neither Venture nor Venture Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Venture or Venture Bank or as to which either has sold to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Venture or Venture Bank, and with respect to such loans neither Venture nor Venture Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Venture or Venture Bank.

(e) Venture Bank has not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

5.10 Hazardous Wastes. Except as set forth in Schedule 5.10 of the Venture Disclosure Schedule, to the Knowledge of Venture, neither Venture nor any Subsidiary, nor any other person having an interest in any property which Venture or any Subsidiary owns or leases, or has owned or leased at the time of such previous ownership or leasehold interest, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust (“Venture Property”), has engaged in the manufacture, treatment, transportation, bulk storage (in tanks or otherwise), or disposal of Hazardous Material on such Property. To the Knowledge of Venture, individually or in the aggregate, there is and has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Venture or any Subsidiary. To the Knowledge of Venture, neither Venture nor any Subsidiary has received any written notice of a condition that would give rise to any private or governmental suit, claim, action, proceeding or investigation against Venture, any Subsidiary, any such other person or such Property as a result of any of the foregoing events.

5.11 Contingent and Other Liabilities. Schedule 5.11 of the Venture Disclosure Schedule is a list of all contingent and other liabilities, within the Knowledge of Venture which are not set forth or reflected in other schedules or in the Venture Public Reports or Venture Bank Call Reports. Except as set forth in any schedules to this Agreement, and except for FDIC insured deposits and federal funds purchased and securities sold under agreements to repurchase arising out of transactions subsequent to the date of the latest balance sheet filed with an Venture Public Report or Venture Bank Call Report, neither Venture nor any Subsidiary has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are material or which, when combined with all other such obligations or liabilities would be material to the business, assets, earnings, operation or condition (financial or otherwise) of Venture.

5.12 Regulatory Approvals Required. The nature of the business and operations of Venture and its Subsidiaries does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit Venture to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Venture or its Subsidiaries, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or the Bank Plan of Merger, except for:

(a) Approval of the Bank Plan of Merger by the Washington Director and FDIC;

(b) Approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

(c) Filing of the Holding Company Plan of Merger and Articles of Merger with the Washington Secretary of State;

(d) Registration with the SEC of the Venture Common Stock to be issued to WCB shareholders;

(e) Registration with, the issuance of permits from, or the perfection of exemptions from registration from applicable state blue sky administrators of the Venture Common Stock to be issued to WCB shareholders.

As of the date hereof, neither Venture nor Venture Bank has any knowledge of any reason why the approvals set forth in this Section 5.12 and in Section 9.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 9.4.

5.13 Corporate Approval of Agreement, Binding Obligations. Venture and Venture Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Venture and Venture Bank. No other corporate action on the part of Venture or Venture Bank is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Venture and Venture Bank and, assuming compliance by WCB with its representations, warranties and covenants herein, and assuming satisfaction of the conditions set forth in Article 8, this Agreement constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

5.14 No Defaults from Transaction. Subject to obtaining the governmental approvals described in Section 5.12, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Venture and Venture Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of the articles of incorporation or bylaws of Venture or Venture Bank, or (assuming the accuracy of WCB representations and warranties, compliance with its covenants, and the performance of its obligations under this Agreement and the Holding Company Plan of Merger and the Bank Plan of Merger) of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any contract, agreement or instrument to which any of them is a party or by which any of them is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Venture or its Subsidiaries which are material to the business of Venture or its Subsidiaries. Assuming the accuracy of WCB’s and Redmond National Bank’s representations and warranties, compliance with their covenants, and the performance of their obligations under this Agreement and the Holding Company Plan of Merger and Bank Plan of Merger, the consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the business, assets, earnings, operations or conditions (financial or otherwise) of Venture or its Subsidiaries.

5.15 Insurance. Except as set forth in Schedule 5.15 of the Venture Disclosure Schedule, for each of the past three years and continuing to date, Venture and its Subsidiaries have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of Washington and such other jurisdictions where they operate or own property, and they will maintain all existing insurance through the Effective Date. Venture and its Subsidiaries are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder that is within the Knowledge of an Officer of Venture or one of its Subsidiaries. Schedule 5.15 of the Venture Disclosure Schedule includes a list of all insurance policies currently in force with respect to Venture’s and its Subsidiaries’ business and real and personal property.

5.16 Contracts and Agreements. Neither Venture nor any Subsidiary is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default, under any material contract, agreement, instrument, lease or understanding, and, excluding any loan agreements or notices with Venture Bank customers reflected in Venture’s regular delinquent loan reports which have been and will be made available to WCB, Venture’s Officers do not have Knowledge of any material default by any other party thereto. No consent or approval by the parties thereto is required by reason of this Agreement to maintain such contracts, agreements, instruments, leases and understandings in effect.

5.17 Reserve for Loan Losses. Venture’s reserve for loan losses, as established from time to time, is adequate as determined by the standards applied to Venture and Venture Bank by the applicable bank regulatory agencies and pursuant to generally accepted accounting principles. Since December 31, 2004, Venture has not reversed, and prior to the Effective Date Venture will not reverse, any provision taken for loan losses.

5.18 Repurchase Agreement. For repurchase agreements pursuant to which Venture or Venture Bank hold government securities subject to repurchase agreements, the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

5.19 Interests of Directors and Others. Except as disclosed in any Venture Public Reports or the schedules hereto, no officer or director of Venture or Venture Bank has any material interest in any assets or property, whether real or personal, tangible or intangible, of or used in the business of Venture or any of its Subsidiaries, other than as an owner of outstanding securities or deposit accounts of Venture or Venture Bank, as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

5.20 Tax Returns. Venture and Venture Subsidiaries have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Venture and Venture Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099. Except as disclosed in Schedule 5.20 of the Venture Disclosure Schedule, Venture has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and the Officers of Venture have no Knowledge of any pending or threatened (in writing) audit or investigation of Venture or Venture Bank with respect to any tax liabilities. Except as disclosed in Schedule 5.20 of the Venture Disclosure Schedule, there are currently no agreements in effect with respect to Venture or Venture Bank to extend the period of limitations for assessment or collection of any tax. Venture has delivered to WCB true and correct copies of Venture’s tax returns, including any unconsolidated or uncombined federal and state income or franchise tax returns, for the years 2002 or 2003.

5.21 Venture Disclosure Schedule to this Agreement. The information contained in the Venture Disclosure Schedule to this Agreement prepared by or on behalf of Venture constitutes additional representations and warranties made by Venture hereunder and is incorporated herein by reference.

The copies of documents furnished as part of these schedules are true and correct copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

      6.     Covenants of WCB.
      6.1     Certain Actions. Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB covenants to Venture for itself and on behalf of Redmond National Bank, that, WCB and Redmond National Bank will conduct business only in the ordinary course and that, without first obtaining the written approval of Venture, which approval shall not be unreasonably withheld, or as set forth in Schedule 6.1 or 6.16A or 6.16B of the WCB Disclosure Schedule:

(a) It shall not amend the WCB Articles or the WCB Bylaws or approve any amendment to the Redmond National Bank Articles or the Redmond National Bank Bylaws;

(b) It shall not declare or pay any dividend, redeem, repurchase or otherwise acquire or agree to acquire any of WCB’s or any WCB Subsidiaries’ stock; or make or commit to make any other distribution on any capital stock to WCB’s or any WCB Subsidiaries’ shareholders; provided that this Section 6.1(b) shall not preclude the ordinary course payment of dividends by Redmond National Bank to WCB, the primary purpose of which is to fund the ongoing operations of WCB;

(c) It shall not, except under options identified in Schedule 4.2 of the WCB Disclosure Schedule, issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant any shares of any class of the stock of WCB or Redmond National Bank; any securities convertible into any of such shares; or any options, warrants, or other rights to purchase such shares, or to modify, accelerate vesting or extend the exercise date except as set forth in Schedule 4.2 of the WCB Disclosure Schedule;

(d) It shall not, except in the ordinary course of business, borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any commitment, obligation or liability (absolute or contingent); or cancel or agree to cancel any debts or claims;

(e) It shall not, except in the ordinary course of business, lease, sell or transfer; agree to lease, sell or transfer; or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights; make or permit any amendment or termination of any contract, agreement, instrument or other right to which it is a party and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or mortgage, pledge or subject to a lien or any other encumbrance any of its assets, tangible or intangible;

(f) It shall not violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business;

(g) Other than with respect to agreements in effect on the date of this Agreement, it shall not increase or agree to increase the compensation payable to any officer, director, employee or agent, except for merit increases to non-management personnel in the ordinary course of business consistent with past practices; enter into any contract of employment (i) for a period greater than 30 days or (ii) providing for severance payments upon termination of employment or upon the occurrence of any other event including but not limited to the consummation of the Plans of Merger; make, or commit to make, any stay, retention or conversion bonus except as may be mutually agreed to by Venture; or enter into or make any material change in any Employee Benefit Plan except as required by law;

(h) It shall not, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity;

acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing except in connection with the enforcement of bona fide security interests;

(i) It shall not acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation that, in its opinion, is reasonably appropriate;

(j) It shall not make any payment in excess of $25,000 in settlement of any pending or threatened legal proceeding involving a claim against WCB or Redmond National Bank;

(k) It shall not engage in any activity or transaction (i) which is other than in the ordinary course of business including the sale of any properties, securities, servicing rights, loans or other assets except as specifically contemplated hereby, (ii) which would be reasonably expected to have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of WCB or Redmond National Bank or adversely delay the ability of Venture, Venture Bank, WCB or Redmond National Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis or (iii) would result in the breach of any representation or warranty hereunder or the failure of a condition of closing hereunder within the control of WCB;

(l) It shall not acquire, open or close any office or branch;

(m) It shall not do any act which causes it not to remain in material compliance with the regulations, permits and orders issued by regulatory authorities having jurisdiction over its business operations;

(n) It shall not make or commit to make any capital expenditures, capital additions or capital improvements involving an amount in excess of $10,000; provided, however, written consent shall not be required if prior consultation with Venture has taken place;

(o) It shall not (i) make, renew, commit to make, or materially modify any loan over $1,000,000 or a series of loans or commitments over $1,000,000 to any person or group of related persons, provided, however, that with respect to any loan or commitment over $1,000,000, Venture will be deemed to have approved such loan or commitment if it does not object to WCB or Redmond National Bank within two Business Days of Venture’s receipt of notice that Redmond National Bank intends to enter in to such loan or commitment; (ii) make, renew, commit to make, or materially modify any loan over $500,000 or a series of loans or commitments over $500,000 to any person or group of related persons without furnishing to Venture, within two Business Days after such approval, a copy of the report to be provided to Redmond National Bank’s loan committee; (iii) renew, modify, amend or advance additional funds (except under preexisting commitments) on loans or to borrowers on the Redmond National Bank loan watch list, without furnishing to Venture, within three (3) business days after such approval, a copy of the report provided to Redmond National Bank’s loan committee; or (iv) extend the loan maturity on any loan risk-rated substandard or worse beyond March 31, 2006 or six months following the Effective Date, whichever is later, or extend the loan maturity on any loan on non-accrual beyond December 31, 2005 or three months following the Effective Date, whichever is later.

(p) Except for booking loans committed prior to the date of this Agreement, it shall not enter into or modify any agreement or arrangement (except for renewals of previously disclosed indebtedness) which alone or together with all similar arrangements exceeds $50,000, with any director or officer of WCB or Redmond National Bank, any person who, to the Knowledge of an Officer of WCB, owns more than five percent (5%) of the outstanding capital stock of WCB or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%) without furnishing a copy of the report provided to Redmond National Bank’s loan committee to Venture within three (3) business days after such approval; and

(q) Since December 31, 2004, it has not and will not sell any investment securities at a gain except as necessary to provide liquidity or in accordance with past practices, without the prior written consent of Venture.

(r) It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      6.2     No Solicitation. Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, neither WCB nor Redmond National Bank, nor any of their officers, directors or other agents shall directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction. Between the date hereof and the Effective Date, WCB shall not authorize or knowingly permit any officer, director or any other person representing or retained by WCB or Redmond National Bank to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any possible Alternative Acquisition Transaction other than to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with counsel. WCB shall promptly orally notify Venture followed by written notice, of any Alternative Acquisition Transaction, whether oral or written, communicated by any Person to WCB, or any indication from any Person that such a Person is considering making any Alternative Acquisition Transaction. Each member of the Board of Directors of WCB and Redmond National Bank signing at the end of this Agreement further agrees to use his or her best efforts to obtain approval of the Agreement by the WCB shareholders and to vote his or her WCB Common Stock and any shares over which he or she has voting control in favor of the Agreement. Neither WCB nor any of its directors or officers shall be required by this Section 6.2 to violate the duties imposed by law on WCB’s directors or officers to WCB’s shareholders.
      6.3     Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB shall duly and timely file and shall and cause Redmond National Bank to duly and timely file (by the due date or any duly granted extension thereof), all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the OCC, FRB, FDIC or Washington Director and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, WCB will promptly pay and shall cause Redmond National Bank to promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.
      6.4     Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB shall use its commercially reasonable efforts (i) to preserve intact its business organization; (ii) to preserve its relationships and goodwill with its customers, employees and others having business dealings with it; and (iii) to keep available the services of its present officers, agents and employees and those of Redmond National Bank. WCB will not institute nor permit Redmond National Bank to institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.
      6.5     Best Efforts. WCB will use its commercially reasonable efforts to obtain and to assist Venture in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, FRB and Washington Director, to the transactions contemplated by this Agreement and the Plans of Merger, and, subject to receipt of a fairness opinion as set forth in Section 8.14, to obtain the approval of the shareholders of WCB to the Agreement and to the Plans of Merger. Further, WCB will use its commercially reasonable efforts to cause the members of the Board of Directors of WCB and Redmond National Bank to execute this Agreement in their individual capacities as provided for at the end of this Agreement and to cause the directors to execute the Plans of Merger in their individual capacities.

      6.6     Continuing Accuracy of Representations and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB will not take nor knowingly permit any action which would cause or constitute a breach of any of the representations or warranties of WCB or Redmond National Bank contained in this Agreement or which would cause any such representations or warranties, if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby). Promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, WCB will give detailed written notice thereof to Venture and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.
      6.7     Updating the WCB Disclosure Schedule. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB will, no later than fifteen (15) days prior to the anticipated Effective Date hereof, revise and supplement the WCB Disclosure Schedule hereto prepared by or on behalf of WCB to ensure that the WCB Disclosure Schedule remains accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of the WCB Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of WCB’s representations or warranties contained herein.
      6.8     Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB agrees to permit and cause Redmond National Bank to permit, Venture, and its employees, agents and representatives full access to the premises of WCB and Redmond National Bank on reasonable notice and to all books, files and records of WCB and Redmond National Bank, including but not limited to loan files and litigation files, and to furnish to Venture such financial and operating data and other information with respect to the business and assets of WCB and Redmond National Bank as Venture shall reasonably request.
      6.9     Proxy Statement. WCB shall provide to Venture such information and assistance as may be reasonably necessary to permit Venture to file with the SEC a registration statement covering the issuance of the Venture Shares, and to prepare a proxy statement to be used by WCB to solicit proxies from the shareholders of WCB, for a shareholder meeting at which WCB’s shareholders will be asked to consider and vote on this Agreement and the Holding Company Plan of Merger, and the transactions contemplated hereby and thereby (the “Proxy Statement”). When delivered to shareholders of WCB, the Proxy Statement will fairly describe the transaction with respect to the business, financial condition and operations of WCB, and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to WCB. WCB will promptly advise Venture in writing if, at any time prior to the Effective Date, WCB obtains Knowledge of any facts that would, in the opinion of WCB or its counsel, make it necessary to amend or supplement the Proxy Statement to make the statements therein not misleading or to comply with applicable law.
      6.10     Delivery of Reports. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB will deliver to Venture promptly upon preparation copies of:

(a) Approved minutes of meetings of WCB’s and Redmond National Bank’s shareholders, Board of Directors, and management or director committees; and

(b) Redmond National Bank’s loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof.
      6.11     Payment of Obligations. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, WCB will promptly pay and cause Redmond National Bank promptly to pay, upon receipt of billings all accounts payable, including professional fees for legal, financial and accounting services, and will maintain its assets in accordance with good business practices.
      6.12     Shareholder Meeting. WCB will call a meeting of its shareholders to consider and approve this Agreement, the Holding Company Plan of Merger, and the transactions contemplated thereby. WCB will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable Washington and federal law. Provided that the representations and warranties of Venture contained herein continue to be accurate, the WCB Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby unless, upon advice of counsel, the Board determines in good faith that its fiduciary duties otherwise require. Each WCB and Redmond National Bank director who signs this Agreement hereby agrees, in his or her individual capacity as a shareholder, and not in the capacity of a director, to vote all WCB Common Stock held or controlled by him or her for the approval of all such matters.
      6.13     Approval of Bank Plan of Merger. Promptly following execution of this Agreement, WCB will execute consent action minutes of shareholders to approve and ratify the Bank Plan of Merger.
      6.14     Title Reports. Prior to the Effective Date, WCB will provide Venture with either copies of title reports or a preliminary title report with respect to all real property owned by WCB, including other real estate owned.
      6.15     Loan Loss Reserve. Prior to the Effective Date, all loans deemed to be uncollectible by management of WCB, making such commercially reasonable determination in accordance with GAAP and regulatory accounting practices, and consistent with past practice, will be charged off on a current basis and, at the Effective Date, WCB’s consolidated loan loss reserve will comply with the representation of Section 4.24 and will meet the Loan Loss Requirement, without taking into effect any actions taken pursuant to Schedule 6.16B.
      6.16     Agreements and Plans. WCB agrees to take, or use its commercially reasonable efforts to effect, the actions set forth in Schedules 6.16A and 6.16B within the time lines set forth in such schedule.
      6.17     Arneson Employment Agreement. James F. Arneson shall execute and deliver to Venture an Employment Agreement simultaneously with the execution of this Agreement.
      6.18     Other Actions. WCB covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals for, and to otherwise take such other necessary and appropriate actions to consummate the transactions contemplated by this Agreement and the Plans of Merger.
      7.     Covenants of Venture.
      7.1     Certain Actions. Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Venture covenants, for itself and on behalf of its Subsidiaries, that:

(a) It shall not amend its articles of incorporation or bylaws or approve any amendment to the articles of incorporation or bylaws of its Subsidiaries;

(b) It shall not declare or pay any dividend (except its regular quarterly cash dividends of up to $0.08 per share and except the ordinary course payment of dividends by Venture Bank to Venture, the primary purpose of which is to fund the ongoing operations of Venture), redeem, repurchase or otherwise acquire or agree to acquire any of Venture’s capital stock (except in connection with a share repurchase program undertaken in compliance with SEC Regulation M, limited to 100,000 shares of Venture Common Stock and suspended during the period beginning one day before the Proxy Statement is first mailed to WCB shareholders and continuing through the consummation of the transactions contemplated by this Agreement); or make or commit to make any other distribution to Venture’s shareholders;

(c) It shall not engage in any activity or transaction that is other than in the ordinary course of business, including the sale of any properties, securities, servicing rights, loans or other assets, which would be reasonably expected to have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Venture or Venture Bank or adversely delay the ability of Venture, Venture Bank, WCB or Redmond National Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

(d) It shall not do any act which causes it not to remain in material compliance with the regulations, permits and orders issued by regulatory authorities having jurisdiction over its business operations; and

(e) It shall not violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business.

(f) It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
      7.2     Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Venture shall duly and timely (by the due date or any duly granted extension thereof) file all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, FRB, FDIC and the Washington Director and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Venture will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.
      7.3     Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Venture shall use its best efforts to preserve intact its business organization; to preserve its relationships and goodwill with its customers, employees and others having business dealings with it and those of Venture Bank; and to keep available the services of its present officers, agents and employees and those of Venture Bank. Venture will not, and will not permit Venture Bank to, institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.
      7.4     Best Efforts. Venture will use commercially reasonable efforts to obtain and to assist WCB in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the FRB, FDIC and the Washington Director, to the transactions contemplated by this Agreement and the Plans of Merger.
      7.5     Continuing Accuracy of Representations and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Venture will not take any action which would cause or constitute a breach of any of the representations or warranties of Venture contained in this Agreement, or which would cause any such representations or warranties, if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby). Promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Venture will give detailed written notice thereof to WCB and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.
      7.6     Updating the Venture Disclosure Schedule. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Venture will, no later than fifteen

(15) days prior to the anticipated Effective Date, revise and supplement the Venture Disclosure Schedule hereto prepared by or on behalf of Venture to ensure that the Venture Disclosure Schedule remains accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of the Venture Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Venture’s representations or warranties contained herein.
      7.7     Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Venture agrees to permit WCB and its employees, agents and representatives full access to the premises of Venture on reasonable notice and to all books, files and records of Venture, including but not limited to loan files and litigation files and to furnish to WCB such financial and operating data and other information with respect to the business and assets of Venture as WCB shall reasonably request.
      7.8     Proxy Statement. Venture will prepare or provide to WCB such assistance as may be necessary to permit WCB to prepare the Proxy Statement. When delivered to shareholders, the Proxy Statement will fairly describe the transaction with respect to the business, financial condition and operations of Venture and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to Venture. Venture will promptly advise WCB in writing if at any time prior to the Effective Date Venture shall obtain Knowledge of any facts that would, in the opinion of Venture or its counsel, make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law.
      7.9     Securities Registration. Promptly following execution of this Agreement, Venture will take all necessary and appropriate steps to register under the Securities Act the shares of Venture Common Stock to be issued to WCB shareholders under the Holding Company Plan of Merger.
      7.10     Other Actions. Venture covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Agreement and the Plans of Merger. Promptly following the execution of this Agreement, Venture will execute consent action minutes of shareholders to approve and ratify the Bank Plan of Merger.
      7.11     Appointment to Venture Board of Directors. Effective with the filing of the Holding Company Plan of Merger, the Venture and Venture Bank Boards of Directors shall by resolution, and in accordance with their respective Bylaws, appoint the WCB Directors identified in Section 3.
      7.12     Employee Matters.
      (a) From and after the Effective Time, Venture shall and shall cause Venture Bank to honor in accordance with their terms as in effect immediately before the Effective Time (i) all employee benefit or compensation obligations to current and former employees of WCB and Redmond National Bank accrued as of the Effective Time and (ii) all employment or severance agreements entered into prior to the date hereof; provided, however, that such employee benefit and compensation obligations and employment or severance agreements shall be subject to any amendment or termination thereof that may be permitted by their terms.
      (b) After the Effective Time, Venture will either continue the WCB employee benefit plans in effect at the Effective Date (provided that at renewal dates, copayments, employee contributions, deductible limits and other cost-sharing arrangements may be modified to reflect any increase in the costs of such benefits), modify the WCB employee benefits plans to provide for benefits that would, in the aggregate, be no less favorable than those provided to WCB and Redmond National Bank employees at the Effective Date, or may shift WCB and Redmond National Bank employees to the benefit programs then made available to Venture employees (the “Benefits Integration”) with credit for service with WCB and Redmond National Bank accrued prior to the Benefits Integration deemed service with Venture for eligibility and vesting purposes.

      (c) For purposes of vacation benefits, service accrued with WCB and Redmond National Bank shall be credited for determining an employee’s eligibility and length of vacation under the Venture vacation plan, and any vacation taken prior to the Benefits Integration will be subtracted under the Venture plan from the employee’s vacation entitlement for the calendar year in which the Benefits Integration occurs.
      (d) For purposes of participation in Venture bonus plans, profit sharing plans and arrangements, and similar benefits, WCB and Redmond National Bank employees shall receive credit for length of service accrued with WCB and Redmond National Bank.
      7.13     Indemnification of Directors and Officers.
      (a) From and after the Effective Time, Venture shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Venture shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and employee with a position of Senior Vice President and higher of WCB and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Venture shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Party believed to be in or not opposed to the best interests of WCB. From and for thirty-six months after the Effective Time, Venture will use its best efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance, substantially similar to that previously maintained by WCB, with respect to claims arising out of or pertaining to matters existing or occurring at or prior to the Effective Time.
      (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Venture thereof, but the failure to so notify shall not relieve Venture of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Venture shall have the right to assume the defense thereof and Venture shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Venture elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Venture and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Venture shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Venture shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Venture shall not be liable for any settlement effected without its prior written consent; and provided, further, that Venture shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
      (c) If Venture or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations set forth in this Section 7.13.
      (d) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
      7.14     Indenture. Prior to the Effective Date, Venture will have executed the supplemental indenture required by Section 11.2 of the Indenture and will have taken all other reasonable actions requested by the Indenture Trustee.
      8.     Conditions to Obligations of Venture.
      The obligations of Venture under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Venture in writing and not required by law):

8.1 Shareholder Approval. Approval of this Agreement and the Plans of Merger by the shareholders of WCB and Redmond National Bank.

8.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against Venture, WCB, or any of their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of WCB or Venture or their Subsidiaries after consummation of the Mergers; or seeking to subject the parties to this Agreement or the Plans of Merger or any of their officers or directors to any liability, fine, forfeiture or penalty on the grounds that the parties hereto or their directors or officers have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger, except such suits, actions or proceedings which in the reasonable judgment of Venture and WCB are without merit.

8.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

8.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals or waivers by FRB, FDIC and the Washington Director of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Venture or WCB, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of Venture would be materially burdensome in the context of the transactions contemplated by this Agreement, and the expiration of all regulatory waiting periods.

8.5 Compliance with Securities Laws. Receipt of an order of registration from the SEC relating to the shares of Venture Common Stock to be issued under the Holding Company Plan of Merger, and receipt of such other registration and qualification orders as may be necessary under applicable laws and regulations.

8.6 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

8.7 Corporate Documents. Receipt by Venture of:

(a) Current certificates of good standing for WCB and Redmond National Bank issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

(b) A copy, certified by each Secretary of WCB and Redmond National Bank, of resolutions adopted by the Board of Directors and shareholders of each entity approving this Agreement and the applicable Plan of Merger.

8.8 Continuing Accuracy of Representations and Warranties. Except as expressly contemplated hereby, the representations and warranties of WCB being true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date; provided that, in the case of Section 4.13, the discovery of a claim against WCB or any other obligation or liability of WCB, not previously within the knowledge of an Officer of WCB, of less than $25,000 individually or $50,000 in the aggregate shall not be deemed a breach of WCB’s representations and warranties hereunder.

8.9 Compliance with Covenants and Conditions. Compliance by WCB with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

8.10 No Adverse Changes. Between December 31, 2004 and the Effective Date, the absence of any material adverse change in the business, assets, liabilities, income, or conditions, financial or otherwise, of WCB or Redmond National Bank, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by Venture.

8.11 Equity Capital Requirements; Transaction Expenses.

8.11.1 The Tangible Equity Capital of WCB as of the Effective Date is no less than the Tangible Equity Capital Target set forth in the following table:

Effective Date	Tangible Equity Capital Target

As of August 31, 2005	$10,510,000
As of September 30, 2005	$10,630,000
As of October 31, 2005	$10,760,000
As of November 30, 2005	$10,887,000
If the Effective Date is on a day other than the last day of a calendar month, the Tangible Equity Capital Ratio shall be increased by an amount prorated on a per diem basis for such partial calendar month.

8.11.2 WCB’s Transaction Expenses shall be reasonable and shall in no event have exceeded $425,000 in the aggregate. “Transaction Expenses” means all costs, fees and expenses incurred by WCB or accrued, owed or paid by WCB to its attorneys, accountants, investment bankers, and printers for all services rendered or to be rendered in any respect in connection with the transactions contemplated by this Agreement. WCB shall have used its best efforts to cause such advisors and agents to submit their final bills for all Transaction Expenses and WCB shall have prepared and submitted to Venture a summary of all Transaction Expenses and a copy of such final bills immediately prior to the Effective Date. WCB shall have accrued and paid the amount of such Transaction Expenses as calculated above, after Venture has been given an opportunity to review all such bills and calculation. Venture shall not be liable for any Transaction Expenses.

8.12 Certificate. Receipt by Venture of a Certificate of the Chief Executive Officer and the Chief Financial Officer of WCB, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.4, 8.6, 8.8, 8.9, 8.10 and 8.11 hereof, that the average daily balance of consolidated Core Deposits for the month preceding the Effective Date shall not be less than the product of 90% and the daily average balance of Core Deposits for the month of March 2005, and such other matters with respect to the fulfillment by WCB of any of the conditions of this Agreement as Venture may reasonably request.

8.13 Tax Opinion. Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Venture, in form and substance satisfactory to Venture to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the transactions contemplated by the

Agreement and the Plans of Merger will be reorganizations within the meaning of Section 368(a) of the Code; that the parties to the Agreement and to the Plans of Merger will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by WCB, Redmond National Bank, Venture or Venture Bank as a result of the Mergers; that no taxable gain or loss will be recognized by the shareholders of WCB who exchange their WCB Common Stock for Venture Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received pursuant to Section 2.2 and for any fractional share interest in Venture Common Stock) provided, however, that in the event such counsel declines to issue such an opinion, Venture shall have the right but not the obligation to increase the number of shares issued as necessary (and correspondingly decrease the amount of cash in an amount equal to the Venture Average Closing Price for the number of additional shares issued) to cause the transaction to qualify for such tax treatment. In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letters from WCB and Venture.

8.14 Employment Agreement. James F. Arneson shall have executed an Employment Agreement with Venture.

8.15 Fairness Opinion. WCB shall have received a written fairness opinion of Keefe, Bruyette & Woods, Inc., dated as of the date of the Proxy Statement to the shareholders of WCB, confirming that the Per Share Consideration is fair from a financial point of view to the holders of WCB Common Stock.

8.16 Affiliate Letter Agreements. Venture shall have received from the affiliates of WCB the letter agreements provided for in Section 12.17 hereof.

      9.     Conditions to Obligations of WCB.
      The obligations of WCB under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by WCB in writing and not required by law):

9.1 Shareholder Approvals. Approval of this Agreement and the Plans of Merger by the shareholders of WCB and Redmond National Bank.

9.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against Venture, WCB, or their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of WCB or Venture or their Subsidiaries after consummation of the Mergers; or seeking to subject any of them or their officers or directors to any liability, fine, forfeiture or penalty on the grounds that such parties have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger.

9.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

9.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by FRB, FDIC and the Washington Director of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Venture or WCB, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of WCB would be materially burdensome in the context of the transactions contemplated by this Agreement, , and the expiration of all regulatory waiting periods.

9.5 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

9.6 Corporate Documents. Receipt by WCB of:

(a) A certificate of existence for Venture and a good standing certificate for Venture Bank issued by the appropriate governmental officer dated as of a date immediately prior to the Effective Date;

(b) A copy, certified by each Secretary of Venture and Venture Bank, of the resolutions adopted by the Board of Directors of each approving this Agreement and the respective Plan of Merger.

9.7 Continuing Accuracy of Representations and Warranties. Except as contemplated hereby, the representations and warranties of Venture being true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date; provided that, in the case of Section 5.5, the discovery of a claim against Venture or any other obligation or liability of Venture, not previously within the Knowledge of an Officer of Venture, of less than $125,000 individually or $250,000 in the aggregate shall not be deemed a breach of Venture’s representations and warranties hereunder.

9.8 Compliance with Covenants and Conditions. Venture having complied with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

9.9 No Adverse Changes. Between December 31, 2004 and the Effective Date, the absence of any material adverse change in the business, assets, liabilities, income or condition, financial or otherwise, of Venture and its Subsidiaries taken as a whole, except changes contemplated by this Agreement and such changes that may have been previously approved in writing by WCB.

9.10 Tax Opinion. Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Venture, in form and substance satisfactory to WCB to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger will be a reorganization within the meaning of Section 368(a) of the Code; that each of WCB and Venture will be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by the shareholders of WCB who exchange their WCB Common Stock for Venture Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received pursuant to Section 2.2 or for any fractional share interest in Venture Common Stock) provided, however, that in the event such counsel declines to issue such an opinion, Venture shall have the right but not the obligation to increase the number of shares issued (and correspondingly decrease the amount of cash in an amount equal to the Venture Average Closing Price for the number of additional shares issued) as necessary to cause the transaction to qualify for such tax treatment. In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letters from WCB and Venture.

9.11 Certificate. Receipt by WCB of a Certificate of the President and Chief Financial Officer of Venture, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 9.1, 9.2, 9.4, 9.5, 9.7, 9.8, and 9.9 hereof and such other matters with respect to the fulfillment by Venture of any of the conditions of this Agreement as WCB may reasonably request.

9.12 Fairness Opinion. The fairness opinion specified in Section 8.15 will have been delivered.
      10.     Closing.
      The transactions contemplated by this Agreement and the Plans of Merger will close in the office of Foster Pepper Tooze LLP at such time and on such date within seven (7) days following the satisfaction of the conditions to closing, including the expiration of any waiting period, set forth in Sections 8.4 and 9.4

(but in no event prior to September 1, 2005 unless elected by Venture in its sole discretion), as set by notice from Venture to WCB, or at such other time and place as the parties may agree.
      11. Termination.
      11.1     Procedure for Termination. This Agreement may be terminated before the Effective Date:

(a) By the mutual consent of the Boards of Directors of Venture and WCB acknowledged in writing;

(b) By Venture or WCB acting through their Boards of Directors upon written notice to the other party, if at the time of such notice the Mergers shall not have become effective by November 30, 2005 (or such later date as shall have been agreed to in writing by Venture and WCB acting through their respective Boards of Directors);

(c) By Venture, acting through its Board of Directors upon written notice to WCB, if there has been a material misrepresentation or material breach on the part of WCB in its representations, warranties or covenants set forth herein or if there has been any material failure on the part of WCB to comply with its obligations hereunder which misrepresentation, breach or failure is not cured within thirty (30) days notice to WCB of such misrepresentation, breach or failure; or by WCB, acting through its Board of Directors upon written notice to Venture, if there has been a material misrepresentation or material breach by Venture in its representations, warranties or covenants set forth herein or if there has been a material failure on the part of Venture to comply with its obligations hereunder which misrepresentation, breach or failure is not cured within thirty (30) days notice to Venture of such misrepresentation, breach or failure; or

(d) By WCB, if its Board of Directors determines in good faith (after consultation with Graham & Dunn PC) that such action is required in order for the directors to comply with their respective fiduciary duties under applicable law.

(e) Subject to the provisions of Section 11.1(f), by WCB, if (1) there has been a Significant Decline in the price of Venture Common Stock, measured as the Venture Average Closing Price, (2) such decline is not proportionate relative to the Index Group, (3) WCB delivers written notice to Venture of its intention to terminate this Agreement within forty-eight (48) hours following the fifth Business Day prior to the Effective Date and (4) Venture does not elect to pursue a Price Adjustment as set forth below; provided, however, that, if Venture effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Venture Average Closing Price is determined, the provisions of this Section 11.1(e) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of WCB. For purposes hereof, the following terms have the following meanings:

(i) “Final Average Price” means, with respect to any company belonging to the Index Group, its average Final Price over the twenty Business Days through and including the fifth Business Day prior to the Effective Date.

(ii) “Final Index” means the sum of the Final Average Price for each company comprising the Index Group divided by the number of companies in the Index Group.

(iii) “Final Price” means, with respect to any company in the Index Group, the daily closing sales price of a share of common stock of such company, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is publicly traded.

(iv) “Index Group” means the 15 financial institutions listed on Exhibit D, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the date of this Agreement and ending on the fifth Business Day prior to the Effective Date. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the fifth Business Day prior to the Effective Date, such company will be removed from the Index Group for the purposes of determining the Initial Index and the Final Index.

(iv) “Initial Index” means 22.10, which is the sum of each per share closing price of the common stock of each company comprising the Index Group divided by the number of companies in the Index Group, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is publicly traded on March 4, 2005, which amount may be adjusted as set forth above in the definition of “Index Group.”

(v) A decline is not “proportionate relative to the Index” if the quotient obtained by dividing the Venture Average Closing Price by $21.50 is less than the difference between quotient obtained by dividing the Final Index by the Initial Index (the “Index Quotient”) and subtracting 0.15 from the Index Quotient.

(vi) “Significant Decline” shall be deemed to have occurred if the Venture Average Closing Price is less than $17.20.

(vii) “Venture Average Closing Price” means the average (to the nearest hundredths) Sales Price of Venture Common Stock over the twenty Trading Days through and including the fifth Business Day prior to the Effective Date.

(f) If WCB provides written notice to Venture in accordance with Section 11.1(e), then within two Business Days of Venture’s receipt of such notice, Venture may elect by written notice to WCB to adjust the Total Stock Amount (a “Price Adjustment”) such that the Per Share Consideration shall at least be equal to the Per Share Consideration a holder of WCB Common Stock would have received had the Venture Average Closing Price been the lesser of (a) $17.20 or (b) the product of (i) $21.50 and (ii) the Index Quotient less 0.15. At Venture’s election, Venture may adjust both the Per Share Stock Consideration and the Per Share Cash Consideration to achieve the same result as the Price Adjustment. If Venture makes such election to make the Price Adjustment, no termination will occur pursuant to Section 11.1(e), and this Agreement will remain in effect according to its terms (except as the Per Share Stock Consideration and/or the Per Share Cash Consideration, as the case may be, have been supplemented).
      11.2     Effect of Termination.
      11.2.1     In the event this Agreement is terminated pursuant to Section 11.1(a) or 11.1(b), 11.1(e) or pursuant to any other provision hereof other than those provided for in Section 11.2.2 and 11.2.3, this Agreement shall become wholly void and of no further force and effect and there shall be no liability on the part of any party or its respective Board of Directors as a result of such termination or abandonment.
      11.2.2     If this Agreement is terminated by Venture (a) pursuant to Section 11.1(c) or by WCB pursuant to Section 11.1(d), or (b) after WCB’s Board of Directors has failed to recommend to its shareholders the approval of the Holding Company Merger or has modified, withdrawn or changed in a manner adverse to Venture its recommendation to the shareholders to approve the Holding Company Merger, then WCB agrees to pay to Venture, due to direct and indirect expenses incurred by Venture, a fee of $250,000 (the “Termination Fee”). If, prior to December 31, 2006, WCB enters into an Alternative Acquisition Transaction and such Alternative Acquisition Transaction had been proposed prior to the date of the WCB shareholder meeting, and if, at the time of WCB’s shareholder meeting there was no material failure by Venture to comply with the covenants set forth in Section 7 and Sections 9.7 and 9.9, then WCB will, within thirty (30) days after Venture’s request, pay Venture the sum of $1,000,000 (reduced by any amounts paid or payable pursuant to the first sentence of this paragraph). This Section 11.2.2 shall be the sole remedy in favor of Venture for termination of this Agreement pursuant to the sections named in the first sentence, and Venture specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Venture.

      11.2.3     If this Agreement is terminated by WCB pursuant to Section 11.1(c), then Venture agrees to pay to WCB the Termination Fee. This Section 11.2.3 shall be the sole remedy in favor of WCB for termination of this Agreement pursuant to the sections named in the first sentence, and WCB specifically waives the protections of any other legal or equitable remedies that otherwise might be available to WCB.
      11.3     Documents from WCB. In the event of termination of this Agreement, Venture will promptly deliver to WCB all originals and copies of documents and work papers obtained by Venture from WCB, whether so obtained before or after the execution hereof, and will not use any information so obtained, and will not disclose or divulge such information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process; and provided further that Venture shall not be obligated to treat as confidential any such information which is publicly available or readily ascertainable from public sources, or which was known to Venture at the time that such information was disclosed to it by WCB or which is rightfully received by Venture from a third party. The obligations arising under this Section 11.3 shall survive any termination or abandonment of this Agreement.
      11.4     Documents from Venture. In the event of termination of this Agreement, WCB will promptly deliver to Venture all originals and copies of documents and work papers obtained by WCB from Venture, whether so obtained before or after the execution hereof, and will not use, disclose or divulge any information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law, regulation or judicial or regulatory process; and provided further, WCB shall not be obligated to treat as confidential any information which is publicly available or readily ascertainable from public sources, or which was known to WCB at the time that such information was disclosed to it by Venture or which is rightfully received by WCB from a third party. The obligations arising under this Section 11.4 shall survive any termination or abandonment of this Agreement.
      12.     Miscellaneous Provisions.
      12.1     Amendment or Modification. Prior to the Effective Date, this Agreement and the Plans of Merger may be amended or modified, either before or after approval by the shareholders of WCB and Venture, only by an agreement in writing executed by the parties hereto upon approval of their respective Boards of Directors; provided, however, that no such amendment or modification shall decrease the amount or modify the form of consideration to be received by the WCB shareholders pursuant to the Holding Company Plan of Merger without the approval of the WCB shareholders, except as provided in the Holding Company Plan of Merger.
      12.2     Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 12.2 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 12.2 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plans of Merger.
      12.3     Confidentiality. Each party shall use the non-public information that it obtains from the other parties to this Agreement solely for the effectuation of the transactions contemplated by this Agreement and the Plans of Merger or for other purposes consistent with the intent of this Agreement and shall not use any such information for other purposes, including but not limited to the competitive detriment of the other parties. Each party shall maintain strictly confidential all non-public information it receives from the other parties and shall, upon termination of this Agreement prior to the Effective Date, return such information in accordance with Sections 11.3 and 11.4 hereof. The provisions of this Section 12.3 shall not prohibit the use of information consistent with the provisions of Sections 11.3 and 11.4 or prohibit disclosure of information to the parties’ respective counsel, accountants, tax advisors, and consultants, provided that those persons also agree to maintain such information confidential in accordance with this Section 12.3 and Sections 11.3 and 11.4 hereof.
      12.4     Waivers and Extensions. Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plans of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.
      12.5     Expenses. Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plans of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.
      12.6     Financial Advisors. Each of Venture and WCB is solely responsible for the payment of its own financial advisor fees.
      12.7     Binding Effect, No Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.
      12.8     Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall expire as of the Effective Date.
      12.9     Remedies. Except for claims based upon fraud of the parties or their representatives, the only remedy available to any party hereunder is for amounts payable pursuant to Section 11.2.
      12.10     No Benefit to Third Parties. Except for Sections 7.11, 7.12 and 7.13, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof. Claims of WCB shareholders receiving Venture Common Stock are limited to their rights under applicable federal and state securities law. Representations, warranties and covenants of Venture herein are for the benefit of WCB only and expire as of the Effective Date.
      12.11     Notices. Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile to the respective parties at their addresses or facsimile numbers set forth below:
      If to Venture:

Venture Financial Group, Inc.
721 College Street
PO Box 3800
Lacey, WA 98509
Attn: Ken F. Parsons, Sr.
Fax: (360) 412-2120

Copies of Notices to Venture to:

Kenneth E. Roberts
Foster Pepper Tooze LLP
601 SW Second Avenue, Suite 1800
Portland, OR 97204
Fax: (800) 601-9234

      If to WCB:

Washington Commercial Bancorp
15801 NE 85th Street
Redmond, WA 98052
Attn: James F. Arneson
Fax: (425) 883-1767
      Copies of Notices to WCB to:

Stephen M. Klein
Graham & Dunn PC
Pier 70
2801 Alaskan Way, Suite 300
Seattle, WA 98121
Fax: (206) 340-9599
      Any party from time to time may change such address or facsimile number by so notifying the other parties hereto of such change, which address or number shall thereupon become effective for purposes of this Section 12.11.
      12.12     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.
      12.13     Entire Agreement. This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the Mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.
      12.14     Headings. The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.
      12.15     Counterparts. At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.
      12.16     Non-Competition; Non-Solicitation. Except as may be consented to in writing by Venture, each non-employee member of the Board of Directors of WCB and Redmond National Bank signing at the end of this Agreement agrees that he or she will not directly or indirectly, for a period of two years following his or her service on the Board of Directors of WCB or Redmond National Bank: (i) solicit, influence, or otherwise contact any customer of the Venture or Venture Bank or assist anyone in the solicitation, influencing or contacting of any customer of Venture or Venture Bank for the purpose of causing, encouraging, or attempting to cause or encourage such customer to divert its current, ongoing, or future business from Venture or Venture Bank; (ii) solicit (including the disclosure to any third party of the names, backgrounds or qualifications of any Venture or Venture Bank employees or the identification of such employees as potential candidates for employment, except for acting as a reference upon the request of any such employee) any employee to leave his or her employment with Venture or Venture Bank; (iii) serve as a director (including advisory, honorary or otherwise), founder, incorporator, organizer, officer or employee of any insured depository or its parent company with branches in King County, Washington other than Venture or Venture Bank; or (iv) own more than three percent of the stock of an insured depository or its parent company with its headquarters in eastern King County, Washington or with more than 50% of its deposits in branches in eastern King County, Washington (for the purposes of this Section 12.16, eastern King County includes without limitation the Redmond and Issaquah areas). For purposes hereof, any stock received by will, trust, gift or the laws of intestacy after the date of this Agreement shall be excluded from the ownership restriction.
      12.17     Venture Trading Information. Venture agrees to deliver to WCB or its counsel weekly reports of trading activity (including date of trade, number of shares and sale price) in Venture’s common stock. During the period of the twenty Trading Days ending on the fifth Business Day prior to the Effective Date, Venture will provide daily reports.
      12.18     Restrictions On Transfer. Venture will not deliver any Venture Common Stock to any shareholder who, in the opinion of counsel for Venture, is or may be an “affiliate” (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of WCB, except upon receipt by Venture of a letter substantially in the form attached as Exhibit C from that shareholder to comply with Rule 145 as promulgated by the SEC, in a form reasonably acceptable to its counsel.
      12.19     Material Change. As used in this Agreement, a “material adverse effect” or “material adverse change” means, with respect to Venture or WCB, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Venture and its Subsidiaries taken as a whole or WCB and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either Venture or WCB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a material adverse effect or change shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, and (d) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect Venture and its Subsidiaries or WCB and its Subsidiaries, as the case the may be.

      IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.

VENTURE FINANCIAL GROUP, INC.		WASHINGTON COMMERCIAL BANCORP

By:	/s/ Ken F. Parsons, Sr.	By:	/s/ James F. Arneson

	Ken F. Parsons, Sr. President and Chief Executive Officer		James F. Arneson President and Chief Executive Officer

By:	/s/ Leigh A. Baxter	By:	/s/ Beverly A. Galpin

	Leigh A. Baxter Secretary		Beverly A. Galpin Secretary

VENTURE BANK		REDMOND NATIONAL BANK

By:	/s/ Ken F. Parsons, Sr.	By:	/s/ James F. Arneson

	Ken F. Parsons, Sr. President and Chief Executive Officer		James F. Arneson President and Chief Executive Officer

By:	/s/ Leigh A. Baxter	By:	/s/ Beverly A. Galpin

	Leigh A. Baxter Secretary		Beverly A. Galpin Secretary
(Continued on Next Page)
SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION
DATED APRIL 21, 2005

      The undersigned members of the Board of Directors of WCB and Redmond National Bank execute this Agreement for the limited purposes of Sections 6.2, 6.5, 6.12, 12.16, and 12.18.

/s/ Keith W. Brewe

Keith W. Brewe

/s/ James E. Cumming

James E. Cumming

/s/ Beverly A. Galpin

Beverly A. Galpin

/s/ Ronald B. Douglass

Ronald B. Douglass

/s/ James F. Arneson

James F. Arneson

/s/ Andrew Fallat

Andrew Fallat

/s/ Jay Vander Pol

Jay Vander Pol

/s/ Steve Engstrom

Steve Engstrom
SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION
DATED APRIL 21, 2005

Exhibit A
Holding Company Plan of Merger

Exhibit B
Bank Plan of Merger

Exhibit C
Affiliate Agreement

Exhibit D
Index

APPENDIX B
HOLDING COMPANY PLAN OF MERGER
      This Holding Company Plan of Merger (the “Plan of Merger”) is dated                     , 2005, and is by and between Venture Financial Group, Inc. (“Venture”), a Washington corporation, and Washington Commercial Bancorp (“WCB”), a Washington corporation.
RECITALS
      A. The Board of Directors and shareholders of each of Venture and WCB has approved this Plan of Merger and authorized its execution and the performance of all of its respective obligations hereunder.
      B. This Plan of Merger is part of an Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of April 21, 2005, by and among Venture, Venture Bank (Venture’s wholly owned subsidiary bank), WCB and Redmond National Bank (WCB’s wholly owned subsidiary bank), which Reorganization Agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters relative to the merger contemplated by this Plan of Merger. Capitalized terms that are used but not defined in this Plan of Merger are used as defined in the Reorganization Agreement.
      C. At or prior to the date the Merger (defined below) becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.
AGREEMENT
      In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:
      1.     EFFECTIVE DATE AND TIME. This Plan of Merger shall be effective at 11:59 p.m. (the “Effective Time”) on                     , 2005 (the “Effective Date”).
      2.     MERGER. At the Effective Time, WCB shall merge with and into Venture (the “Merger”), and Venture will be the surviving corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Venture Financial Group, Inc.”
      3.     ARTICLES OF INCORPORATION, BYLAWS AND DIRECTORS. Until altered, amended or repealed, at the Effective Time, Venture’s articles of incorporation and bylaws as in effect immediately prior to the Effective Time shall be the Surviving Corporation’s articles of incorporation and bylaws. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, Venture’s directors shall be, as of the Effective Time, the individuals identified on Appendix A hereto. At the 2006 annual meeting of shareholders of Venture, subject to eligibility and the board members’ fiduciary duties, James F. Arneson will be nominated and recommended for placement in the class of directors with terms to expire in 2008 and Keith W. Brewe will be nominated and recommended for placement in the class of directors with terms to expire in 2007.
      4.     EFFECT OF MERGER.
      4.1 Until changed by the Surviving Corporation’s Board of Directors, at the Effective Time all corporate acts, plans, policies, contracts, approvals and authorizations of Venture and WCB, and their shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Venture and WCB prior to the Effective Time.
      4.2 At the Effective Time, the corporate existence of Venture and WCB shall, as provided by Washington law, be merged into and continued in the Surviving Corporation, and the separate existence of WCB shall terminate. All rights, franchises and interests of WCB in and to every type of property

(whether real, personal, tangible or intangible) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer, and the Surviving Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Venture and WCB, respectively, prior to the Effective Time.
      4.3 At the Effective Time, the liabilities of Venture and WCB shall become the Surviving Corporation’s liabilities, and all debts, liabilities, and contracts of Venture and WCB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Venture and WCB, shall be those of the Surviving Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.
      5.     CAPITALIZATION OF VENTURE. The present authorized capital of Venture consists of 200,000 shares of undesignated preferred stock without par value, of which no shares are issued or outstanding, and 30,000,000 shares of common stock without par value, of which                      shares are issued, outstanding and fully paid (“Venture Common Stock”). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive Venture securities.
      6.     CAPITALIZATION OF WCB. The present authorized capital of WCB consists of 1,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued or outstanding, and 3,000,000 shares of common stock without par value, of which                      shares are issued, outstanding and fully paid (“WCB Common Stock”). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive WCB securities.
      7.     EXCHANGE OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any party or any shareholder, the following shall occur:

7.1 Venture Common Stock. Each share of Venture Common Stock outstanding immediately prior to the Merger shall remain outstanding.

7.2 Merger Consideration; WCB Common Stock.

(a) Each outstanding share of WCB Common Stock (other than Dissenting Shares) shall, subject to the limitations set forth herein, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section , either: (i) a number of shares of Venture Common Stock equal to the Per Share Stock Consideration, or (ii) cash in an amount equal to the Per Share Consideration (the “Per Share Cash Consideration”).

(b) For purposes of this Agreement:

“Aggregate Consideration” shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

“Exchangeable Shares” means the aggregate number of shares of WCB Common Stock issued and outstanding immediately prior to the Effective Time, which shall equal the sum of (x) 555,758 and (y) the number of shares of WCB Common Stock issued upon the exercise of outstanding WCB Options after the date of this Agreement and prior to the Effective Time.

“Per Share Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Exchangeable Shares.

“Per Share Stock Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Venture Average Closing Price.

“Total Cash Amount” shall mean the sum of (x) $12,226,676 and (y) the product obtained by multiplying $22.00 ($44.00 multiplied by 0.50) by the by the number of shares of WCB Common Stock issued upon the exercise of outstanding WCB Options after the date of this Agreement and prior to the Effective Time, less any adjustment that may be required pursuant to Section 2.1.7 of the Reorganization Agreement.

“Total Stock Amount” shall mean the sum of (x) 568,683 shares of Venture Common Stock and (y) the product obtained by multiplying 1.0233 (2.0465 multiplied by 0.50) by the number of shares of WCB Common Stock issued upon the exercise of outstanding WCB Options after the date of this Agreement and prior to the Effective Time.

“Total Stock Consideration” shall mean the product obtained by multiplying (x) the Total Stock Amount and (y) the Venture Average Closing Price.

7.3 WCB Stock Options.

(a) As of the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any holder of any such option, each outstanding option to acquire WCB Common Stock (each a “WCB Option”) shall be automatically converted into an option to purchase Venture Common Stock (each, a “Converted Option”) as follows: (i) the number of shares of Venture Common Stock issuable upon exercise of the Converted Option shall be equal to the product of (A) the number of shares of WCB Common Stock issuable upon exercise of the WCB Option, and (B) 2.0465; and (ii) the exercise price per share of Venture Common Stock shall be equal to the result of (A) the exercise price of the WCB Option, divided by (B) 2.0465. Other than with respect to certain WCB Options contractually required to become fully vested upon a change of control of WCB, all other terms and conditions of the Converted Options shall remain the same as the terms and conditions of the WCB Options. With respect to any WCB Option that is an incentive stock option within the meaning of Section 422 of the Code, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Venture shall, as of the Effective Time, assume the obligations of WCB under all plans and agreements pursuant to which a WCB Option has been issued (the “WCB Stock Plans”) and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Venture Common Stock for delivery upon exercise of the Converted Options. Venture shall cause the registration of the shares of Venture Common Stock subject to the Converted Options to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of Venture Common Stock subject to the Converted Options no later than the ten days after the Effective Date; and, thereafter, Venture shall deliver to holders of Converted Options any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options remain outstanding.
      8.     NO FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Venture Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued. Instead, Venture will pay to each holder of WCB Common Stock who would otherwise be entitled to a fractional share of Venture Common Stock an amount in cash (without interest) determined by multiplying such fraction by the closing price for Venture Common Stock on the Effective Date.
      9.     EXCHANGE PROCEDURES.
      9.1 Prior to the Effective Date, Venture shall appoint the Exchange Agent for the purpose of exchanging certificates representing shares of WCB Common Stock for Venture Common Stock and/or cash. On or prior to the Effective Date, Venture will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Venture Common Stock issuable and a sufficient amount of cash payable in the Holding Company Merger.

      9.2 As soon as practicable after the Effective Date, the Exchange Agent will send written notice to each record holder of certificates representing shares of WCB Common Stock who had not previously submitted an Election Statement, of the closing of the Holding Company Merger.
      9.3 Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of WCB Common Stock (“Old Certificates”), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date, deliver to each holder of such surrendered Old Certificates new certificates, if any, representing the appropriate number of shares of Venture Common Stock (“New Certificates”), together with checks for payment of cash, if any, to be issued in respect of the Old Certificates.
      9.4 Until Old Certificates have been surrendered and exchanged for New Certificates or cash as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Venture to be shares of Venture Common Stock to the extent they are entitled to be exchanged for New Certificates. No dividends or other distributions which are declared on Venture Common Stock into which shares of WCB Common Stock have been converted after the Effective Date, will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.
      9.5 Any Venture Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 9 at the end of twelve months from the Effective Date shall be returned to Venture, in which event the persons entitled thereto shall look only to Venture for payment thereof.
      9.6 Notwithstanding anything to the contrary set forth in this Agreement, if any holder of WCB Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, at the sole option of Venture or the Exchange Agent, an indemnity bond together with a surety, each in a form and substance reasonably satisfactory to Venture and the Exchange Agent.
      9.7 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Venture Common Stock or WCB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Venture Common Stock for the account of the persons entitled thereto.
      10.     ELECTION AND ALLOCATION PROCEDURES.
      10.1 An election statement permitting each holder of WCB Common Stock the ability to elect consideration pursuant to Section 10.2 and subject to 10.5 (the “Election Statement”) shall be mailed with the Proxy Statement on the date of mailing of the Proxy Statement to each holder of record of WCB Common Stock as of record date for the WCB Meeting (the “Record Date”).
      10.2 Each Election Statement shall permit the holder to (a) elect to receive (1) the Per Share Stock Consideration in respect of all of such holder’s WCB Common Stock (“Stock Election Shares”); (2) the Per Share Cash Consideration in respect of all of such holder’s WCB Common Stock (“Cash Election Shares”); or (3) the Per Share Stock Consideration in respect of that portion of such holder’s shares of WCB Common Stock equal to the Stock Percentage, rounded to the nearest whole share (the “Mixed Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s shares of WCB Common Stock equal to the Cash Percentage, rounded to the nearest whole share (the “Mixed Cash Shares,” and together with the Mixed Stock Shares, the “Mixed Election Shares”); or (b) to make no election with respect to such holder’s WCB Common Stock (“No Election Shares”). Any WCB Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Statement on or before 5:00 p.m., Pacific Time, on the date prior to the Determination Date (or such other time and date as Venture and WCB may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

      “Cash Percentage” means the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of WCB Common Stock outstanding as of the close of business on the Determination Date.
      “Stock Percentage” means the amount equal to one (1) minus the Cash Percentage.
      10.3 Venture shall make available one or more Election Statements as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of WCB Common Stock between the Election Statement Record Date and the close of business on the business day prior to the Election Deadline, and WCB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
      10.4 Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline. Any Election Statement may be revoked or changed by the person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Venture regarding such matters shall be binding and conclusive. Neither Venture nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Proposed Dissenting Shares submits an Election Statement, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Statement, and the Proposed Dissenting Shares shall be converted in accordance with Section 12.
      10.5 Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Venture shall cause the Exchange Agent to effect the allocation among the holders of WCB Common Stock of rights to receive Venture Common Stock or cash in the Holding Company Merger in accordance with the Election Statements as follows:

(1) Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Holding Company Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

(i) all Mixed Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(ii) all Proposed Dissenting Shares shall be deemed, for the purposes of Section 10.5(1), to be converted into the right to receive the Per Share Cash Consideration;

(iii) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(iv) the Cash Election Shares that are not Stock Designated Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

(2) Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:

(i) all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

(ii) all Proposed Dissenting Shares shall be deemed, for the purposes of Section 10.5(2), to be converted into the right to receive the Per Share Cash Consideration;

(iii) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(iv) the Stock Election Shares and the No Election Shares that are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

(3) Cash Election Shares, Proposed Dissenting Shares and Mixed Cash Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Holding Company Merger of the Cash Election Shares, Proposed Dissenting Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares, and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Proposed Dissenting Shares shall be converted in accordance with Section 12.
      10.6 The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by Venture and reasonably satisfactory to WCB.
      11.     ANTI-DILUTION PROVISION. If Venture changes or proposes to change the number of shares of Venture Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Venture Common Stock, or exchanges Venture Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefore shall be prior to the Effective Date, the Total Stock Amount shall be proportionately adjusted.
      12.     DISSENTERS’ RIGHTS. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Date, has not effectively withdrawn or lost his or her dissenters’ rights under RCW 23B.13 (the “Appraisal Laws”) shall not be converted into or represent a right to receive Venture Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Venture Common Stock (based on the Per Share Stock Consideration) without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his or her WCB Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Venture, but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws.
      13.     SHAREHOLDER APPROVAL. This Plan of Merger has been ratified and approved by the shareholders of WCB at a meeting called and held in accordance with the applicable provisions of law and WCB’s articles of incorporation and bylaws. Each of Venture and WCB have procured all other consents and approvals, taken all other actions, and satisfied all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.
      14.     CONDITIONS TO THE MERGER. All conditions precedent to the effectiveness of this Plan of Merger as set forth in the Reorganization Agreement have been satisfied or waived.

      IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

VENTURE FINANCIAL GROUP, INC.		WASHINGTON COMMERCIAL BANCORP

By:		By:

	Ken F. Parsons Sr., President and Chief Executive Officer		James F. Arneson President and Chief Executive Officer

By:		By:

	Leigh A. Baxter Secretary		Beverly A. Galpin Secretary

Appendix A
Directors

APPENDIX C
July 12, 2005
The Board of Directors
Washington Commercial Bancorp
15801 NE 85th Street
Redmond, WA 98052
Members of the Board:
      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Washington Commercial Bancorp (“Acquiree”) of the consideration offered in the proposed merger (the “Merger”) of Venture Financial Group (“Acquiror”) and Acquiree, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 21, 2005, between Acquire and Acquiror (the “Agreement”). Pursuant to the terms of the Agreement and specifically described in Sections 2.1.4 and 2.1.5 of the Agreement, at the Effective Time, each outstanding share of Acquiree common stock, will be converted into and exchangeable for the right to receive (i) a number of Acquiror common stock equal to the Per Share Stock Consideration or (ii) cash in an amount equal to the Per Share Cash Consideration. Capitalized terms not otherwise defined herein shall have the same meaning attributed to them in the Agreement.
      Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Acquiree and Acquiror, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Acquiree and Acquiror for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Acquiree. We have acted exclusively for the Board of Directors of Acquire in rendering this fairness opinion and will receive a fee from Acquiree for our services.
      In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Acquiree and Acquiror and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and regulatory filings for the three years ended December 31, 2004 of Acquiree and Acquiror; (iii) certain interim reports to stockholders and regulatory filings of Acquiree and Acquiror and certain other communications from Acquiree to its stockholders; and (iv) other financial information concerning the businesses and operations of Acquiree furnished to us by Acquiree for purposes of our analysis.
Keefe, Bruyette & Woods • 101 California Street • Suite 3700 • San Francisco, CA 94111
Corporate Finance 877.520.8569 • Equity 800.345.3053 • Fixed Income 877.778.5330

C-1

     We have also held discussions with senior management of Acquiree regarding the past and current business operations, regulatory relations, financial condition and future prospects of Acquiree and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial information for Acquiree and Acquiror with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.
      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Acquiree as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managment. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Acquiree is adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Acquiree or Acquiror, nor have we examined any individual credit files.
      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Acquiree and Acquiror; (ii) the assets and liabilities of Acquiree and Acquiror; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

C-2

APPENDIX D
WASHINGTON DISSENTERS’ RIGHTS STATUTE
Chapter 23B.13 RCW
RCW 23B.13.010. Definitions.
      As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.
RCW 23B.13.020. Right to dissent.
      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.
      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.
RCW 23B.13.030. Dissent by nominees and beneficial owners.
      (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.
      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
RCW 23B.13.200. Notice of dissenters’ rights.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
      (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.
RCW 23B.13.210. Notice of intent to demand payment.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.
RCW 23B.13.220. Dissenters’ rights — Notice.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.
      (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.
RCW 23B.13.230. Duty to demand payment.
      (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.
      (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.
      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.
RCW 23B.13.240. Share restrictions.
      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.
      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.
RCW 23B.13.250. Payment.
      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.
RCW 23B.13.260. Failure to take action.
      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.
      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.
RCW 23B.13.270. After-acquired shares.
      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.
RCW 23B.13.280. Procedure if shareholder dissatisfied with payment or offer.
      (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300. Court action.
      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.
      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.
RCW 23B.13.310. Court costs and counsel fees.
      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.
      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.
      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      As a Washington corporation, Venture is subject to the provisions of the Washington Business Corporation Act (the “WBCA”). The WBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	the individual acted in good faith;

•	in the case of conduct in the individual’s official capacity with the corporation, that the individual reasonably believed that his or her conduct was in the corporation’s best interests;

•	in all other cases, the individual reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Venture’s articles of incorporation do not limit the statutory right to indemnification.
      Under the WBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.
      The WBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for the following egregious conduct:

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived a personal benefit to which the person is not legally entitled.
      Except for egregious conduct, Venture’s articles of incorporation provide that Venture will indemnify our directors against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Venture’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In the case of proceedings by a federal banking agency, Venture will indemnify and advance expenses to the extent permitted and manner prescribed by applicable laws or regulations.
      Venture’s articles of incorporation limit personal liability of our directors for their conduct as directors except for egregious conduct. Venture’s board may, by resolution, extend the indemnification and limitation of liability provisions in the articles of incorporation to officer of the corporation.

Item 21.	Exhibits and Financial Statement Schedules
      (a) The exhibits are listed on the Exhibit Index immediately following the signature page.
      (b) Not Applicable.
      (c) The opinion of Keefe, Bruyette & Woods, Inc. is attached as Appendix C to the proxy statement/ prospectus in Part I of this Registration Statement.

Item 22.	Undertakings
      (a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington, on July 11, 2005.

VENTURE FINANCIAL GROUP, INC.

By:	/s/ Ken F. Parsons, Sr.

Ken F. Parsons, Sr.
President and CEO
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Ken F. Parsons, Sr. Ken F. Parsons, Sr.	Director, CEO and President (principal executive, financial and accounting officer)	Date: July 11, 2005

By:	/s/ Lowell E. Bridges* Lowell E. (Sonny) Bridges	Director	Date: July 11, 2005

By:	/s/ Linda E. Buckner* Linda E. Buckner	Director	Date: July 11, 2005

By:	Jewell C. Manspeaker	Director	Date: June , 2005

By:	/s/ Patrick L. Martin* Patrick L. Martin	Director	Date: July 11, 2005

By:	/s/ A. Richard Panowicz* A. Richard Panowicz	Director	Date: July 11, 2005

By:	/s/ Lawrence J. Schorno* Lawrence J. Schorno	Director	Date: July 11, 2005

*By:	/s/ Ken F. Parsons, Sr. Ken F. Parsons, Sr., Attorney-in-Fact*

EXHIBIT INDEX

Exhibit
No.		Description and Method of Filing

2.1		Agreement and Plan of Reorganization between Venture, Venture Bank, Washington Commercial Bancorp and Redmond National Bank dated March 13, 2003 (incorporated by reference to Appendix A of the joint proxy statement/ prospectus included in this Registration Statement)

3.1		Articles of Incorporation of Venture, as amended and restated (incorporated by reference to Venture’s Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005)

3.2		Bylaws of Venture (incorporated by reference to Exhibit 3(b) to Venture’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002)

5.1		Opinion of Foster Pepper Tooze LLP regarding the legality of the shares of common stock being registered

8.1		Tax Opinion of Foster Pepper Tooze LLP

10	.1*	Employment Agreement for James F. Arneson

23.1		Consent of Moss Adams LLP, Independent Registered Public Accounting Firm

23.2		Consent of McGladrey & Pullen LLP, Independent Registered Public Accounting Firm

23.3		Consent of Keefe, Bruyette & Woods, Inc.

23.4		Consent of Foster Pepper Tooze LLP (included in its Exhibits 5.1 and 8.1)

99.1		Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix C to this Registration Statement)

99.2		Election Form to be mailed to shareholders of Washington Commercial Bancorp

99.3		Form of Washington Commercial Bancorp Proxy

99	.4*	Consent of James F. Arneson pursuant to Rule 438

99	.5*	Consent of Keith W. Brewe pursuant to Rule 438

*	Previously filed.